EXHIBIT 1

REPORT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE SHAREHOLDERS OF LLOYDS BANKING GROUP PLC

In our opinion, the accompanying consolidated income statement, consolidated statement of comprehensive income, consolidated balance sheet, consolidated statement of changes in equity and consolidated cash flow statement present fairly, in all material respects, the financial position of Lloyds Banking Group plc and its subsidiaries (the Company) at 31 December 2009 and 2008 and the results of their operations and cash flows for each of the three years in the period ended 31 December 2009, in conformity with International Financial Reporting Standards (IFRSs) as issued by the International Accounting Standards Board (IASB). Also, in our opinion the Company maintained, in all material respects, effective internal control over financial reporting as of 31 December 2009, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organisations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the Management Report on Internal Control over Financial Reporting. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorisations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorised acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As described in Corporate governance – Management report on internal control over financial reporting, found on page 128 of the Group’s 2009 Annual Report on Form 20-F filed on 13 May 2010, management’s assessment of and conclusion on the effectiveness of internal control over financial reporting as of 31 December 2009 excludes internal controls over the HBOS plc business which was acquired in a purchase business combination on 16 January 2009, except for controls over certain assets where the progress of integration with the Company’s assets made it possible for these to be included. We have also excluded HBOS plc from our audit of internal control over financial reporting, except for controls over certain assets where the progress of integration with the Company’s assets made it possible for these to be included. The HBOS plc business which has not been included represented approximately 49 per cent of the Company’s total income and 56 per cent of the Company’s total assets for the year ended 31 December 2009.

PricewaterhouseCoopers LLP
Edinburgh, United Kingdom

22 December 2010

CONSOLIDATED INCOME STATEMENT
for the year ended 31 December 2009

		2009		2008[1]		2007[1]
	Note	£ million		£ million		£ million
Interest and similar income		28,238		17,569		16,874
Interest and similar expense		(19,212)		(9,851)		(10,775)
Net interest income	5	9,026		7,718		6,099
Fee and commission income		4,254		3,231		3,224
Fee and commission expense		(1,517)		(694)		(600)
Net fee and commission income	6	2,737		2,537		2,624
Net trading income	7	19,098		(9,186)		3,123
Insurance premium income	8	8,946		5,412		5,430
Other operating income	9	5,490		528		942
Other income		36,271		(709)		12,119
Total income		45,297		7,009		18,218
Insurance claims	10	(22,019)		2,859		(7,522)
Total income, net of insurance claims		23,278		9,868		10,696
Operating expenses	11	(15,984)		(6,100)		(5,568)
Trading surplus		7,294		3,768		5,128
Impairment	12	(16,673)		(3,012)		(1,796)
Share of results of joint ventures and associates	13	(752)		4		10
Profit on sale of businesses	9	—		—		657
Gain on acquisition	14	11,173		—		—
Profit before tax		1,042		760		3,999
Taxation	15	1,911		38		(679)
Profit for the year		2,953		798		3,320
Profit attributable to minority interests		126		26		32
Profit attributable to equity shareholders		2,827		772		3,288
Profit for the year		2,953		798		3,320
Basic earnings per share	16	7.5	p	6.7	p	28.9	p
Diluted earnings per share	16	7.5	p	6.6	p	28.7	p

The accompanying notes are an integral part of the consolidated financial statements.

1     Restated for IFRS 2 (Revised)

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
for the year ended 31 December 2009

	2009	2008[1]	2007[1]
	£ million	£ million	£ million
Profit for the year	2,953	798	3,320
Other comprehensive income
Movements in revaluation reserve in respect of available-for-sale financial assets, net of tax:
Change in fair value	1,936	(2,031)	(436)
Transferred to income statement in respect of disposals	(74)	(19)	(5)
Transferred from income statement in respect of impairment	453	102	49
Other transfers to income statement	(67)	(66)	(6)
	2,248	(2,014)	(398)
Movement in cash flow hedging reserve, net of tax:
Effective portion of changes in fair value taken to other comprehensive income	(382)	(24)	(14)
Net gains transferred to the income statement	92	12	(1)
	(290)	(12)	(15)
Currency translation differences, net of tax	(219)	(362)	16
Other comprehensive income for the year, net of tax	1,739	(2,388)	(397)
Total comprehensive income for the year	4,692	(1,590)	2,923

Total comprehensive income attributable to minority interests	107	54	31
Total comprehensive income attributable to equity shareholders	4,585	(1,644)	2,892
Total comprehensive income for the year	4,692	(1,590)	2,923

[1] Restated for IFRS 2 (Revised)

CONSOLIDATED BALANCE SHEET
at 31 December 2009

		2009	2008
	Note	£ million	£ million
Assets
Cash and balances at central banks		38,994	5,008
Items in the course of collection from banks		1,579	946
Trading and other financial assets at fair value through profit or loss	17	150,011	45,064
Derivative financial instruments	18	49,928	28,884
Loans and receivables:
Loans and advances to banks	19	35,361	38,733
Loans and advances to customers	20	626,969	240,344
Debt securities	23	32,652	4,416
		694,982	283,493
Available-for-sale financial assets	25	46,602	55,707
Investment properties	26	4,757	2,631
Investments in joint ventures and associates	13	479	55
Goodwill	27	2,016	2,256
Value of in-force business	28	6,685	1,893
Other intangible assets	29	4,087	197
Tangible fixed assets	30	9,224	2,965
Current tax recoverable		680	300
Deferred tax assets	42	5,006	833
Other assets	31	12,225	5,801
Total assets		1,027,255	436,033

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED BALANCE SHEET
at 31 December 2009

		2009	2008
Equity and liabilities	Note	£ million	£ million
Liabilities
Deposits from banks	32	82,452	66,514
Customer deposits	33	406,741	170,938
Items in course of transmission to banks		1,037	508
Trading and other financial liabilities at fair value through profit or loss	34	28,271	6,754
Derivative financial instruments	18	40,485	26,892
Notes in circulation		981	—
Debt securities in issue	35	233,502	75,710
Liabilities arising from insurance contracts and participating investment contracts	36	76,179	33,792
Liabilities arising from non-participating investment contracts	38	46,348	14,243
Unallocated surplus within insurance businesses	39	1,082	270
Other liabilities	40	29,320	11,456
Retirement benefit obligations	41	780	1,771
Current tax liabilities		51	—
Deferred tax liabilities	42	209	—
Other provisions	43	983	230
Subordinated liabilities	44	34,727	17,256
Total liabilities		983,148	426,334
Equity
Share capital	45	10,472	1,513
Share premium account	46	14,472	2,096
Other reserves	47	7,217	(2,345)
Retained profits	48	11,117	8,129
Shareholders’ equity		43,278	9,393
Minority interests		829	306
Total equity		44,107	9,699
Total equity and liabilities		1,027,255	436,033

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

	Attributable to equity shareholders

	Share capital and premium £ million	Other reserves £ million	Retained profits[1] £ million	Minority interests £ million	Total[1] £ million

Balance at 1 January 2007	2,695	336	8,124	352	11,507
Total comprehensive income	—	(396)	3,288	31	2,923
Dividends	—	—	(1,957)	(19)	(1,976)
Purchase/sale of treasury shares	—	—	(1)	—	(1)
Employee share option schemes:
Value of employee services	—	—	17	—	17
Proceeds from shares issued	35	—	—	—	35
Repayment of capital to minority shareholders	—	—	—	(80)	(80)

Balance at 31 December 2007	2,730	(60)	9,471	284	12,425
Total comprehensive income	—	(2,416)	772	54	(1,590)
Dividends	—	—	(2,042)	(29)	(2,071)
Private placement of ordinary shares	760	—	—	—	760
Purchase/sale of treasury shares	—	—	16	—	16
Employee share option schemes:
Value of employee services	—	—	43	—	43
Proceeds from shares issued	119	—	—	—	119
Transfer between the revaluation reserve in respect of available-for-sale financial assets and retained profits (see note 2)	—	131	(131)	—	—
Repayment of capital to minority shareholders	—	—	—	(3)	(3)

Balance at 31 December 2008	3,609	(2,345)	8,129	306	9,699
Total comprehensive income	—	1,758	2,827	107	4,692
Dividends	—	—	—	(116)	(116)
Issue of ordinary shares:
Placing and open offer	649	3,781	—	—	4,430
Issued on acquisition of HBOS	1,944	5,707	—	—	7,651
Placing and compensatory open offer	3,905	—	—	—	3,905
Rights issue	13,112	—	—	—	13,112
Issued to Lloyds TSB Foundations	41	—	—	—	41
Transfer to merger reserve	(1,000)	1,000	—	—	—
Redemption of preference shares	2,684	(2,684)	—	—	—
Purchase/sale of treasury shares	—	—	45	—	45
Employee share option schemes:
Value of employee services	—	—	116	—	116
Adjustment on acquisition	—	—	—	5,567	5,567
Extinguishment of minority interests	—	—	—	(5,035)	(5,035)

Balance at 31 December 2009	24,944	7,217	11,117	829	44,107

1Restated for IFRS 2 (Revised)

CONSOLIDATED CASH FLOW STATEMENT
for the year ended 31 December 2009

	Note		2009 £ million	2008[1] £ million	2007[1] £ million

Profit before tax			1,042	760	3,999
Adjustments for:
Change in operating assets	55	(A)	61,942	(43,025)	(16,982)
Change in operating liabilities	55	(B)	(105,927)	80,933	21,541
Non-cash and other items	55	(C)	8,907	(4,017)	2,785
Tax received (paid)			301	(810)	(859)

Net cash (used in) provided by operating activities			(33,735)	33,841	10,484

Cash flows from investing activities
Purchase of available-for-sale financial assets			(455,816)	(144,680)	(21,667)
Proceeds from sale and maturity of available-for-sale financial assets			490,561	110,470	19,468
Purchase of fixed assets			(2,689)	(1,436)	(1,334)
Proceeds from sale of fixed assets			2,129	579	982
Acquisition of businesses, net of cash acquired	55	(F)	16,227	(19)	(8)
Disposal of businesses, net of cash disposed	55	(G)	411	—	1,476

Net cash provided by (used in) investing activities			50,823	(35,086)	(1,083)

Cash flows from financing activities
Dividends paid to equity shareholders			—	(2,042)	(1,957)
Dividends paid to minority interests	55	(E)	(116)	(29)	(19)
Interest paid on subordinated liabilities			(2,622)	(771)	(709)
Proceeds from issue of subordinated liabilities	55	(E)	4,187	3,021	—
Proceeds from issue of ordinary shares	55	(E)	21,533	879	35
Repayment of subordinated liabilities	55	(E)	(6,897)	(381)	(300)
Repayment of capital to minority shareholders	55	(E)	(33)	(3)	(80)

Net cash provided by (used in) financing activities			16,052	674	(3,030)

Effects of exchange rate changes on cash and cash equivalents			(210)	1,440	82
Change in cash and cash equivalents			32,930	869	6,453
Cash and cash equivalents at beginning of year			32,760	31,891	25,438

Cash and cash equivalents at end of year	55	(D)	65,690	32,760	31,891

The accompanying notes are an integral part of the consolidated financial statements.

1     Restated for IFRS 2 (Revised)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1 BASIS OF PREPARATION

The consolidated financial statements of Lloyds Banking Group plc (prior to 16 January 2009 known as Lloyds TSB Group plc) have been prepared in accordance with International Financial Reporting Standards as adopted by the European Union (EU). IFRS comprises accounting standards prefixed IFRS issued by the International Accounting Standards Board (IASB) and those prefixed IAS issued by the IASB’s predecessor body as well as interpretations issued by the International Financial Reporting Interpretations Committee (IFRIC) and its predecessor body. The EU endorsed version of IAS 39 Financial Instruments: Recognition and Measurement relaxes some of the hedge accounting requirements; the Group has not taken advantage of this relaxation, and therefore there is no difference in application to the Group between IFRS as adopted by the EU and IFRS as issued by the IASB.

The financial information has been prepared under the historical cost convention, as modified by the revaluation of investment properties, available-for-sale financial assets, trading securities and certain other financial assets and liabilities at fair value through profit or loss and all derivative contracts. The going concern of the Company and the Group is dependent on successfully funding their respective balance sheets and maintaining adequate levels of capital. In order to satisfy themselves that the Company and the Group have adequate resources to continue to operate for the foreseeable future, the directors have considered a number of key dependencies which are set out in Operating and financial review and prospects – Risk management – Principal risks and Operating and financial review and prospects – Financial soundness in the Group’s Annual Report on Form 20-F filed on 13 May 2010 and additionally have considered projections for the Group’s capital and funding position. Having considered these, the directors consider that it is appropriate to continue to adopt the going concern basis in preparing the accounts.

To provide a more relevant presentation of the Group’s financial instruments, additional line items have been added to the consolidated balance sheet to show debt securities classified as loans and receivables separately. Comparatives have been reclassified to conform to the revised presentation.

The following IFRS pronouncements relevant to the Group have been adopted in these consolidated financial statements:

(i)

IAS 1 Presentation of Financial Statements. The revised standard prohibits the presentation of items of income and expense (that is ‘non-owner changes in equity’) in the statement of changes in equity, requiring ‘non-owner changes in equity’ to be presented separately from owner changes in equity. All non-owner changes in equity are required to be shown in a performance statement. Entities can choose whether to present one performance statement (the statement of comprehensive income) or two statements (the income statement and statement of comprehensive income). The Group has elected to present two statements: an income statement and a statement of comprehensive income. The financial statements have been prepared under the revised disclosure requirements; the application of this revised standard, which affects presentation only, has not had any impact on amounts recognised in these financial statements.

(ii)

Amendment to IFRS 2 Share-based Payment – ‘Vesting Conditions and Cancellations’. This amendment to IFRS 2 restricts the definition of ‘vesting condition’ to a condition that includes an explicit or implicit requirement to provide services. Any other conditions are non-vesting conditions, which have to be taken into account to determine the fair value of the equity instruments granted. In the case that the award does not vest as the result of a failure to meet a non-vesting condition that is within the control of either the entity or the counterparty, this must be accounted for as a cancellation. The main impact of this amendment for the Group arises from cancellations by employees of contributions to the Group’s Save-As-You-Earn (SAYE) schemes; in the event of a cancellation the Group must recognise immediately the amount of the expense that would have otherwise been recognised over the remainder of the vesting period. Under the former IFRS 2, such cancellations would have resulted in the reversal of the costs recognised in current and prior periods in respect of the SAYE schemes concerned for the relevant employees. The amendment is applied retrospectively and has resulted in a restatement of the 2008 comparatives. The effect has been to increase operating expenses and reduce profit before tax by £43 million in 2009 (2008: £47 million; 2007: £1 million) but has had no effect on the Group’s balance sheet or shareholders’ equity as the increased expense is offset by movements in retained profits.

(iii)

Amendments to IFRS 7 Financial Instruments: Disclosures – ‘Improving Disclosures about Financial Instruments’. The amendments require enhanced disclosures about fair value measurement and liquidity risk. In particular, the amendment requires disclosure of a three level fair value measurement hierarchy for financial instruments carried on the Group’s balance sheet at fair value. As the amendments only result in additional disclosures, the amendments have not had any impact on amounts recognised in these financial statements.

(iv)

IFRS 8 Operating Segments. This new standard replaces IAS 14 Segment Reporting and requires reporting of financial and descriptive information about operating segments which are based on how financial information is reported and evaluated internally. The segment information for the year ended 31 December 2009 and for the corresponding comparative period is presented in note 4. The application of this new standard, which affects disclosures only, has not had any impact for amounts recognised in these financial statements.

The application of the following IFRS pronouncements which all became effective in 2009 has had no material impact on these financial statements:

–

Amendments to IFRIC 9 Reassessment of Embedded Derivatives and IAS 39 Financial Instruments: Recognition and Measurement. This amendment clarifies that a reassessment of embedded derivatives is required whenever a financial asset has been reclassified out of the fair value through profit or loss category.

–

IFRIC 13 Customer Loyalty Programmes. This interpretation addresses accounting by entities who grant customer loyalty award credits to customers as part of sales transactions and which can be redeemed in the future for free or discounted goods or services. The majority of customer loyalty award schemes are operated by third parties.

–

IFRIC 16 Hedges of a Net Investment in a Foreign Operation. This interpretation provides guidance on accounting for hedges of net investments in foreign operations in an entity’s consolidated financial statements.

–

IAS 23 Borrowing Costs. This revised standard requires interest and other costs incurred in connection with the borrowing of funds to be recognised as an expense excepting that those which are directly attributable to the acquisition, construction or production of assets that take a substantial period of time to get ready for their intended use or sale must be capitalized as part of the cost of those assets.

–

Amendments to IAS 32 and IAS 1 Puttable Financial Instruments and Obligations Arising on Liquidation. The amendments require some puttable financial instruments (being those which give the holder the right to put the instrument back to the issuer for cash or another financial asset) and some financial instruments that impose on the entity an obligation to deliver to another party a pro rata share of the net assets of the entity only on liquidation to be classified as equity.

–	Improvements to IFRSs (issued May 2008). Sets out minor amendments to IFRS standards as part of annual improvements process. Most amendments clarified existing practice.

Details of those IFRS pronouncements which will be relevant to the Group but which were not effective at 31 December 2009 and which have not been applied in preparing these financial statements are given in note 56.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2 ACCOUNTING POLICIES

The Group’s accounting policies are set out below.

(A) CONSOLIDATION

The assets, liabilities and results of Group undertakings (including special purpose entities) are included in the financial statements on the basis of accounts made up to the reporting date. Group undertakings include subsidiaries, associates and joint ventures.

(1) SUBSIDIARIES

Subsidiaries include entities over which the Group has the power to govern the financial and operating policies which generally accompanies a shareholding of more than one half of the voting rights. The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether the Group controls another entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Group; they are de-consolidated from the date that control ceases. Details of the principal subsidiaries are given in note 9 to the parent company financial statements.

Investment vehicles, such as Open Ended Investment Companies (OEICs), where the Group has control, typically through acting as fund manager and the life funds having a beneficial interest greater than 50 per cent, are consolidated. The minority unitholders’ interest is reported in other liabilities.

Intercompany transactions, balances and unrealised gains and losses on transactions between Group companies are eliminated.

The Group applies a policy of treating transactions with minority interests as transactions with parties external to the Group. Disposals to minority interests result in gains and losses for the Group that are recorded in the income statement. Purchases from minority interests result in goodwill, being the difference between any consideration paid and the relevant share acquired of the carrying value of net assets of the subsidiary.

(2) JOINT VENTURES AND ASSOCIATES

Joint ventures are entities over which the Group has joint control under a contractual arrangement with other parties. Associates are entities over which the Group has significant influence, but not control or joint control, over the financial and operating policies. Significant influence is the power to participate in the financial and operating policy decisions of the entity and is normally achieved through holding between 20 per cent and 50 per cent of the voting share capital of the entity.

The Group utilises the venture capital exemption for investments where significant influence or joint control is present and the business unit operates as a venture capital business. These investments are designated at initial recognition at fair value through profit or loss. Otherwise, the Group’s investments in joint ventures and associates are accounted for by the equity method of accounting and are initially recorded at cost and adjusted each year to reflect the Group’s share of the post-acquisition results of the joint venture or associate based on audited accounts which are coterminous with the Group or made up to a date which is not more than three months before the Group’s reporting date. The share of any losses is restricted to a level that reflects an obligation to fund such losses.

(B) GOODWILL

Goodwill arises on business combinations, including the acquisition of subsidiaries, and on the acquisition of interests in joint ventures and associates; goodwill represents the excess of the cost of an acquisition over the fair value of the Group’s share of the identifiable assets, liabilities and contingent liabilities acquired. Where the fair value of the Group’s share of the identifiable assets, liabilities and contingent liabilities of the acquired entity is greater than the cost of acquisition, the excess is recognised immediately in the income statement.

Goodwill is recognised as an asset at cost and is tested at least annually for impairment. If an impairment is identified the carrying value of the goodwill is written down immediately through the income statement and is not subsequently reversed. Goodwill arising on acquisitions of associates and joint ventures is included in the Group’s investment in joint ventures and associates. At the date of disposal of a subsidiary, the carrying value of attributable goodwill is included in the calculation of the profit or loss on disposal except where it has been written off directly to reserves in the past.

(C) OTHER INTANGIBLE ASSETS

Other intangible assets include brands, core deposit intangibles, purchased credit card relationships, customer-related intangibles and capitalised software enhancements. Intangible assets which have been determined to have a finite useful life are amortised on a straight line basis over their estimated useful life as follows:

Capitalised software enhancements	up to 5 years
Brands (which have been assessed as having finite lives)	10-15 years
Customer-related intangibles	up to 10 years
Core deposit intangibles	up to 8 years
Purchased credit card relationships	5 years

Intangible assets with finite useful lives are reviewed at each reporting date to assess whether there is any indication that they are impaired. If any such indication exists the recoverable amount of the asset is determined and in the event that the asset’s carrying amount is greater than its recoverable amount, it is written down immediately. Certain brands have been determined to have an indefinite useful life and are not amortised. Such intangible assets are reassessed annually to reconfirm that an indefinite useful life remains appropriate. In the event that an indefinite life is inappropriate a finite life is determined and an impairment review is performed on the asset.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2 ACCOUNTING POLICIES continued

(D) REVENUE RECOGNITION

Interest income and expense are recognised in the income statement for all interest-bearing financial instruments, except for those classified at fair value through profit or loss, using the effective interest method. The effective interest method is a method of calculating the amortised cost of a financial asset or liability and of allocating the interest income or interest expense over the expected life of the financial instrument. The effective interest rate is the rate that exactly discounts the estimated future cash payments or receipts over the expected life of the financial instrument or, when appropriate, a shorter period, to the net carrying amount of the financial asset or financial liability.

The effective interest rate is calculated on initial recognition of the financial asset or liability by estimating the future cash flows after considering all the contractual terms of the instrument but not future credit losses. The calculation includes all amounts expected to be paid or received by the Group including expected early redemption fees and related penalties and premiums and discounts that are an integral part of the overall return. Direct incremental transaction costs related to the acquisition, issue or disposal of a financial instrument are also taken into account in the calculation. Once a financial asset or a group of similar financial assets has been written down as a result of an impairment loss, interest income is recognised using the rate of interest used to discount the future cash flows for the purpose of measuring the impairment loss (see accounting policy 2(H)).

Fees and commissions which are not an integral part of the effective interest rate are generally recognised when the service has been provided. Loan commitment fees for loans that are likely to be drawn down are deferred (together with related direct costs) and recognised as an adjustment to the effective interest rate on the loan once drawn. Where it is unlikely that loan commitments will be drawn, loan commitment fees are recognised over the life of the facility. Loan syndication fees are recognised as revenue when the syndication has been completed and the Group retains no part of the loan package for itself or retains a part at the same effective interest rate for all interest-bearing financial instruments, including loans and advances, as for the other participants.

Dividend income is recognised when the right to receive payment is established.

Revenue recognition policies specific to life insurance and general insurance business are detailed below (see accounting policy 2(O)).

(E) FINANCIAL ASSETS AND LIABILITIES

On initial recognition, financial assets are classified into fair value through profit or loss, available-for-sale financial assets or loans and receivables. Financial liabilities are measured at amortised cost, except for trading liabilities and other financial liabilities designated at fair value through profit or loss on initial recognition which are held at fair value. Purchases and sales of securities and other financial assets and liabilities are recognised on trade date, being the date that the Group is committed to purchase or sell an asset.

(1) FINANCIAL INSTRUMENTS AT FAIR VALUE THROUGH PROFIT OR LOSS

Financial instruments are classified at fair value through profit or loss where they are trading securities or where they are designated at fair value through profit or loss by management. Derivatives are carried at fair value (see accounting policy 2(F)).

Trading securities are debt securities and equity shares acquired principally for the purpose of selling in the short term or which are part of a portfolio which is managed for short-term gains. Such securities are classified as trading securities and recognised in the balance sheet at their fair value. Gains and losses arising from changes in their fair value together with interest coupons and dividend income are recognised in the income statement within net trading income in the period in which they occur.

Other financial assets and liabilities at fair value through profit or loss are designated as such by management upon initial recognition. Such assets and liabilities are carried in the balance sheet at their fair value and gains and losses arising from changes in fair value together with interest coupons and dividend income are recognised in the income statement within net trading income in the period in which they occur. Financial assets and liabilities are designated at fair value through profit or loss on acquisition in the following circumstances:

–

it eliminates or significantly reduces the inconsistent treatment that would otherwise arise from measuring the assets and liabilities or recognising gains or losses on different bases. The main type of financial assets designated by the Group at fair value through profit or loss are assets backing insurance contracts and investment contracts issued by the Group’s life insurance businesses. Fair value designation allows changes in the fair value of these assets to be recorded in the income statement along with the changes in the value of the associated liabilities, thereby significantly reducing the measurement inconsistency had the assets been classified as available-for-sale financial assets.

–

the assets and liabilities are part of a group which is managed, and its performance evaluated, on a fair value basis in accordance with a documented risk management or investment strategy, with management information also prepared on this basis. As noted in accounting policy 2(A)(2), certain of the Group’s investments are managed as venture capital investments and evaluated on the basis of their fair value and these assets are designated at fair value through profit or loss.

–	where the assets and liabilities contain one or more embedded derivatives that significantly modify the cash flows arising under the contract and would otherwise need to be separately accounted for.

The fair values of assets and liabilities traded in active markets are based on current bid and offer prices respectively. If the market is not active the Group establishes a fair value by using valuation techniques. These include the use of recent arm’s length transactions, reference to other instruments that are substantially the same, discounted cash flow analysis, option pricing models and other valuation techniques commonly used by market participants. Refer to note 3 (Critical accounting estimates and judgements: Valuation of financial instruments) and note 53(3) (Financial instruments: Fair values of financial assets and liabilities) for details of valuation techniques and significant inputs to valuation models.

The Group is permitted to reclassify, at fair value at the date of transfer, non-derivative financial assets (other than those designated at fair value through profit or loss by the entity upon initial recognition) out of the trading category if they are no longer held for the purpose of being sold or repurchased in the near term, as follows:

–

if the financial assets would have met the definition of loans and receivables (but for the fact that they had to be classified as held for trading at initial recognition), they may be reclassified into loans and receivables where the Group has the intention and ability to hold the assets for the foreseeable future or until maturity;

–

if the financial assets would not have met the definition of loans and receivables, they may be reclassified out of the held for trading category into available-for-sale financial assets in ‘rare circumstances’.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2 ACCOUNTING POLICIES continued

(2) AVAILABLE-FOR-SALE FINANCIAL ASSETS

Debt securities and equity shares that are not classified as trading securities, at fair value through profit or loss or as loans and receivables are classified as available-for-sale financial assets and are recognised in the balance sheet at their fair value, inclusive of transaction costs. Available-for-sale financial assets are those intended to be held for an indeterminate period of time and may be sold in response to needs for liquidity or changes in interest rates, exchange rates or equity prices. Gains and losses arising from changes in the fair value of investments classified as available-for-sale are recognised directly in other comprehensive income, until the financial asset is either sold, becomes impaired or matures, at which time the cumulative gain or loss previously recognised in other comprehensive income is recognised in the income statement. Interest calculated using the effective interest method and foreign exchange gains and losses on debt securities denominated in foreign currencies are recognised in the income statement.

The Group is permitted to transfer, at fair value at the date of transfer, a financial asset from the available-for-sale category to the loans and receivables category where that asset would have met the definition of loans and receivables at the time of reclassification (if the financial asset had not been designated as available-for-sale) and where there is both the intention and ability to hold that financial asset for the foreseeable future. For assets transferred, gains or losses recognised in equity in respect of these assets as at the date of transfer are amortised to profit or loss over the remaining life of the asset using the effective interest method.

During 2010, the Group changed its accounting policy to reflect clarification issued by the International Financial Reporting Interpretations Committee on the treatment of amounts previously recognised in equity in respect of assets that were transferred from the available-for-sale financial assets category to the loans and receivables category. When an impairment loss is recognised in respect of such transferred financial assets, the unamortised balance of any available-for-sale revaluation reserve that remains in equity should be transferred to the income statement and recorded as part of the impairment loss. This change is applied retrospectively and the effect has been to reduce retained profits and increase available-for-sale revaluation reserves by £131 million as at 31 December 2008 and at 31 December 2009; shareholders’ equity is unchanged. There was no material effect on the Group’s income statement in 2007, 2008 or 2009.

(3) LOANS AND RECEIVABLES

Loans and receivables include loans and advances to banks and customers and eligible assets including those transferred into this category out of the fair value through profit or loss or available-for-sale financial assets categories. Loans and receivables are initially recognised when cash is advanced to the borrowers at fair value inclusive of transaction costs or, for eligible assets transferred into this category, their fair value at the date of transfer. Financial assets classified as loans and receivables are accounted for at amortised cost using the effective interest method (see accounting policy 2(D)) less provision for impairment (see accounting policy 2(H)).

The Group has entered into securitisation and similar transactions to finance certain loans and advances to customers. These loans and advances to customers continue to be recognised by the Group, together with a corresponding liability for the funding.

(4) BORROWINGS

Borrowings (which include deposits from banks, customer deposits, debt securities in issue and subordinated liabilities) are recognised initially at fair value, being their issue proceeds net of transaction costs incurred. These instruments are subsequently stated at amortised cost using the effective interest method.

Preference shares and other instruments which carry a mandatory coupon or are redeemable on a specific date are classified as financial liabilities. The coupon on these instruments is recognised in the income statement as interest expense.

An exchange of financial liabilities on substantially different terms is accounted for as an extinguishment of the original financial liability and the recognition of a new financial liability. The difference between the carrying amount of a financial liability extinguished and the new financial liability is recognised in profit or loss together with any related costs or fees incurred.

When a financial liability is exchanged for an equity instrument, the new equity instrument is recognised at fair value and any difference between the original carrying value of the liability and the fair value of the new equity is recognised in the profit or loss together with any related costs or fees incurred.

(5) SALE AND REPURCHASE AGREEMENTS

Securities sold subject to repurchase agreements (repos) continue to be recognised on the balance sheet where substantially all of the risks and rewards are retained. Funds received under these arrangements are included in deposits from banks, customer deposits, or trading liabilities. Conversely, securities purchased under agreements to resell (reverse repos), where the Group does not acquire substantially all of the risks and rewards of ownership, are recorded as loans and receivables or trading securities. The difference between sale and repurchase price is treated as interest and accrued over the life of the agreements using the effective interest method.

Securities lent to counterparties are retained in the financial statements. Securities borrowed are not recognised in the financial statements, unless these are sold to third parties, in which case the obligation to return them is recorded at fair value as a trading liability.

(6) DERECOGNITION OF FINANCIAL ASSETS AND LIABILITIES

Financial assets are derecognised when the contractual right to receive cash flows from those assets has expired or when the Group has transferred its contractual right to receive the cash flows from the assets and either:

–	substantially all of the risks and rewards of ownership have been transferred; or

–	the Group has neither retained nor transferred substantially all the risks and rewards, but has transferred control.

Financial liabilities are derecognised when they are extinguished (ie when the obligation is discharged), cancelled or expire.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2 ACCOUNTING POLICIES continued

(F) DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGE ACCOUNTING

All derivatives are recognised at their fair value. Fair values are obtained from quoted market prices in active markets, including recent market transactions, and using valuation techniques, including discounted cash flow and option pricing models, as appropriate. Derivatives are carried in the balance sheet as assets when their fair value is positive and as liabilities when their fair value is negative. Refer to note 3 (Critical accounting estimates and judgements: Valuation of financial instruments) and note 53(3) (Financial instruments: Fair values of financial assets and liabilities) for details of valuation techniques and significant inputs to valuation models.

Changes in the fair value of any derivative instrument that is not part of a hedging relationship are recognised immediately in the income statement.

Derivatives embedded in financial instruments and insurance contracts (unless the embedded derivative is itself an insurance contract) are treated as separate derivatives when their economic characteristics and risks are not closely related to those of the host contract and the host contract is not carried at fair value through profit or loss. These embedded derivatives are measured at fair value with changes in fair value recognised in the income statement. In accordance with IFRS 4 Insurance Contracts, a policyholder’s option to surrender an insurance contract for a fixed amount is not treated as an embedded derivative.

The method of recognising the movements in the fair value of the derivatives depends on whether they are designated as hedging instruments and, if so, the nature of the item being hedged. Hedge accounting allows one financial instrument, generally a derivative such as a swap, to be designated as a hedge of another financial instrument such as a loan or deposit or a portfolio of the same. At the inception of the hedge relationship, formal documentation is drawn up specifying the hedging strategy, the hedged item and the hedging instrument and the methodology that will be used to measure the effectiveness of the hedge relationship in offsetting changes in the fair value or cash flow of the hedged risk. The effectiveness of the hedging relationship is tested both at inception and throughout its life and if at any point it is concluded that it is no longer highly effective in achieving its documented objective, hedge accounting is discontinued.

The Group designates certain derivatives as either: (1) hedges of the fair value of the particular risks inherent in recognised assets or liabilities (fair value hedges); (2) hedges of highly probable future cash flows attributable to recognised assets or liabilities (cash flow hedges); or (3) hedges of net investments in foreign operations (net investment hedges). These are accounted for as follows:

(1) FAIR VALUE HEDGES

Changes in the fair value of derivatives that are designated and qualify as fair value hedges are recorded in the income statement, together with the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk; this also applies if the hedged asset is classified as an available-for-sale financial asset. If the hedge no longer meets the criteria for hedge accounting, changes in the fair value of the hedged item attributable to the hedged risk are no longer recognised in the income statement. The cumulative adjustment that has been made to the carrying amount of the hedged item is amortised to the income statement using the effective interest method over the period to maturity.

(2) CASH FLOW HEDGES

The effective portion of changes in the fair value of derivatives that are designated and qualify as cash flow hedges is recognised in other comprehensive income in the cash flow hedge reserve. The gain or loss relating to the ineffective portion is recognised immediately in the income statement. Amounts accumulated in equity are reclassified to the income statement in the periods in which the hedged item affects profit or loss. When a hedging instrument expires or is sold, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in equity at that time remains in equity and is recognised in the income statement when the forecast transaction is ultimately recognised in the income statement. When a forecast transaction is no longer expected to occur, the cumulative gain or loss that was reported in equity is immediately transferred to the income statement.

(3) NET INVESTMENT HEDGES

Hedges of net investments in foreign operations are accounted for similarly to cash flow hedges. Any gain or loss on the hedging instrument relating to the effective portion of the hedge is recognised in other comprehensive income, the gain or loss relating to the ineffective portion is recognised immediately in the income statement. Gains and losses accumulated in equity are included in the income statement when the foreign operation is disposed of. The hedging instrument in net investments hedges may include non-derivative liabilities as well as derivative financial instruments.

(G) OFFSET

Financial assets and liabilities are offset and the net amount reported in the balance sheet when there is a legally enforceable right of set-off and there is an intention to settle on a net basis, or realise the asset and settle the liability simultaneously. In certain situations, even though master netting agreements exist, the lack of management intention to settle on a net basis results in the financial assets and liabilities being reported gross on the balance sheet.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2 ACCOUNTING POLICIES continued

(H) IMPAIRMENT OF FINANCIAL ASSETS

(1) ASSETS ACCOUNTED FOR AT AMORTISED COST

At each balance sheet date the Group assesses whether, as a result of one or more events occurring after initial recognition and prior to the balance sheet date, there is objective evidence that a financial asset or group of financial assets has become impaired.

The criteria that the Group uses to determine that there is objective evidence of an impairment loss include:

–	Delinquency in contractual payments of principal and/or interest;

–	Indications that the borrower or group of borrowers is experiencing significant financial difficulty;

–	Restructuring of debt to reduce the burden on the borrower;

–	Breach of loan covenants or conditions; and

–	Initiation of bankruptcy or individual voluntary arrangement proceedings.

For impaired debt instruments which are classified as loans and receivables, impairment losses are recognised in subsequent periods when it is determined that there has been a further negative impact on expected future cash flows. A reduction in fair value caused by general widening of credit spreads would not, of itself, result in additional impairment.

The estimated period between a loss occurring and its identification is determined by local management for each identified portfolio. In general, the periods used vary between two months and twelve months.

If there is objective evidence that an impairment loss has been incurred, an allowance is established which is calculated as the difference between the balance sheet carrying value of the asset and the present value of estimated future cash flows discounted at that asset’s original effective interest rate. If an asset has a variable interest rate, the discount rate used for measuring the impairment loss is the current effective interest rate.

For the Group’s portfolios of smaller balance homogenous loans, such as the residential mortgage, personal lending and credit card portfolios, allowances are calculated for groups of assets taking into account historical cash flow experience. For the Group’s other lending portfolios, allowances are established on a case-by-case basis. The calculation of the present value of the estimated future cash flows of a collateralised asset or group of assets reflects the cash flows that may result from foreclosure less the costs of obtaining and selling the collateral, whether or not foreclosure is probable.

If there is no objective evidence of individual impairment the asset is included in a group of financial assets with similar credit risk characteristics and collectively assessed for impairment. Segmentation takes into account such factors as the type of asset, industry, geographical location, collateral type, past-due status and other relevant factors. These characteristics are relevant to the estimation of future cash flows for groups of such assets as they are indicative of the borrower’s ability to pay all amounts due according to the contractual terms of the assets being evaluated. Future cash flows are estimated on the basis of the contractual cash flows of the assets in the Group and historical loss experience for assets with similar credit risk characteristics. Historical loss experience is adjusted on the basis of current observable data to reflect the effects of current conditions that did not affect the period on which the historical loss experience is based and to remove the effects of conditions in the historical period that do not exist currently. The methodology and assumptions used for estimating future cash flows are reviewed regularly by the Group to reduce any differences between loss estimates and actual loss experience.

If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognised, such as an improvement in the borrower’s credit rating, the allowance is adjusted and the amount of the reversal is recognised in the income statement.

A loan or advance is normally written off, either partially or in full, against the related allowance when the proceeds from realising any available security have been received or there is no realistic prospect of recovery (as a result of the customer’s insolvency, ceasing to trade or other reason) and the amount of the loss has been determined. Subsequent recoveries of amounts previously written off decrease the amount of impairment losses recorded in the income statement.

Equity securities acquired in exchange for loans in order to achieve an orderly realisation are accounted for as a disposal of the loan and an acquisition of equity securities. Where control is obtained over an entity as a result of the transaction, the entity is consolidated; where the Group has significant influence over an entity as a result of the transaction, the investment is accounted for by the equity method of accounting (see accounting policy 2(A)). Any subsequent impairment of the assets or business acquired is treated as an impairment of the relevant asset or business and not as an impairment of the original instrument.

(2) AVAILABLE-FOR-SALE FINANCIAL ASSETS

The Group assesses at each balance sheet date whether there is objective evidence that an available-for-sale financial asset is impaired. In addition to the criteria for financial assets accounted for at amortised cost set out above, this assessment involves reviewing the current financial circumstances (including creditworthiness) and future prospects of the issuer assessing the future cash flows expected to be realised and, in the case of equity shares, considering whether there has been a significant or prolonged decline in the fair value of the asset below its cost. If an impairment loss has been incurred, the cumulative loss measured as the difference between the acquisition cost (net of any principal repayment and amortisation) and the current fair value, less any impairment loss on that asset previously recognised, is reclassified from equity to the income statement. For impaired debt instruments, impairment losses are recognised in subsequent periods when it is determined that there has been a further negative impact on expected future cash flows; a reduction in fair value caused by general widening of credit spreads would not, of itself, result in additional impairment. If, in a subsequent period, the fair value of a debt instrument classified as available-for-sale increases and the increase can be objectively related to an event occurring after the impairment loss was recognised, an amount not greater than the original impairment loss is credited to the income statement; any excess is taken to other comprehensive income. Impairment losses recognised in the income statement on equity instruments are not reversed through the income statement.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2 ACCOUNTING POLICIES continued

(I) INVESTMENT PROPERTY

Investment property comprises freehold and long leasehold land and buildings that are held either to earn rental income or for capital appreciation or both. The Group’s investment property primarily relates to property held for long-term rental yields and capital appreciation within the life insurance funds. Investment property is carried in the balance sheet at fair value, being the open market value as determined in accordance with the guidance published by the Royal Institution of Chartered Surveyors. If this information is not available, the Group uses alternative valuation methods such as discounted cash flow projections or recent prices. These valuations are reviewed at least annually by an independent valuation expert. Investment property being redeveloped for continuing use as investment property, or for which the market has become less active, continues to be measured at fair value. Changes in fair value are recognised in the income statement as net trading income for investment property within the life insurance funds and as other operating income for other investment property.

(J) TANGIBLE FIXED ASSETS

Tangible fixed assets are included at cost less accumulated depreciation. The value of land (included in premises) is not depreciated. Depreciation on other assets is calculated using the straight-line method to allocate the difference between the cost and the residual value over their estimated useful lives, as follows:

Premises (excluding land):

–	Freehold/long and short leasehold premises: shorter of 50 years or the remaining period of the lease

–	Leasehold improvements: shorter of 10 years or, if lease renewal is not likely, the remaining period of the lease

Equipment:

–	Fixtures and furnishings: 10-20 years

–	Other equipment and motor vehicles: 2-8 years

The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at each balance sheet date.

Assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. In the event that an asset’s carrying amount is determined to be greater than its recoverable amount it is written down immediately. The recoverable amount is the higher of the asset’s fair value less costs to sell and its value in use.

(K) LEASES

(1) AS LESSEE

The leases entered into by the Group are primarily operating leases. Operating lease rentals payable are charged to the income statement on a straight-line basis over the period of the lease.

When an operating lease is terminated before the end of the lease period, any payment made to the lessor by way of penalty is recognised as an expense in the period of termination.

(2) AS LESSOR

Assets leased to customers are classified as finance leases if the lease agreements transfer substantially all the risks and rewards of ownership to the lessee but not necessarily legal title. All other leases are classified as operating leases. When assets are subject to finance leases, the present value of the lease payments, together with any unguaranteed residual value, is recognised as a receivable, net of provisions, within loans and advances to banks and customers. The difference between the gross receivable and the present value of the receivable is recognised as unearned finance lease income. Finance lease income is recognised in interest income over the term of the lease using the net investment method (before tax) so as to give a constant rate of return on the net investment in the leases. Unguaranteed residual values are reviewed regularly to identify any impairment.

Operating lease assets are included within tangible fixed assets at cost and depreciated over their estimated useful lives, which equates to the lives of the leases, after taking into account anticipated residual values. Operating lease rental income is recognised on a straight-line basis over the life of the lease.

The Group evaluates non-lease arrangements such as outsourcing and similar contracts to determine if they contain a lease which is then accounted for separately.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2 ACCOUNTING POLICIES continued

(L) PENSIONS AND OTHER POST-RETIREMENT BENEFITS

The Group operates a number of post-retirement benefit schemes for its employees including both defined benefit and defined contribution pension plans. A defined benefit scheme is a pension plan that defines an amount of pension benefit that an employee will receive on retirement, dependent on one or more factors such as age, years of service and salary. A defined contribution plan is a pension plan into which the Group pays fixed contributions; there is no legal or constructive obligation to pay further contributions.

Full actuarial valuations of the Group’s principal defined benefit schemes are carried out every three years with interim reviews in the intervening years; these valuations are updated to 31 December each year by qualified independent actuaries, or in the case of the Scottish Widows Retirement Benefits Scheme, by a qualified actuary employed by Scottish Widows. For the purposes of these annual updates scheme assets are included at their fair value and scheme liabilities are measured on an actuarial basis using the projected unit credit method adjusted for unrecognised actuarial gains and losses. The defined benefit scheme liabilities are discounted using rates equivalent to the market yields at the balance sheet date on high-quality corporate bonds that are denominated in the currency in which the benefits will be paid, and that have terms to maturity approximating to the terms of the related pension liability.

The Group’s income statement charge includes the current service cost of providing pension benefits, the expected return on the schemes’ assets, net of expected administration costs, and the interest cost on the schemes’ liabilities. Actuarial gains and losses arising from experience adjustments and changes in actuarial assumptions are not recognised unless the cumulative unrecognised gain or loss at the end of the previous reporting period exceeds the greater of 10 per cent of the scheme assets or liabilities (the corridor approach). In these circumstances the excess is charged or credited to the income statement over the employees’ expected average remaining working lives. Past service costs are charged immediately to the income statement, unless the charges are conditional on the employees remaining in service for a specified period of time (the vesting period). In this case, the past service costs are amortised on a straight-line basis over the vesting period.

The Group’s balance sheet includes the net surplus or deficit, being the difference between the fair value of scheme assets and the discounted value of scheme liabilities at the balance sheet date adjusted for any cumulative unrecognised actuarial gains or losses. Surpluses are only recognised to the extent that they are recoverable through reduced contributions in the future or through refunds from the schemes.

The Group recognises the effect of material changes to the terms of its defined benefit pension plans which reduce future benefits as curtailments; gains and losses are recognised in the income statement when the curtailments occur.

The costs of the Group’s defined contribution plans are charged to the income statement in the period in which they fall due.

(M) SHARE-BASED COMPENSATION

The Group operates a number of equity-settled, share-based compensation plans in respect of services received from certain of its employees. The value of the employee services received in exchange for equity instruments granted under these plans is recognised as an expense over the vesting period of the instruments, with a corresponding increase in equity. This expense is determined by reference to the fair value of the number of equity instruments that are expected to vest. The fair value of equity instruments granted is based on market prices, if available, at the date of grant. In the absence of market prices, the fair value of the instruments at the date of grant is estimated using an appropriate valuation technique, such as a Black-Scholes option pricing model. The determination of fair values excludes the impact of any non-market vesting conditions, which are included in the assumptions used to estimate the number of options that are expected to vest. At each balance sheet date, this estimate is reassessed and if necessary revised. Any revision of the original estimate is recognised in the income statement over the remaining vesting period, together with a corresponding adjustment to equity. Cancellations by employees of contributions to the Group’s Save As You Earn plans are treated as non-vesting conditions and in accordance with the revised IFRS 2 the Group recognises, in the year of cancellation, the amount of the expense that would have otherwise been recognised over the remainder of the vesting period. Modifications are assessed at the date of modification and any incremental charges are charged to the income statement over any remaining vesting period.

(N) TAXATION

Current income tax which is payable on taxable profits is recognised as an expense in the period in which the profits arise.

For the Group’s long-term insurance businesses, the tax charge is analysed between tax that is payable in respect of policyholders’ returns and tax that is payable on equity holders’ returns. This allocation is based on an assessment of the rates of tax which will be applied to the returns under current UK tax rules.

Deferred tax is provided in full, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. However, deferred tax is not accounted for if it arises from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable profit or loss. Deferred tax is determined using tax rates that have been enacted or substantially enacted by the balance sheet date which are expected to apply when the related deferred tax asset is realised or the deferred tax liability is settled.

Deferred tax assets are recognised where it is probable that future taxable profit will be available against which the temporary differences can be utilised. Income tax payable on profits is recognised as an expense in the period in which those profits arise. The tax effects of losses available for carry forward are recognised as an asset when it is probable that future taxable profits will be available against which these losses can be utilised. Deferred tax related to gains and losses on the fair value re-measurement of available-for-sale investments and cash flow hedges, where these gains and losses are recognised in other comprehensive income, is also recognised in other comprehensive income. Such deferred tax is subsequently transferred to the income statement together with the deferred gain or loss.

Deferred and current tax assets and liabilities are offset when they arise in the same tax reporting group and where there is both a legal right of offset and the intention to settle on a net basis or to realise the asset and settle the liability simultaneously.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2 ACCOUNTING POLICIES continued

(O) INSURANCE

The Group undertakes both life insurance and general insurance business.

Products sold by the life insurance business are classified into three categories:

Insurance contracts – these contracts transfer significant insurance risk and may also transfer financial risk. The Group defines significant insurance risk as the possibility of having to pay benefits on the occurrence of an insured event which are significantly more than the benefits payable if the insured event were not to occur. These contracts may or may not include discretionary participation features.

Investment contracts containing a discretionary participation feature (participating investment contracts) – these contracts do not transfer significant insurance risk, but contain a contractual right which entitles the holder to receive, in addition to the guaranteed benefits, further additional discretionary benefits or bonuses that are likely to be a significant proportion of the total contractual benefits and the amount and timing of which is at the discretion of the Group and based upon the performance of specified assets.

Non-participating investment contracts – these contracts do not transfer significant insurance risk or contain a discretionary participation feature.

The general insurance business issues only insurance contracts.

(1) LIFE INSURANCE BUSINESS

(I) ACCOUNTING FOR INSURANCE AND PARTICIPATING INVESTMENT CONTRACTS

PREMIUMS AND CLAIMS

Premiums received in respect of insurance and participating investment contracts are recognised as revenue when due except for unit-linked contracts on which premiums are recognised as revenue when received. Claims are recorded as an expense on the earlier of the maturity date or the date on which the claim is notified.

LIABILITIES

–	Insurance and participating investment contracts in the Group’s with-profit funds

Liabilities of the Group’s with-profit funds, including guarantees and options embedded within products written by these funds, are stated at their realistic values in accordance with the Financial Services Authority’s realistic capital regime, except that projected transfers out of the funds into other Group funds are recorded in unallocated surplus (see below). Further details on the realistic capital regime are given on page 91 of the Group’s 2009 Annual Report on Form 20-F filed on 13 May 2010. Changes in the value of these liabilities are recognised through insurance claims.

–	Insurance and participating investment contracts which are not unit-linked or in the Group’s with-profit funds

A liability for contractual benefits that are expected to be incurred in the future is recorded when the premiums are recognised. The liability is calculated by estimating the future cash flows over the duration of in-force policies and discounting them back to the valuation date allowing for probabilities of occurrence. The liability will vary with movements in interest rates and with the cost of life insurance and annuity benefits where future mortality is uncertain.

Assumptions are made in respect of all material factors affecting future cash flows, including future interest rates, mortality and costs.

Changes in the value of these liabilities are recognised in the income statement through insurance claims.

–	Insurance and participating investment contracts which are unit-linked

Liabilities for unit-linked insurance contracts and participating investment contracts are stated at the bid value of units plus, an additional allowance where appropriate (such as for any excess of future expenses over charges). The liability is increased or reduced by the change in the unit prices and is reduced by policy administration fees, mortality and surrender charges and any withdrawals. Changes in the value of the liability are recognised in the income statement through insurance claims. Benefit claims in excess of the account balances incurred in the period are also charged through insurance claims. Revenue consists of fees deducted for mortality, policy administration and surrender charges.

UNALLOCATED SURPLUS

Any amounts in the with-profit funds not yet determined as being due to policyholders or shareholders are recognised as an unallocated surplus which is shown separately from liabilities arising from insurance contracts and participating investment contracts.

(II) ACCOUNTING FOR NON-PARTICIPATING INVESTMENT CONTRACTS

The Group’s non-participating investment contracts are primarily unit-linked. These contracts are accounted for as financial liabilities whose value is contractually linked to the fair values of financial assets within the Group’s unitised investment funds. The value of the unit-linked financial liabilities is determined using current unit prices multiplied by the number of units attributed to the contract holders at the balance sheet date. Their value is never less than the amount payable on surrender, discounted for the required notice period where applicable. Investment income allocated to non-participating investment contracts are included in insurance claims.

Deposits and withdrawals are not accounted for through the income statement but are accounted for directly in the balance sheet as adjustments to the non-participating investment contract liability.

The Group receives investment management fees in the form of an initial adjustment or charge to the amount invested. These fees are in respect of services rendered in conjunction with the issue and management of investment contracts where the Group actively manages the consideration received from its customers to fund a return that is based on the investment profile that the customer selected on origination of the contract. These services comprise an indeterminate number of acts over the lives of the individual contracts and, therefore, the Group defers these fees and recognises them over the estimated lives of the contracts, in line with the provision of investment management services.

Costs which are directly attributable and incremental to securing new non-participating investment contracts are deferred. This asset is subsequently amortised over the period of the provision of investment management services and is reviewed for impairment in circumstances where its carrying amount may not be recoverable. If the asset is greater than its recoverable amount it is written down immediately through fee and commission expense in the income statement. All other costs are recognised as expenses when incurred.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2 ACCOUNTING POLICIES continued

(III) VALUE OF IN-FORCE BUSINESS

The Group recognises as an asset the value of in-force business in respect of insurance contracts and participating investment contracts. The asset represents the present value of the shareholders’ interest in the profits expected to emerge from those contracts written at the balance sheet date. This is determined after making appropriate assumptions about future economic and operating conditions such as future mortality and persistency rates and includes allowances for both non-market risk and for the realistic value of financial options and guarantees. Each cash flow is valued using the discount rate consistent with that applied to such a cash flow in the capital markets. The asset in the consolidated balance sheet is presented gross of attributable tax and movements in the asset are reflected within other operating income in the income statement.

The Group’s contractual rights to benefits from providing investment management services in relation to non-participating investment contracts acquired in business combinations and portfolio transfers is measured at fair value at the date of acquisition. The resulting asset is amortised over the estimated lives of the contracts. At each reporting date an assessment is made to determine if there is any indication of impairment. Where impairment exists, the carrying value of the asset is reduced to its recoverable amount and the impairment loss recognised in the income statement.

(2) GENERAL INSURANCE BUSINESS

The Group both underwrites and acts as intermediary in the sale of general insurance products. Underwriting premiums are included in insurance premium income, net of refunds, in the period in which insurance cover is provided to the customer; premiums received relating to future periods are deferred in the balance sheet within liabilities arising from insurance contracts and participating investment contracts and only credited to the income statement when earned. Broking commission is recognised when the underwriter accepts the risk of providing insurance cover to the customer. Where appropriate, provision is made for the effect of future policy terminations based upon past experience.

The underwriting business makes provision for the estimated cost of claims notified but not settled and claims incurred but not reported at the balance sheet date. The provision for the cost of claims notified but not settled is based upon a best estimate of the cost of settling the outstanding claims after taking into account all known facts. In those cases where there is insufficient information to determine the required provision, statistical techniques are used which take into account the cost of claims that have recently been settled and make assumptions about the future development of the outstanding cases. Similar statistical techniques are used to determine the provision for claims incurred but not reported at the balance sheet date. Claims liabilities are not discounted.

(3) LIABILITY ADEQUACY TEST

At each balance sheet date liability adequacy tests are performed to ensure the adequacy of insurance and participating investment contract liabilities net of related deferred cost assets and value of in-force business. In performing these tests current best estimates of discounted future contractual cash flows and claims handling and policy administration expenses, as well as investment income from the assets backing such liabilities, are used. Any deficiency is immediately charged to the income statement, initially by writing off the relevant assets and subsequently by establishing a provision for losses arising from liability adequacy tests.

(4) REINSURANCE

Contracts entered into by the Group with reinsurers under which the Group is compensated for losses on one or more contracts issued by the Group and that meet the classification requirements for insurance contracts are classified as reinsurance contracts held.

The benefits to which the Group is entitled under its reinsurance contracts held are recognised as reinsurance assets. These assets consist of short-term balances due from reinsurers as well as longer term receivables that are dependent on the expected claims and benefits arising under the related reinsured contracts. Amounts recoverable from or due to reinsurers are measured consistently with the amounts associated with the reinsured contracts and in accordance with the terms of each reinsurance contract and are regularly reviewed for impairment. Premiums payable for reinsurance contracts are recognised as an expense when due within insurance premium income. Changes in the reinsurance recoverable assets are recognised in the income statement through insurance claims.

(P) FOREIGN CURRENCY TRANSLATION

Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (the ‘functional currency’). The consolidated financial statements are presented in sterling, which is the Company’s functional and presentation currency.

Foreign currency transactions are translated into the appropriate functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognised in the income statement, except when recognised in other comprehensive income as qualifying cash flow or net investment hedges. Non-monetary assets that are measured at fair value are translated using the exchange rate at the date that the fair value was determined. Translation differences on equities and similar non-monetary items held at fair value through profit and loss are recognised in profit or loss as part of the fair value gain or loss. Translation differences on available-for-sale non-monetary financial assets, such as equity shares, are included in the fair value reserve in equity unless the asset is a hedged item in a fair value hedge.

The results and financial position of all group entities that have a functional currency different from the presentation currency are translated into the presentation currency as follows:

–

The assets and liabilities of foreign operations, including goodwill and fair value adjustments arising on the acquisition of a foreign entity, are translated into sterling at foreign exchange rates ruling at the balance sheet date.

–

The income and expenses of foreign operations are translated into sterling at average exchange rates unless these do not approximate to the foreign exchange rates ruling at the dates of the transactions in which case income and expenses are translated at the dates of the transactions.

Foreign exchange differences arising on the translation of a foreign operation are recognised in other comprehensive income and accumulated in a separate component of equity together with exchange differences arising from the translation of borrowings and other currency instruments designated as hedges of such investments (see accounting policy 2(F)(3)). On disposal of a foreign operation, the cumulative amount of exchange differences relating to that foreign operation are reclassified from equity and included in determining the profit or loss arising on disposal.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

2 ACCOUNTING POLICIES continued

(Q) PROVISIONS

Provisions are recognised in respect of present obligations arising from past events where it is probable that outflows of resources will be required to settle the obligations and they can be reliably estimated.

The Group recognises provisions in respect of vacant leasehold property where the unavoidable costs of the present obligations exceed anticipated rental income.

Contingent liabilities are possible obligations whose existence depends on the outcome of uncertain future events or those present obligations where the outflows of resources are uncertain or cannot be measured reliably. Contingent liabilities are not recognised in the financial statements but are disclosed unless they are remote.

(R) SHARE CAPITAL

(1) SHARE ISSUE COSTS

Incremental costs directly attributable to the issue of new shares or options or to the acquisition of a business are shown in equity as a deduction, net of tax, from the proceeds.

(2) DIVIDENDS

Dividends paid on the Group’s ordinary shares are recognised as a reduction in equity in the period in which they are paid.

(3) TREASURY SHARES

Where the Company or any member of the Group purchases the Company’s share capital, the consideration paid is deducted from shareholders’ equity as treasury shares until they are cancelled. Where such shares are subsequently sold or reissued, any consideration received is included in shareholders’ equity.

(S) CASH AND CASH EQUIVALENTS

For the purposes of the cash flow statement, cash and cash equivalents comprise cash and non-mandatory balances with central banks and amounts due from banks with a maturity of less than three months.

3 CRITICAL ACCOUNTING ESTIMATES AND JUDGEMENTS

The preparation of the Group’s financial statements requires management to make judgements, estimates and assumptions in applying the accounting policies that affect the reported amounts of assets, liabilities, income and expenses. Due to the inherent uncertainty in making estimates, actual results reported in future periods may be based upon amounts which differ from those estimates. Estimates, judgements and assumptions are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

The significant judgements made by management in applying the Group’s accounting policies and the key sources of estimation uncertainty in these financial statements, which together are deemed critical to the Group’s results and financial position, are discussed below.

ALLOWANCE FOR IMPAIRMENT LOSSES ON LOANS AND RECEIVABLES

The Group’s accounting policy for losses arising on financial assets classified as loans and receivables is described in note 2(H)(1). The allowance for impairment losses on loans and receivables is management’s best estimate of losses incurred in the portfolio at the balance sheet date. Impairment allowances are established to recognise incurred impairment losses in the Group’s loan portfolios carried at amortised cost. In determining whether an impairment has occurred at the balance sheet date the Group considers whether there is any observable data indicating that there has been a measurable decrease in the estimated future cash flows or their timings. Where this is the case, the impairment loss is the difference between the carrying value of the loan and the present value of the estimated future cash flows discounted at the loan’s original effective interest rate.

At 31 December 2009 gross loans and receivables totalled £710,362 million (2008: £287,220 million) against which impairment allowances of £15,380 million (2008: £3,727 million) had been made (see note 24). Impairment allowances are made up of two components, those determined individually and those determined collectively.

INDIVIDUAL COMPONENT

All impaired loans which exceed a certain threshold, principally within the Group’s Wholesale division, are individually assessed for impairment having regard to expected future cash flows including those that could arise from the realisation of security. The determination of these allowances often requires the exercise of considerable judgement by management involving matters such as local economic conditions and the resulting trading performance of the customer and the value of the security held, for which there may not be a readily accessible market. In particular, significant judgement is required by management in the current economic environment in assessing the borrower’s cash flows and debt servicing capability together with the realisable value of commercial real estate collateral. The actual amount of the future cash flows and their timing may differ significantly from the assumptions made for the purposes of determining the impairment allowances and consequently these allowances can be subject to variation as time progresses and the circumstances of the customer become clearer.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

3 CRITICAL ACCOUNTING ESTIMATES AND JUDGEMENTS continued

COLLECTIVE COMPONENT

Impairment allowances for portfolios of smaller balance homogenous loans, such as residential mortgages, personal loans and credit card balances that are below the individual assessment thresholds, and for loan losses that have been incurred but not separately identified at the balance sheet date, are determined on a collective basis. Collective impairment allowances are calculated on a portfolio basis using models which take into account factors such as historical experience of accounts progression through the various stages of delinquency, historical loss rates, the credit quality of the portfolio, and the value of any collateral held, which is estimated, where appropriate, using indices such as house price indices.

The calculation of the collective impairment allowance is therefore subject to estimation uncertainty. The variables used in the collective impairment models are kept under regular review to ensure that as far as possible they reflect current economic circumstances. However, significant management judgement is applied in assessing whether current economic conditions and borrowers’ behaviour are fully reflected in the historical loss data and other inputs to the impairment models.

The collective impairment allowance is sensitive to changes in economic and credit conditions, including the interdependency of house prices, unemployment rates, interest rates, borrowers’ behaviour, and consumer bankruptcy trends. It is, however, inherently difficult to estimate how changes in one or more of these factors might impact the collective impairment allowance.

Given the relative size of the Group’s mortgage portfolio, a key variable is UK house prices which determine the collateral value supporting loans in such portfolios. The value of this collateral is estimated by applying changes in house price indices to the original assessed value of the property. If average house prices within the Group’s mortgage portfolio were 10 per cent lower than those estimated at 31 December 2009, the house price index related impact on the impairment charge would be an increase of approximately £350 million.

In the Wholesale division, the collective unimpaired provision is sensitive to the time between the loss event and the date the impairment is recognised. This is known as the loss emergence period (LEP). If the LEP moved by one month in respect of the loan portfolio assessed for collective unimpaired provisions, this would result in an increase in the collective unimpaired provision of approximately £420 million.

IMPAIRMENT OF AVAILABLE-FOR-SALE FINANCIAL ASSETS

In determining whether an impairment loss has been incurred in respect of an available-for-sale financial asset, the Group performs an objective review of the current financial circumstances and future prospects of the issuer and, in the case of equity shares, considers whether there has been a significant or prolonged decline in the fair value of that asset below its cost. This consideration requires management judgement. Among factors considered by the Group is whether the decline in fair value is a result of a change in the quality of the asset or a downward movement in the market as a whole. An assessment is performed of the future cash flows expected to be realised from the asset, taking into account, where appropriate, the quality of underlying security and credit protection available. The increase in the fair value of available-for-sale financial assets during the year was £2,234 million (2008: reduction of £2,721 million). Impairment losses in respect of available-for-sale financial assets transferred from reserves to the income statement totalled £602 million (2008: £130 million).

VALUATION OF FINANCIAL INSTRUMENTS

Financial instruments classified by management as trading and other financial assets and liabilities at fair value through profit or loss, derivative financial instruments and available-for-sale financial assets are carried at fair value which is determined as being the amount for which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Management judgement is required in determining the appropriate classification of financial instruments.

In 2009, the Group adopted ‘Amendments to IFRS 7 ‘Financial Instruments: Disclosures – Improving Disclosures about Financial Instruments’ which, among other matters, established a three level valuation hierarchy for disclosure of fair value measurements of financial instruments carried on the Group’s balance sheet at fair value.

Management judgement is required in determining the categorisation of the Group’s financial instruments that are carried at fair value. Financial instruments categorised as level 1 are valued using quoted market prices and therefore there is less judgement applied in determining fair value. However, the fair value of financial instruments categorised as level 2 and level 3 is determined using valuation techniques including discounted cash flow analysis and valuation models. These require management judgement and therefore contain significant estimation uncertainty (note 53).

In particular significant judgement is required by management in determining appropriate assumptions to be used for level 3 financial instruments. At 31 December 2009, the Group classified £7,460 million of financial assets and £235 million of financial liabilities as level 3 (note 53).

The largest asset class classified as level 3 is the Group’s venture capital and unlisted equity investments. Venture capital investments are valued using International Private Equity and Venture Capital (IPEV) Guidelines which require significant management judgement in determining appropriate earnings multiples to be applied in determining fair value. Unlisted equity investments are valued using a number of different techniques which require management to select the most appropriate assumptions, including earnings multiples, valuations relative to net assets, and estimated future cash flows. Certain of the Group’s asset-backed securities and derivatives, principally where there is no trading activity in such securities, are also classified as level 3. Fair value is determined using valuation models which require significant judgement in determining appropriate values for inputs including prepayment rates, probability of default, loss given default and yield curves.

The valuation techniques used are set out in note 53 on page F-96. This provides details of the inputs into valuation models that have the potential to significantly impact the value determined, sets out the assumptions used for those inputs and provides the effects of applying reasonably possible alternative assumptions.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

3 CRITICAL ACCOUNTING ESTIMATES AND JUDGEMENTS continued

TAXATION

At 31 December 2009 the Group carried deferred tax assets on its balance sheet of £5,006 million (2008: £833 million) and deferred tax liabilities of £209 million (2008: £nil) (note 42).

This statutory presentation takes into account the ability of the Group to net deferred tax assets and liabilities only where there is a legally enforceable right of offset. Note 42 also presents the Group’s deferred tax assets and liabilities by tax category. The largest category of deferred tax asset which contains significant estimation uncertainty and which requires management judgement in assessing its recoverability relates to tax losses carried forward. At 31 December 2009, the Group recognised a deferred tax asset of £5,925 million (2008: £856 million) in respect of tax losses carried forward. The significant increase reflects the taxable losses generated by certain Group companies, primarily Bank of Scotland plc in the last two years and Lloyds TSB Bank plc during 2009.

Applicable accounting standards permit the recognition of deferred tax assets only to the extent that it is probable that future taxable profits will be available to utilise the tax losses carried forward. The assessment of future taxable profits involves significant estimation uncertainty, principally relating to an assessment of management’s projections of future taxable income based on business plans and ongoing tax planning strategies. These projections include assumptions about the future strategy of the Group, the economic and regulatory environment in which the Group operates, future tax legislation, customer behaviour, and the ability of the Group to deliver expected integration benefits, amongst other variables. At 31 December 2009, management has concluded that future taxable profits generated by the Group companies with tax losses carried forward are expected to be sufficient to utilise the tax losses carried forward in full.

At 31 December 2009 the Group carried an asset for current tax recoverable of £680 million (2008: £300 million) and current tax liabilities of £51 million (2008: £nil). In determining the carrying value of these balances, management have taken account of tax issues that are subject to ongoing discussion with HM Revenue & Customs and other tax authorities. Inherent in this is management’s assessment of legal and professional advice, case law and other relevant guidance. The determination of the outcome of such matters requires significant management judgement in assessing the various risks and applying appropriate probability weightings in determining the carrying value of current and deferred tax balances.

PENSIONS

The net liability recognised in the balance sheet at 31 December 2009 in respect of the Group’s retirement benefit obligations was £780 million (2008: £1,771 million) of which £619 million (2008: £1,657 million) related to defined benefit pension schemes. As explained in note 2(L), the Group adopts the corridor approach to pensions accounting and consequently does not recognise actuarial losses of £2,936 million (2008: £267 million). The defined benefit pension schemes’ gross deficit totalled £3,555 million (2008: £1,924 million) representing the difference between the schemes’ liabilities and the fair value of the related assets at the balance sheet date.

The schemes’ liabilities are calculated using the projected unit credit method, which takes into account projected earnings increases, using actuarial assumptions that give the best estimate of the future cash flows that will arise under the scheme liabilities. The resulting estimated cash flows are discounted at a rate equivalent to the market yield at the balance sheet date on high quality bonds with a similar duration and currency to the schemes’ liabilities. In order to estimate the future cash flows, a number of financial and non-financial assumptions are made by management, changes to which could have a material impact upon the overall deficit or the net cost recognised in the income statement.

Two important assumptions are the rate of inflation and the expected lifetime of the schemes’ members. The assumed rate of inflation affects the rate at which salaries are projected to grow and therefore the size of the pension that employees receive upon retirement and also the rate at which pensions in payment increase. Over the longer term rates of inflation can vary significantly. At 31 December 2009 it was assumed that the rate of inflation would be 3.4 per cent per annum (2008: 3.0 per cent), although if this was increased by 0.2 per cent the overall deficit would increase by approximately £795 million and the annual cost by approximately £69 million. A reduction of 0.2 per cent would reduce the overall deficit by approximately £763 million and the annual cost by approximately £60 million.

The cost of the benefits payable by the schemes will also depend upon the longevity of the members. Assumptions are made regarding the expected lifetime of scheme members based upon recent experience, however given the rate of advance in medical science and increasing levels of obesity, it is uncertain whether they will ultimately reflect actual experience. Assumptions used by management reflect recent longevity experience and extrapolate the improving trend. An increase of one year in the expected lifetime of scheme members would increase the overall deficit by approximately £590 million and the annual cost by approximately £79 million; a reduction of one year would reduce the overall deficit by approximately £603 million and the annual cost by approximately £76 million.

The size of the overall deficit is also sensitive to changes in the discount rate, which is affected by market conditions and therefore potentially subject to significant variations. At 31 December 2009 the discount rate used was 5.7 per cent (2008: 6.3 per cent); a reduction of 0.2 per cent would increase the overall deficit by approximately £985 million and the annual cost by approximately £82 million, while an increase of 0.2 per cent would reduce the net deficit by approximately £937 million and the annual cost by approximately £68 million.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

3 CRITICAL ACCOUNTING ESTIMATES AND JUDGEMENTS continued

FAIR VALUE OF IDENTIFIABLE NET ASSETS OF HBOS

The acquisition of the HBOS Group in January 2009 was accounted for in accordance with applicable accounting standards which require the recognition of the identifiable assets acquired and liabilities assumed at their acquisition-date fair values. As part of this process, it is also necessary to identify and recognise certain assets and liabilities which are not included on the acquiree’s balance sheet, for example the value of the internally generated brands and other intangible assets.

The exercise to fair value the HBOS Group balance sheet was inherently highly subjective and required management to make a number of assumptions and estimates. The overall effect was to reduce the book value of the assets acquired by £11,975 million, after the recognition of brands and other intangibles not previously included on the HBOS Group balance sheet totalling £4,650 million. This was offset by a reduction in the value of the HBOS Group’s liabilities of £13,216 million, resulting in a net increase in the value of the net assets acquired of £1,241 million (note 14).

The fair value adjustments to the HBOS Group’s assets principally reflect a reduction of £13,512 million in the value of customer lending. For a significant proportion of these balances there was no active market and therefore in determining the acquisition-date fair values discounted cash flow models have been used. The calculations were performed using benchmark interest rates and market-based credit spreads for the different lending portfolios, having regard to management’s view of the level of expected credit losses. The size of the adjustment reflects the market-wide reduction in interest rates since the lending was originated and a deterioration in the credit quality of the portfolio in the worsening economic environment.

The reduction in the value of the HBOS Group’s liabilities was largely due to the lower values attributed to debt instruments issued by HBOS, for example commercial paper, medium-term notes and subordinated debt. In many cases market prices were available to value these instruments and the lower fair values reflect market concern in January 2009 over the creditworthiness of HBOS.

During 2009, the effects of the fair value adjustments have started to unwind and be recognised in the Group’s income statement. The determination of the extent to which the adjustments unwind often requires significant judgement principally relating to the assessment of the extent to which losses incurred subsequent to the date of acquisition were expected and consequently reflected in the fair value adjustment made to write down the value of the lending. In the period since the acquisition impairment losses of £6,859 million have been incurred which were reflected in the acquisition fair value adjustments.

GOODWILL

At 31 December 2009 the Group carried goodwill on its balance sheet totalling £2,016 million (2008: £2,256 million), all of which relates to acquisitions made a number of years ago.

The Group reviews the goodwill for impairment at least annually or when events or changes in economic circumstances indicate that impairment may have taken place. The impairment review is performed by projecting future cash flows, excluding finance and tax, based upon budgets and plans and making appropriate assumptions about rates of growth and discounting these using a rate that takes into account prevailing market interest rates and the risks inherent in the business. If the present value of the projected cash flows is less than the carrying value of the underlying net assets and related goodwill an impairment charge is required in the income statement. This calculation requires the exercise of significant judgement by management; if the estimates made prove to be incorrect or performance does not meet expectations which affects the amount and timing of future cash flows, goodwill may become impaired in future periods. Further details are given in note 27.

The Group’s goodwill is allocated to cash generating units in the Insurance division (Scottish Widows) and in the Asset Finance business in the Wholesale division. Goodwill attributable to the Group’s Asset Finance business, for which an impairment charge was recognised in the Group’s financial statements for the year ended 31 December 2008, has been reviewed for impairment due to the continuing uncertainties over the short-term macroeconomic environment. As a consequence, the carrying value of the consumer finance cash generating unit within Asset Finance has been reassessed and has resulted in the related element of the goodwill being written off and the Group recognising a further impairment charge of £240 million in the year ended 31 December 2009. Further details are given in note 27.

LIFE INSURANCE BUSINESS

The Group carries in its balance sheet a value in-force asset, representing the present value of future profits expected to arise from the portfolio of in-force life insurance and participating investment contracts, of £5,140 million at 31 December 2009 (2008: £1,893 million). The Group also recognises an acquired value in-force asset of £1,545 million at 31 December 2009 (2008: nil) representing contractual rights to benefits from providing investment management services in relation to non-participating investment contracts acquired in business combinations and portfolio transfers. The methodology used to value these assets is set out in note 2(O)(1). The valuation or recoverability of these assets requires assumptions to be made about future economic and operating conditions. These assumptions are inherently uncertain and changes could significantly affect the value attributed to these assets.

At 31 December 2009 the Group carried substantial liabilities to holders of life, pensions and investment contracts in its balance sheet. Liabilities arising from insurance contracts and participating investment contracts were £56,800 million and £18,089 million respectively (2008: £21,518 million and £11,619 million) and those arising from non-participating investment contracts totalled £46,348 million (2008: £14,243 million). The methodology used to value the liabilities is described in note 2(O)(1). Elements of the liability valuations require assumptions to be made about future investment returns, future mortality rates and future policyholder behaviour.

The process for determining key assumptions that have been made for life insurance assets and liabilities at 31 December 2009 is detailed in notes 28 and 36. The impact on profit before tax of changes in key assumptions is detailed in note 37.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

3 CRITICAL ACCOUNTING ESTIMATES AND JUDGEMENTS continued

GENERAL INSURANCE BUSINESS

At 31 December 2009 the Group held a provision of £502 million (2008: £183 million) in respect of the estimated cost of claims notified but not settled and claims incurred but not reported at the balance sheet date. The methodology for valuing these liabilities, which includes the use of statistical techniques, is described in note 2(O)(2).

While management believes that the liability carried at year end is adequate, the application of statistical techniques requires significant judgement. An increase of 10 per cent in the cost of claims would result in the recognition of an additional loss of approximately £48 million. Similarly, an increase of 10 per cent in the ultimate number of such claims would lead to an additional loss of approximately £44 million; some relief would arise from reinsurance contracts held.

4 SEGMENTAL ANALYSIS

The Group is a leading financial services group, whose businesses provide a wide range of banking and financial services in the UK and in certain locations overseas.

The group executive committee has been determined to be the chief operating decision maker for the Group. The Group’s operating segments reflect its organisational and management structures. The group executive committee reviews the Group’s internal reporting based around these segments in order to assess performance and allocate resources. This assessment includes a consideration of each segment’s net interest revenue and consequently the total interest income and expense for all reportable segments is presented on a net basis. The segments are differentiated by the type of products provided, by whether the customers are individuals or corporate entities and by the geographical location of the customer.

Inter-segment services are generally recharged at cost, with the exception of the internal commission arrangements between the UK branch and other distribution networks and the insurance product manufacturing businesses within the Group, where a profit margin is also charged. Inter-segment lending and deposits are generally entered into at market rates, except that non-interest bearing balances are priced at a rate that reflects the external yield that could be earned on such funds.

For those derivative contracts entered into by business units for risk management purposes, the business unit retains the amount that would have been recognised on an accrual accounting basis (an amount equal to the interest element of the next payment on the swap) and transfers the remainder of the fair value of the swap to the central group segment where the resulting accounting volatility is managed though the establishment of hedge accounting relationships. Any change in fair value of the hedged instrument attributable to the hedged risk is also recorded within the central group segment. This allocation of the fair value of the swap and change in fair value of the hedged instrument attributable to the hedged risk avoids accounting asymmetry in segmental results and records volatility in the central group segment where it is managed and provides a fair presentation of the segments’ operating performance. It is the basis on which the segments are managed and measured internally and is the basis of the Group’s internal segmental reporting to the board.

Segmental analysis for 2009 and 2008

During 2009, following the acquisition of HBOS, the Group’s activities were reorganised into four financial reporting segments: Retail, Wholesale, Wealth and International and Insurance. Consequently, the comparative information has been restated to be consistent with the reorganised structure of the Group. The segmental results and comparatives are presented on the basis reviewed by the chief operating decision maker in 2009 (the combined businesses basis) and therefore include the pre-acquisition results of HBOS for 2008 and for the period from 1 January 2009 to 16 January 2009.

The Retail division, with its brands including Lloyds TSB, Halifax, Bank of Scotland, Birmingham Midshires and Cheltenham & Gloucester, is a UK provider of current accounts, savings, personal loans, credit cards and mortgages serving over 30 million customers through a large branch network in the UK. The division is also a general insurance and bancassurance distributor selling a wide range of long-term savings, investment and general insurance products.

The Wholesale division serves in excess of a million businesses ranging from start-ups and small enterprises to global corporations, with a range of propositions fully segmented according to customer need. The enlarged division, following the acquisition of HBOS, comprises Corporate Markets, Treasury and Trading and Asset Finance. Corporate Markets comprises Corporate, Commercial, Corporate Real Estate, Specialist Finance and Wholesale Markets.

Wealth and International was created to give increased focus and momentum to the Group’s private banking and asset management activities and to closely co-ordinate the management of its international businesses. Wealth comprises the Group’s private banking, wealth and asset management businesses in the UK and overseas. International comprises corporate, commercial, asset finance and retail businesses in Australia, Ireland and continental Europe.

The Insurance division is a bancassurance provider in the UK providing a wide range of long-term savings, investment and protection products, together with individual and corporate pensions. It is also a distributor of payment protection and home insurance in the UK. The division consists of three business units: life, pensions and investments UK; life, pensions and investments Europe; and general insurance.

Other includes the results of managing the Group’s technology platforms, branch and head office property estate, operations (including payments, banking operations and collections) and procurement services, the costs of which are predominantly recharged to the other divisions. It also reflects other items not recharged to the divisions, including hedge ineffectiveness.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

4 SEGMENTAL ANALYSIS continued

	Retail £m	Wholesale £m	Wealth and International £m	Insurance £m	Other £m	Combined businesses basis total £m

Year ended 31 December 2009
Net interest income	7,970	4,710	1,217	(287)	(884)	12,726
Other income (net of fee and commission expense)	1,804	4,199	1,128	2,944	1,800	11,875

Total income	9,774	8,909	2,345	2,657	916	24,601
Insurance claims	—	—	—	(637)	—	(637)

Total income, net of insurance claims	9,774	8,909	2,345	2,020	916	23,964
Operating expenses	(4,566)	(4,106)	(1,544)	(974)	(419)	(11,609)

Trading surplus	5,208	4,803	801	1,046	497	12,355
Impairment	(4,227)	(15,683)	(4,078)	—	—	(23,988)
Share of results of joint ventures and associates	(6)	(720)	(21)	(22)	2	(767)

Profit (loss) before tax and fair value unwind	975	(11,600)	(3,298)	1,024	499	(12,400)
Fair value unwind	407	6,897	942	(49)	(2,097)	6,100

Profit (loss) before tax	1,382	(4,703)	(2,356)	975	(1,598)	(6,300)

External revenue	14,221	5,965	2,859	3,780	(2,224)	24,601
Inter-segment revenue	(4,447)	2,944	(514)	(1,123)	3,140	—

Segment revenue	9,774	8,909	2,345	2,657	916	24,601

Segment external assets	383,588	394,057	94,051	135,814	19,745	1,027,255

Segment customer deposits	224,149	153,389	29,037	—	166	406,741

Other segment items reflected in income
statement above:
Depreciation and amortisation	196	1,284	84	152	147	1,863
Movement in value of in-force business	—	—	(5)	1,097	—	1,092
Defined benefit scheme charges	190	112	40	39	156	537
Other segment items:
Additions to tangible fixed assets	65	2,969	53	255	487	3,829
Investments in joint ventures and associates at end of year	30	189	123	(14)	151	479

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

4 SEGMENTAL ANALYSIS continued

	Retail £m	Wholesale £m	Wealth and International £m	Insurance £m	Other £m	Combined businesses basis total £m

Year ended 31 December 2008
Net interest income	8,454	5,752	1,314	(345)	(272)	14,903
Other income (net of fee and
commission expense)	2,739	(302)	1,191	3,493	(188)	6,933

Total income	11,193	5,450	2,505	3,148	(460)	21,836
Insurance claims	—	—	—	(481)	—	(481)

Total income, net of insurance claims	11,193	5,450	2,505	2,667	(460)	21,355
Operating expenses	(4,963)	(4,591)	(1,476)	(1,129)	(77)	(12,236)

Trading surplus (deficit)	6,230	859	1,029	1,538	(537)	9,119
Impairment	(3,695)	(10,394)	(731)	—	(60)	(14,880)
Share of results of joint ventures and associates	7	(944)	(21)	2	4	(952)

Profit (loss) before tax	2,542	(10,479)	277	1,540	(593)	(6,713)

External revenue	15,228	(150)	1,883	6,020	(1,145)	21,836
Inter-segment revenue	(4,035)	5,600	622	(2,872)	685	—

Segment revenue	11,193	5,450	2,505	3,148	(460)	21,836

Segment external assets	393,827	517,269	86,394	127,249	1,979	1,126,718

Segment customer deposits	216,282	157,941	34,095	—	844	409,162

Other segment items reflected in income
statement above:
Depreciation and amortisation	197	1,603	71	80	343	2,294
Movement in value of in-force business	—	—	—	(625)	—	(625)
Defined benefit scheme charges	163	106	31	36	(1)	335
Other segment items:
Additions to tangible fixed assets	127	2,241	254	411	735	3,768
Investments in joint ventures and associates at end of year	78	1,032	117	(38)	50	1,239

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

4 SEGMENTAL ANALYSIS continued

RECONCILIATION OF COMBINED BUSINESSES BASIS TO STATUTORY RESULTS

The combined businesses basis is the basis on which financial information is presented to the chief operating decision maker which excludes certain items included in the statutory results. The table below reconciles the statutory results to the combined businesses basis.

	Lloyds Banking Group statutory £m		Removal of:

		Pre-acquisition results of HBOS £m	Acquisition related[1] £m	Volatility £m	Insurance gross up £m	Fair value unwind £m	Combined businesses basis £m

Year ended 31 December 2009
Net interest income	9,026	243	—	11	1,280	2,166	12,726
Other income	36,271	(1,123)	—	(479)	(21,659)	(1,135)	11,875

Total income	45,297	(880)	—	(468)	(20,379)	1,031	24,601
Insurance claims	(22,019)	1,349	—	—	20,318	(285)	(637)

Total income, net of insurance claims	23,278	469	—	(468)	(61)	746	23,964
Operating expenses	(15,984)	(293)	4,589	—	61	18	(11,609)

Trading surplus (deficit)	7,294	176	4,589	(468)	—	764	12,355
Impairment	(16,673)	(456)	—	—	—	(6,859)	(23,988)
Share of results of joint ventures and
associates	(752)	—	—	(10)	—	(5)	(767)
Gain on acquisition	11,173	—	(11,173)	—	—	—	—
Fair value unwind	—	—	—	—	—	6,100	6,100

Profit (loss) before tax	1,042	(280)	(6,584)	(478)	—	—	(6,300)

[1]	Includes gain on acquisition, integration costs, amortisation of purchased intangibles and goodwill impairment.

				Removal of:

	Statutory basis[1] £m	HBOS statutory £m	Reclassifi- cations £m	Results of BankWest and St. Andrews £m	Volatility £m	Amortisation of purchased intangibles and goodwill impairments £m	Insurance gross up £m	Combined businesses basis £m

Year ended 31 December 2008
Net interest income	7,718	8,171	1,906	(524)	(9)	—	(2,359)	14,903
Other income	(709)	(4,559)	(234)	(148)	2,358	—	10,225	6,933

Total income	7,009	3,612	1,672	(672)	2,349	—	7,866	21,836
Insurance claims	2,859	6,192	(1,570)	—	—	—	(7,962)	(481)

Total income, net of insurance claims	9,868	9,804	102	(672)	2,349	—	(96)	21,355
Operating expenses	(6,100)	(6,880)	—	400	—	258	86	(12,236)

Trading surplus (deficit)	3,768	2,924	102	(272)	2,349	258	(10)	9,119
Impairment	(3,012)	(12,050)	—	182	—	—	—	(14,880)
Share of results of joint ventures and
associates	4	(956)	—	—	—	—	—	(952)
Non-operating income	—	56	(56)	—	—	—	—	—
Loss on disposal	—	(799)	(46)	845	—	—	—	—

Profit (loss) before tax	760	(10,825)	—	755	2,349	258	(10)	(6,713)

Assets As at 31 December 2008	Statutory basis £m	HBOS statutory £m	Reclassifi- cations £m	Lloyds TSB and HBOS share issues[2] £m	Fair value adjustments £m	Consolidation adjustments £m		Reported basis £m

	436,033	689,917	15,198	16,770	(11,975)	(19,225)		1,126,718

1	Restated for IFRS 2 (Revised).

2

Includes £4,500 million of ordinary share capital and £1,000 million of preference shares issued by Lloyds TSB Group plc to HM Treasury on 13 January 2009 and 15 January 2009, respectively and £8,500 million of ordinary share capital and £3,000 million of preference shares issued by HBOS plc to HM Treasury on 15 January 2009 (net of costs).

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

4 SEGMENTAL ANALYSIS continued

Segmental analysis for 2008 and 2007

The information to restate 2007 on a combined businesses basis is not readily available and the Group has determined that the cost to develop it was excessive. Therefore segmental information for 2007 is presented on the continuing businesses basis used by the chief operating decision maker in 2008 to assess the Group’s operations. In order to provide comparability with the segmental information for 2007 the Group has also presented its segmental information for 2008 on a continuing businesses basis.

At 31 December 2008 the Group’s activities were organised into three segments: UK Retail Banking, Insurance and Investments and Wholesale and International Banking. Services provided by UK Retail Banking encompass the provision of banking and other financial services to personal customers, private banking and mortgages. Insurance and Investments offers life assurance, pensions and savings products, general insurance and asset management services. Wholesale and International Banking provides banking and related services for major UK and multinational companies, banks and financial institutions, and small and medium-sized UK businesses. It also provides asset finance to personal and corporate customers, manages the Group’s activities in financial markets through its treasury function and provides banking and financial services in some overseas locations.

As part of its transition to Basel II on 1 January 2008, the Group has updated its capital and liquidity pricing methodology. The main difference in this approach is to allocate a greater share of certain funding costs, previously allocated to the Central group items segment, to individual divisions. To enable a meaningful period-on-period comparison, the segmental analysis for the year ended 31 December 2007 has been restated to reflect these changes.

	UK Retail Banking £m	Insurance and Investments £m	Wholesale and International Banking £m	Central Group Items[1] £m	Inter-segment eliminations £m	Continuing businesses excluding insurance gross up1

Year ended 31 December 2008
Net interest income	4,110	(62)	3,303	(293)	—	7,058
Other income (net of fee and commission expense)	1,766	1,749	829	(203)	—	4,141

Total income	5,876	1,687	4,132	(496)	—	11,199
Insurance claims	—	(193)	—	—	—	(193)

Total income, net of insurance claims	5,876	1,494	4,132	(496)	—	11,006
Operating expenses	(2,611)	(591)	(2,350)	(77)	—	(5,629)

Trading surplus	3,265	903	1,782	(573)	—	5,377
Impairment	(1,472)	(2)	(1,508)	(30)	—	(3,012)
Share of results of joint ventures and associates	—	—	—	4	—	4

Profit (loss) before tax	1,793	901	274	(599)	—	2,369

1 Restated for IFRS 2 (Revised)

External revenue	9,804	3,236	7,679	1,025	—	21,744
Inter-segment revenue	1,002	185	2,395	1,152	(4,734)	—

Segment revenue	10,806	3,421	10,074	2,177	(4,734)	21,744

Segment external assets	127,502	66,549	238,832	3,150	—	436,033

Segment customer deposits	85,926	2,103	82,909	—	—	170,938

Other segment items reflected in income statement above:
Depreciation and amortisation	215	50	421	—	—	686
Movement in value of in-force business	—	(325)	—	—	—	(325)
Defined benefit scheme charges	103	21	85	(45)	—	164
Other segment items:
Additions to tangible fixed assets	167	236	837	196	—	1,436

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

4 SEGMENTAL ANALYSIS continued

	UK Retail Banking £m	Insurance and Investments £m	Wholesale and International Banking £m	Central Group Items[1] £m	Inter-segment eliminations £m	Continuing businesses excluding insurance gross up1

Year ended 31 December 2007
Net interest income	3,695	(106)	2,380	(368)	—	5,601
Other income (net of fee and commission expense)	1,797	1,741	1,644	352	—	5,534

Total income	5,492	1,635	4,024	(16)	—	11,135
Insurance claims	—	(302)	—	—	—	(302)

Total income, net of insurance claims	5,492	1,333	4,024	(16)	—	10,833
Operating expenses	(2,548)	(611)	(2,152)	(7)	—	(5,318)

Trading surplus	2,944	722	1,872	(23)	—	5,515
Impairment	(1,224)	—	(572)	—	—	(1,796)
Share of results of joint ventures and associates	—	—	—	10	—	10

Profit (loss) before tax	1,720	722	1,300	(13)	—	3,729

[1]Restated for IFRS 2 (Revised)

External revenue	9,132	3,164	9,924	290	—	22,510
Inter-segment revenue	958	230	1,487	1,591	(4,266)	—

Segment revenue	10,090	3,394	11,411	1,881	(4,266)	22,510

Segment external assets	115,012	73,377	163,294	1,663	—	353,346

Segment customer deposits	82,081	2,153	72,321	—	—	156,555

Other segment items reflected in income statement above:
Depreciation and amortisation	205	51	371	—	—	627
Movement in value of in-force business	—	(77)	—	—	—	(77)
Defined benefit scheme charges	114	31	91	(60)	—	176
Other segment items:
Additions to tangible fixed assets	80	458	604	178	—	1,320

RECONCILIATION OF CONTINUING BUSINESSES BASIS TO STATUTORY RESULTS

		Removal of

	Statutory[1] £m	Volatility £m	Provision for historic US dollar payments £m	Financial Services Compensation Scheme levy £m	Goodwill impairment £m	Continuing businesses[1] £m	Removal of insurance gross up £m	Continuing businesses excluding insurance gross up1 £m

Net interest income	7,718	(9)	—	—	—	7,709	(651)	7,058
Other income	(709)	1,226	—	—	—	517	3,624	4,141

Total income	7,009	1,217	—	—	—	8,226	2,973	11,199
Insurance claims	2,859	—	—	—	—	2,859	(3,052)	(193)

Total income, net of insurance claims	9,868	1,217	—	—	—	11,085	(79)	11,006
Operating expenses	(6,100)	—	180	122	100	(5,698)	69	(5,629)

Trading surplus	3,768	1,217	180	122	100	5,387	(10)	5,377
Impairment	(3,012)	—	—	—	—	(3,012)	—	(3,012)
Share of results of joint ventures and associates	4	—	—	—	—	4	—	4

Profit before tax	760	1,217	180	122	100	2,379	(10)	2,369

1	Restated for IFRS 2 (Revised)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

4 SEGMENTAL ANALYSIS continued

		Removal of

2007	Statutory[1] £m	Volatility £m	Discontinued businesses £m	Profit on sale of businesses £m	Settlement of overdraft claims £m	Continuing businesses[1] £m	Removal of insurance gross up £m	Continuing businesses excluding insurance gross up1 £m

Net interest income	6,099	(7)	(70)	—	—	6,022	(421)	5,601
Other income	12,119	506	(858)	—	—	11,767	(6,233)	5,534

Total income	18,218	499	(928)	—	—	17,789	(6,654)	11,135
Insurance claims	(7,522)	—	605	—	—	(6,917)	6,615	(302)

Total income, net of insurance claims	10,696	499	(323)	—	—	10,872	(39)	10,833
Operating expenses	(5,568)	—	161	—	76	(5,331)	13	(5,318)

Trading surplus	5,128	499	(162)	—	76	5,541	(26)	5,515
Impairment	(1,796)	—	—	—	—	(1,796)	—	(1,796)
Share of results of joint ventures and associates	10	—	—	—	—	10	—	10
Profit on sale and closure of businesses	657	—	—	(657)	—	—	—	—

Profit before tax	3,999	499	(162)	(657)	76	3,755	(26)	3,729

[1]	Restated for IFRS 2 (Revised).

GEOGRAPHICAL AREAS

The Group’s activities are focused in the UK and the analyses of income and assets below are based on the location of the branch or entity recording the income or assets.

2009	UK £m	Non-UK £m	Total £m

Total income	42,572	2,725	45,297

Total assets	916,734	110,521	1,027,255

There was no individual non-UK country contributing more than 5 per cent of total income or total assets.

As the activities of the Group were predominantly carried out in the UK prior to the acquisition of HBOS, no comparative geographical analysis is presented.

5 NET INTEREST INCOME

	Weighted average effective interest rate

	2009%	2008%	2007%	2009 £m	2008 £m	2007 £m

Interest and similar income:
Loans and advances to customers	3.58	6.33	6.89	24,171	13,808	13,209
Loans and advances to banks	1.18	4.74	5.14	769	1,847	2,025
Debt securities held as loans and receivables	3.68	2.52	—	1,469	61	—
Lease and hire purchase receivables	6.01	7.62	6.34	852	706	602

Interest receivable on loans and receivables	3.43	6.11	6.58	27,261	16,422	15,836
Available-for-sale financial assets	1.78	4.58	4.83	977	1,147	1,038

Total interest and similar income	3.32	5.98	6.44	28,238	17,569	16,874

Interest and similar expense:
Deposits from banks	0.95	3.65	5.00	(883)	(1,540)	(1,919)
Customer deposits	1.23	3.27	3.58	(4,410)	(4,932)	(5,085)
Debt securities in issue	2.56	4.10	5.08	(6,318)	(2,227)	(2,680)
Subordinated liabilities	10.05	5.82	5.65	(4,325)	(896)	(741)
Liabilities under sale and repurchase agreements	1.95	4.45	4.81	(1,655)	(256)	(155)

Interest payable on liabilities held at amortised cost	2.13	3.67	4.24	(17,591)	(9,851)	(10,580)
Other	14.92	—	4.28	(1,621)	—	(195)

Total interest and similar expense	2.30	3.61	4.24	(19,212)	(9,851)	(10,775)

Net interest income				9,026	7,718	6,099

Included within interest receivable is £971 million (2008: £435 million; 2007: £395 million) in respect of impaired financial assets. Net interest income also includes a charge of £121 million (2008: charge of £16 million; 2007: credit of £1 million) transferred from the cash flow hedging reserve (see note 47).

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

6 NET FEE AND COMMISSION INCOME

	2009 £m	2008 £m	2007 £m

Fee and commission income:
Current accounts	1,088	707	693
Insurance broking	539	549	648
Credit and debit card fees	765	581	536
Trust and other fiduciary fees	395	413	362
Other	1,467	981	985

	4,254	3,231	3,224
Fee and commission expense	(1,517)	(694)	(600)

Net fee and commission income	2,737	2,537	2,624

As discussed in note 2(D), fees and commissions which are an integral part of the effective interest rate form part of net interest income shown in note 5. Fees and commissions relating to instruments that are held at fair value through profit or loss are included within net trading income shown in note 7.

7 NET TRADING INCOME

	2009 £m	2008 £m	2007 £m

Foreign exchange translation gains	283	66	34
Gains on foreign exchange trading transactions	488	75	159

Total foreign exchange	771	141	193
Investment property losses (note 26)	(214)	(1,058)	(321)
Securities and other gains (losses)	18,541	(8,269)	3,251

Net trading income	19,098	(9,186)	3,123

Securities and other gains (losses) comprise net gains (losses) arising on assets and liabilities held at fair value through profit or loss and for trading as follows:

	2009 £m	2008 £m	2007 £m
Net income (expense) arising on assets held at fair value through profit or loss:
Debt securities, loans and advances	4,297	938	696
Equity shares	11,475	(7,759)	2,422
Total net income (expense) arising on assets held at fair value through profit or loss	15,772	(6,821)	3,118
Net expense arising on liabilities held at fair value through
profit or loss – debt securities in issue	(125)	(232)	(153)
Total net gains (losses) arising on assets and liabilities held at fair value through profit or loss	15,647	(7,053)	2,965
Net gains (losses) on financial instruments held for trading	2,894	(1,216)	286
Securities and other gains (losses)	18,541	(8,269)	3,251

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

8 INSURANCE PREMIUM INCOME

	2009 £m	2008 £m	2007 £m
Life insurance
Gross premiums	7,768	4,841	4,937
Ceded reinsurance premiums	(308)	(41)	(98)
Net earned premiums	7,460	4,800	4,839
Non-life insurance
Gross premiums written	1,390	651	632
Ceded reinsurance premiums	(101)	(23)	(23)
Net premiums	1,289	628	609
Change in provision for unearned premiums (note 36(2))	171	(16)	(18)
Change in provision for ceded unearned premiums (note 36(2))	26	—	—
Net earned premiums	1,486	612	591
Total net earned premiums	8,946	5,412	5,430

Life insurance gross written premiums can be further analysed as follows:

	2009 £m	2008 £m	2007 £m

Life and pensions	7,070	4,182	4,233
Annuities	685	645	689
Other	13	14	15

Gross premiums	7,768	4,841	4,937

Non-life insurance gross written premiums can be further analysed as follows:

	2009 £m	2008 £m	2007 £m

Credit protection	417	203	212
Home	968	441	412
Health	5	7	8

	1,390	651	632

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

9 OTHER OPERATING INCOME

	2009 £m	2008 £m	2007 £m

Operating lease rental income	1,509	392	393
Rental income from investment properties (note 26)	358	209	227
Other rents receivable	51	32	31
Gains less losses on disposal of available-for-sale financial assets (note 47)	97	19	5
Movement in value of in-force business (note 28)	1,169	(325)	(93)
Gain on capital transactions	1,498	—	—
Other income	808	201	379

	5,490	528	942

GAIN ON CAPITAL TRANSACTIONS

During 2009, as part of the Group’s management of capital, the Group exchanged certain existing subordinated debt securities for new securities as described below. These exchanges resulted in a gain on extinguishment of the existing liability of £1,498 million, being the difference between the carrying amount of the security extinguished and the fair value of the new security together with related fees and costs.

In the first half of 2009, undated subordinated notes issued by a number of Group companies were exchanged for innovative tier 1 securities and senior unsecured notes issued by Lloyds TSB Bank plc. These exchanges resulted in a gain of £745 million.

In July 2009, dated and undated subordinated liabilities issued by Clerical Medical Finance plc were exchanged for senior unsecured notes issued by Lloyds TSB Bank plc resulting in a gain of £30 million.

In November 2009, as part of the restructuring plan that was a requirement for European Commission approval of state aid received by the Group, the Group agreed to suspend the payment of coupons and dividends on certain of the Group’s preference shares and preferred securities for the two year period from 31 January 2010 to 31 January 2012. This suspension gave rise to a partial extinguishment of the original liability, equivalent to the present value of the suspended cash flows. During December 2009, as part of the Group’s recapitalisation and exit from GAPS, preference shares, preferred securities and undated subordinated notes were exchanged for enhanced capital notes. These exchanges, together with the partial extinguishment of liabilities arising from the suspension of payments of coupons, resulted in a gain of £723 million.

PROFIT ON SALE OF BUSINESSES IN 2007

During 2007 the Group completed the sale of the business and assets of Lloyds TSB Bank plc’s company registration business, Lloyds TSB Registrars; the sale of Abbey Life Assurance Company Limited, a UK life operation which had been closed to new business since 2000; and the sale of The Dutton-Forshaw Group Limited, a medium-size car dealership. In addition, provision was made for payments under an indemnity given in relation to a business sold in an earlier year. The businesses sold in 2007 did not represent separate material lines of business and consequently they were not treated as discontinued operations.

The total profit of £657 million is disclosed separately in the Group’s income statement.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

10 INSURANCE CLAIMS

Insurance claims comprise:

	2009 £m	2008 £m	2007 £m
Life insurance and participating investment contracts
Claims and surrenders:
Gross	(8,010)	(4,710)	(5,432)
Reinsurers’ share	146	65	73

	(7,864)	(4,645)	(5,359)
Change in insurance and participating investment contract liabilities (note 36(1)):
Change in gross liabilities	(5,922)	4,332	58
Change in reinsurers’ share of liabilities	177	40	(20)
	(5,745)	4,372	38
Change in non-participating investment contract liabilities
Change in gross liabilities	(7,458)	3,041	(2,013)
Change in reinsurers’ share of liabilities	—	—	—
	(7,458)	3,041	(2,013)
Change in unallocated surplus (note 39)	(318)	284	114
Total life insurance and participating investment contracts	(21,385)	3,052	(7,220)
Non-life insurance
Claims and claims paid:
Gross	(542)	(219)	(250)
Reinsurers’ share	16	7	—
	(526)	(212)	(250)
Change in liabilities (note 36(2)):
Gross	(111)	24	(58)
Reinsurers’ share	3	(5)	6
	(108)	19	(52)
Total non-life insurance	(634)	(193)	(302)
Total insurance claims (expense) credit	(22,019)	2,859	(7,522)
Life insurance gross claims can also be analysed as follows:
Deaths	(637)	(289)	(296)
Maturities	(2,107)	(1,888)	(1,516)
Surrenders	(4,225)	(1,960)	(2,994)
Annuities	(710)	(516)	(568)
Other	(331)	(57)	(58)
	(8,010)	(4,710)	(5,432)

A non-life insurance claims development table is included in note 36.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

11 OPERATING EXPENSES

	2009 £m	2008[1] £m	2007[1] £m
Staff costs:
Salaries	4,369	2,230	2,128
Social security costs	383	176	167
Pensions and other post-retirement benefit schemes (note 41)	744	235	238
Restructuring costs	412	14	67
Other staff costs	767	323	305
	6,675	2,978	2,905
Premises and equipment:
Rent and rates	569	318	304
Hire of equipment	20	16	16
Repairs and maintenance	226	151	154
Other	341	165	145
	1,156	650	619
Other expenses:
Communications and data processing	668	455	462
Advertising and promotion	335	194	192
Professional fees	540	229	279
Other	1,310	808	481
	2,853	1,686	1,414
Depreciation and amortisation:
Depreciation of tangible fixed assets (note 30)	1,716	648	594
Amortisation of acquired value of in-force non-participating investment contracts (note 28)	75	—	—
Amortisation of other intangible assets (note 29)	769	38	36
	2,560	686	630
Goodwill impairment (note 27)	240	100	—
Total operating expenses excluding GAPS fee	13,484	6,100	5,568
GAPS fee	2,500	—	—
Total operating expenses	15,984	6,100	5,568

The average number of persons on a headcount basis employed by the Group during the year was as follows:

	2009	2008	2007
UK	125,109	64,355	67,616
Overseas	6,891	2,118	1,937
	132,000	66,473	69,553

[1]	Restated for IFRS 2 (Revised)

The UK government has published draft legislation which, when enacted, will introduce a bank payroll tax of 50 per cent applicable to discretionary bonuses and other amounts over £25,000 awarded to bank employees in the period 9 December 2009 to 5 April 2010. The legislation has yet to be finalised and there remain significant uncertainties over aspects of its detailed application and the Group continues to assess its ultimate liability in respect of all of its schemes. However, in accordance with the requirements of IAS 19 ‘Employee Benefits’ the Group has provided in full for the estimated cost of the bank payroll tax; the amount is not significant.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

11 OPERATING EXPENSES continued

	2009 £m	2008[1] £m	2007[1] £m
Fees payable for the audit of the Company’s current year annual report	2.2	1.1	1.0
Fees payable for other services:
Audit of the Company’s subsidiaries pursuant to legislation	18.8	8.5	8.3
Other services supplied pursuant to legislation	4.2	3.0	2.7
Total audit fees	25.2	12.6	12.0
Other services – audit related fees	5.3	5.3	1.1
Total audit and audit related fees	30.5	17.9	13.1
Services relating to taxation	1.0	0.5	0.7
Other non-audit fees:
Services relating to corporate finance transactions	0.3	0.4	0.7
Other services	8.9	0.7	0.1
Total other non-audit fees	9.2	1.1	0.8
Total fees payable to the Company’s auditors by the Group	40.7	19.5	14.6

During the year, the auditors also earned fees payable by entities outside the consolidated Lloyds Banking Group in respect of the following:

	2009 £m	2008 £m	2007 £m
Audits of Group pension schemes	0.3	0.2	0.2
Audits of the unconsolidated Open Ended Investment Companies managed by the Group	0.6	0.5	0.4
Reviews of the financial position of corporate and other borrowers	19.3	1.4	2.8
Acquisition due diligence and other work performed in respect of potential
venture capital investments	1.4	1.0	0.6

[1]

The allocation of fees between those payable for the audit of the Company’s current year audit and those for the audit of the Company’s subsidiaries has been restated. There is no change in total fees payable.

Other non-audit fees include the costs associated with the Group’s preparations for ensuring the HBOS Group complies fully with the requirements of the Sarbanes-Oxley Act by 31 December 2010.

The following types of services are included in the categories listed above:

Audit fees: This category includes fees in respect of the audit of the Group’s annual financial statements and other services in connection with regulatory filings. Other services supplied pursuant to legislation relate primarily to the costs associated with the Sarbanes-Oxley Act audit requirements together with the cost of the audit of the Group’s Form 20-F filing.

Audit related fees: This category includes fees in respect of services for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements, for example acting as reporting accountants in respect of prospectuses and circulars required by the UKLA listing rules.

Services relating to taxation: This category includes tax compliance and tax advisory services.

Other non-audit fees: This category includes due diligence relating to corporate finance, including venture capital transactions and other assurance and advisory services.

It is the Group’s policy to use the auditors on assignments in cases where their knowledge of the Group means that it is neither efficient nor cost effective to employ another firm of accountants. Such assignments typically relate to the provision of advice on tax issues, assistance in transactions involving the acquisition and disposal of businesses and accounting advice.

The Group has procedures that are designed to ensure auditor independence, including that fees for audit and non-audit services are approved in advance. This approval can be obtained either on an individual engagement basis or, for certain types of non-audit services, particularly those of a recurring nature, through the approval of a fee cap covering all engagements of that type provided the fee is below that cap. All statutory audit work as well as non-audit assignments where the fee is expected to exceed the relevant fee cap must be pre-approved by the audit committee on an individual engagement basis. On a quarterly basis, the audit committee receives a report detailing all pre-approved services and amounts paid to the auditors for such pre-approved services.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

12 IMPAIRMENT

	2009	2008	2007
	£m	£m	£m
Impairment losses on loans and receivables:
Loans and advances to banks	(3)	135	(1)
Loans and advances to customers	15,783	2,584	1,722
Debt securities classified as loans and receivables	248	157	—
Total impairment losses on loans and receivables (note 24)	16,028	2,876	1,721
Impairment of available-for-sale financial assets	602	130	70
Other credit risk provisions (note 43)	43	6	5
Total impairment charged to the income statement	16,673	3,012	1,796

13 INVESTMENTS IN JOINT VENTURES AND ASSOCIATES

The Group’s share of results of and investments in joint ventures and associates comprises:

	Joint ventures		Associates		Total
	2009	2008	2009	2008	2009	2008
	£m	£m	£m	£m	£m	£m
Income	708	29	5	16	713	45
Expenses	(544)	(22)	(96)	(17)	(640)	(39)
Impairment	(272)	—	(114)	—	(386)	—
Insurance claims	(465)	—	—	—	(465)	—
Profit (loss) before tax	(573)	7	(205)	(1)	(778)	6
Tax	24	(2)	2	—	26	(2)
Share of post-tax results	(549)	5	(203)	(1)	(752)	4
Current assets	2,754	68	605	89	3,359	157
Non-current assets	4,662	11	1,611	44	6,273	55
Current liabilities	(2,175)	(17)	(494)	(86)	(2,669)	(103)
Non-current liabilities	(4,871)	(7)	(1,613)	(47)	(6,484)	(54)
Share of net assets	370	55	109	—	479	55
At 1 January	55	50	—	9	55	59
Adjustment on acquisition	956	—	219	—	1,175	—
Additional investments	140	—	12	—	152	—
Acquisitions	3	—	60	—	63	—
Disposals	(199)	—	(39)	(6)	(238)	(6)
Share of post-tax results	(549)	5	(203)	(1)	(752)	4
Dividends paid	(21)	—	—	(2)	(21)	(2)
Exchange and other adjustments	(15)	—	60	—	45	—
At 31 December	370	55	109	—	479	55

The Group’s share of income and expenses of joint ventures and associates in 2007 were not significant and so no disclosure is made.

The Group’s unrecognised share of losses of associates for the year is £64 million (2008: £nil; 2007: £nil) and of joint ventures is £424 million (2008: £nil; 2007: £nil). For entities making losses, subsequent profits earned are not recognised until previously unrecognised losses are extinguished. The Group’s unrecognised share of losses net of unrecognised profits on a cumulative basis of associates is £64 million (2008: £nil) and of joint ventures is £424 million (2008: £nil).

The Group’s principal joint venture investments at 31 December 2009 were:

	Nature of	Type of		Statutory accounts	Principal area of
	business	shares held	Group’s interest	made up to	operations
esure Holdings Limited (see below)	Insurance	Ordinary	70%	31 December	UK
		Preference	100%
Sainsbury’s Bank plc	Banking	Ordinary	50%	31 December	UK

All of the interests in the joint ventures above are incorporated in the UK. All interests in joint ventures are held by subsidiaries. Where entities have statutory accounts drawn up to a date other than 31 December management accounts are used when accounting for them by the Group.

Subsequent to the year end, on 11 February 2010 the Group announced the sale of its 70 per cent stake in esure to a management buyout vehicle.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

14 GAIN ON ACQUISITION

On 16 January 2009, the Group acquired 100 per cent of the ordinary share capital of HBOS plc, which together with its subsidiaries undertakes banking, insurance and other financial services related activities in the UK and in certain overseas locations.

The table below sets out the fair value of the identifiable net assets acquired.

At the time of the recommended offer for HBOS in September 2008, it had become increasingly difficult for HBOS to raise funds in wholesale markets and their board sought to restore confidence and stability through an agreement to be acquired by Lloyds TSB Group plc announced on 18 September 2008 at the original terms of 0.833 Lloyds TSB Group plc shares for each HBOS share. However turbulence in the markets continued and the UK Government decided in October 2008 that it would be appropriate for the UK banking sector to increase its level of capitalisation. As a consequence of the recapitalisation of HBOS and the impact of the deteriorating market conditions the terms of the final agreed offer were revised down to a ratio of 0.605 per HBOS share.

As the fair value of the identifiable net assets acquired was greater than the total consideration paid, negative goodwill arises on the acquisition. The negative goodwill is recognised as ‘Gain on acquisition’ in the income statement for the year ended 31 December 2009.

	Book value as at 16 January 2009 £m	Fair value adjustments £m	Fair value as at 16 January 2009 £m
Assets
Cash and balances at central banks	2,123	—	2,123
Items in the course of collection from banks	523	—	523
Trading and other financial assets at fair value through profit or loss	83,857	—	83,857
Derivative financial instruments	54,840	(808)	54,032
Loans and receivables:
Loans and advances to banks	15,751	43	15,794
Loans and advances to customers	450,351	(13,512)	436,839
Debt securities	39,819	(1,411)	38,408
Available-for-sale financial assets	27,151	—	27,151
Investment properties	3,002	—	3,002
Investments in joint ventures and associates	1,152	23	1,175
Value of in-force business	3,152	561	3,713
Other intangible assets	104	4,650	4,754
Tangible fixed assets	5,721	(14)	5,707
Current tax recoverable	1,050	—	1,050
Deferred tax assets	2,556	(602)	1,954
Other assets	7,601	(905)	6,696
Total assets	698,753	(11,975)	686,778

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

14 GAIN ON ACQUISITION continued

	Book value as at 16 January 2009 £m	Fair value adjustments £m	Fair value as at 16 January 2009 £m
Liabilities
Deposits from banks	87,731	109	87,840
Customer deposits	223,859	835	224,694
Items in course of transmission to banks	521	—	521
Trading and other financial liabilities at fair value through profit or loss	16,360	—	16,360
Derivative financial instruments	45,798	—	45,798
Notes in circulation	936	—	936
Debt securities in issue	191,566	(6,247)	185,319
Liabilities arising from insurance contracts and participating investment contracts	36,405	282	36,687
Liabilities arising from non-participating investment contracts	28,168	13	28,181
Unallocated surplus within insurance businesses	526	—	526
Other liabilities	14,732	(312)	14,420
Retirement benefit obligations	(474)	832	358
Current tax liabilities	58	—	58
Deferred tax liabilities	245	(142)	103
Other provisions	146	606	752
Subordinated liabilities	29,240	(9,192)	20,048
Total liabilities	675,817	(13,216)	662,601
Net assets acquired	22,936	1,241	24,177

Fair value of net assets acquired			24,177
Adjust for:
Preference shares[1]			(3,917)
Minority interests			(1,300)
Adjusted net assets of HBOS acquired			18,960
Consideration of acquisition costs:
Issue of 7,776 million ordinary shares of 25p in Lloyds Banking Group plc[2]			(7,651)
Fees and expenses related to the transaction			(136)
Total consideration			(7,787)
Gain on acquisition			11,173

[1]

On 16 January 2009, the Group cancelled the following HBOS preference share issuances in exchange for preference shares issued by Lloyds Banking Group plc: 6.475 per cent non-cumulative preference shares of £1 each, 6.3673 per cent non-cumulative fixed to floating preference shares of £1 each and 6.0884 per cent non-cumulative preference shares of £1 each. The fair value of the Lloyds Banking Group preference shares issued is deducted from the net assets acquired for the purposes of calculating the gain arising on acquisition.

[2]

The calculation of consideration is based on the closing price of Lloyds TSB ordinary shares of 98.4p on 16 January 2009; 12,852 million HBOS shares were exchanged for Lloyds Banking Group shares at a ratio of 0.605 shares per HBOS share.

The post acquisition loss before tax of HBOS plc covering the period from 17 January 2009 to 31 December 2009 which is included in the Group statutory consolidated income statement for the year to 31 December 2009 is £5,613 million.

Had the acquisition date of HBOS plc been 1 January 2009, Lloyds Banking Group consolidated total income would have been £880 million lower at £44,417 million and Lloyds Banking Group consolidated profit before tax would have been £280 million lower at £762 million.

DISPOSAL OF BUSINESS

On 12 August 2009, the Group announced the sale of Insight Investment Management Limited, a subsidiary in which the Group held a 100 per cent interest. The sale completed on 8 November 2009 and resulted in no gain or loss on disposal. Customer related intangible assets of £170 million that arose on the acquisition of HBOS were included in the disposal (note 29).

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

15 TAXATION

(A) ANALYSIS OF TAX CREDIT (CHARGE) FOR THE YEAR

	2009	2008	2007
	£m	£m	£m
UK corporation tax:
Current tax on profit for the year	(227)	(667)	(763)
Adjustments in respect of prior years	(310)	(19)	30
	(537)	(686)	(733)
Double taxation relief	10	91	60
	(527)	(595)	(673)
Foreign tax:
Current tax on profit for the year	(221)	(144)	(98)
Adjustments in respect of prior years	40	4	3
	(181)	(140)	(95)
Current tax charge	(708)	(735)	(768)
Deferred tax (note 42):
Origination and reversal of temporary differences	2,429	625	118
Adjustments in respect of prior years	190	148	(29)
	2,619	773	89
Tax credit (charge)	1,911	38	(679)

The credit for tax on the profit for 2009 is based on a UK corporation tax rate of 28.0 per cent (2008: 28.5 per cent; 2007: 30 per cent). The above income tax credit is made up as follows:

	2009	2008	2007
	£m	£m	£m
Tax (charge) credit attributable to policyholders	(410)	461	217
Shareholder tax credit (charge)	2,321	(423)	(896)
	1,911	38	(679)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

15 TAXATION continued

	Before tax amount £m	Total tax £m	After tax amount £m
Year ended 31 December 2009
Movements in available-for-sale financial assets:
Change in fair value	2,234	(298)	1,936
Transferred to income statement in respect of disposals	(97)	23	(74)
Transferred to income statement in respect of impairment	621	(168)	453
Other transfers to income statement	(93)	26	(67)
	2,665	(417)	2,248
Movement in cash flow hedge:
Effective portion of changes in fair value taken to other comprehensive income	(530)	148	(382)
Net gains transferred to the income statement	121	(29)	92
	(409)	119	(290)
Currency translation differences	(37)	(182)	(219)
Other comprehensive income for the year	2,219	(480)	1,739

	Before tax amount £m	Total tax £m	After tax amount £m
Year ended 31 December 2008
Movements in available-for-sale financial assets:
Change in fair value	(2,721)	690	(2,031)
Transferred to income statement in respect of disposals	(19)	—	(19)
Transferred to income statement in respect of impairment	130	(28)	102
Other transfers to income statement	(91)	25	(66)
	(2,701)	687	(2,014)
Movement in cash flow hedge:
Effective portion of changes in fair value taken to other comprehensive income	(33)	9	(24)
Net gains transferred to the income statement	16	(4)	12
	(17)	5	(12)
Currency translation differences	(1,304)	942	(362)
Other comprehensive income for the year	(4,022)	1,634	(2,388)

	Before tax amount £m	Total tax £m	After tax amount £m
Year ended 31 December 2007
Movements in available-for-sale financial assets:
Change in fair value	(483)	47	(436)
Transferred to income statement in respect of disposals	(5)	—	(5)
Transferred to income statement in respect of impairment	70	(21)	49
Other transfers to income statement	(6)	—	(6)
	(424)	26	(398)
Movement in cash flow hedge:
Effective portion of changes in fair value taken to other comprehensive income	(20)	6	(14)
Net gains transferred to the income statement	(1)	—	(1)
	(21)	6	(15)
Currency translation differences	(87)	103	16
Other comprehensive income for the year	(532)	135	(397)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

15 TAXATION continued

(B) FACTORS AFFECTING THE TAX CREDIT (CHARGE) FOR THE YEAR

A reconciliation of the charge that would result from applying the standard UK corporation tax rate to profit before tax to the tax credit for the year is given below:

	2009 £m	2008[1] £m	2007[1] £m
Profit before tax	1,042	760	3,999
Tax charge thereon at UK corporation tax rate of 28 per cent (2008: 28.5 per cent;2007: 30 per cent)	(292)	(217)	(1,200)
Factors affecting charge:
Goodwill	3,022	(28)	—
Disallowed and non-taxable items	447	(116)	(51)
Overseas tax rate differences	(352)	(39)	1
Gains exempted or covered by capital losses	(14)	27	268
Policyholder interests	(295)	330	159
Tax losses where no deferred tax provided	(332)	—	—
Adjustments in respect of previous years	(66)	101	52
Effect of profit (loss) in joint ventures and associates	(211)	—	—
UK corporation tax rate change	—	—	110
Other items	4	(20)	(18)
Tax credit (charge) on profit on ordinary activities	1,911	38	(679)

[1]	Restated for IFRS 2 (Revised)

16 EARNINGS PER SHARE

	2009 £m	2008[1] £m	2007[1] £m
Profit attributable to equity shareholders – basic and diluted	2,827	772	3,288
	2009	2008[1]	2007[1]
	million	million	million
Weighted average number of ordinary shares in issue – basic	37,674	11,581	11,369
Adjustment for share options and awards	255	79	93
Weighted average number of ordinary shares in issue – diluted	37,929	11,660	11,462
Basic earnings per share	7.5p	6.7p	28.9p
Diluted earnings per share	7.5p	6.6p	28.7p

[1]	Restated, see below

Basic earnings per share are calculated by dividing the net profit attributable to equity shareholders by the weighted average number of ordinary shares in issue during the year, which has been calculated after deducting 10 million (2008: 11 million restated; 2007: 11 million restated) ordinary shares representing the Group’s holdings of own shares in respect of employee share schemes.

The basic and diluted weighted average number of ordinary shares in issue reflects the issue of 2,597 million ordinary shares on 13 January 2009, the issue of 7,776 million ordinary shares as purchase consideration for the acquisition of 100 per cent of the ordinary share capital of HBOS plc on 16 January 2009, the capitalisation issue of 408 million ordinary shares on 11 May 2009, the issue of 10,409 million ordinary shares on 16 June 2009 in respect of a placing and compensatory open offer, the issue of 36,505 million shares in respect of the rights issue on 27 November 2009 and the issue of 108 million ordinary shares on 11 December 2009. To the extent that such shares contain a bonus element, the average number of shares for 2009 has been adjusted to reflect that bonus element for the full year. Average shares for 2008 and 2007 have been adjusted accordingly (see below).

For the calculation of diluted earnings per share the weighted average number of ordinary shares in issue is adjusted to assume conversion of all dilutive potential ordinary shares. The Company has dilutive potential ordinary shares in respect of share options and awards granted to employees. The number of shares that could have been acquired at the average annual share price of the Company’s shares based on the monetary value of the subscription rights attached to outstanding share options and awards is determined. This is deducted from the number of shares issuable under such options and awards to leave a residual bonus amount of shares which are added to the weighted-average number of ordinary shares in issue, but no adjustment is made to the profit attributable to equity shareholders.

In December 2009, as part of the Group’s recapitalisation and exit from GAPS, the Group entered into an agreement with holders of certain existing liabilities to exchange these for ordinary shares or for cash on 18 February 2010. The weighted average number of anti-dilutive shares arising from this transaction that have been excluded from the calculation of diluted earnings per share was 294 million at 31 December 2009. As set out in note 57, on 18 February 2010, the above exchange completed and 3,141 million new ordinary shares in Lloyds Banking Group plc were issued.

The weighted-average number of anti-dilutive share options and awards excluded from the calculation of diluted earnings per share was 393 million at 31 December 2009 (2008: 59 million; 2007: £3 million).

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

16 EARNINGS PER SHARE continued

EARNINGS PER SHARE RESTATEMENT

Profit attributable to equity shareholders has been restated for the adoption of IFRS 2 (Revised) as explained in basis of preparation (see page F-9).

The weighted-average number of ordinary shares in issue have been restated to reflect the adjustment factor of 1.025 arising from the capitalisation issue on 11 May 2009, the adjustment factor of 1.310 arising from the placing and compensatory open offer on 16 June 2009, and the adjustment factor of 1.502 arising from the rights issue on 27 November 2009. The impact of these adjustments on the previously published comparatives is as follows:

	2008 £m	2007 £m
Profit attributable to equity shareholders as published	819	3,289
Restatement for IFRS 2 (Revised)	(47)	(1)
Restated	772	3,288
	Shares	Shares
	million	million
Weighted-average number of ordinary shares in issue (basic) as published	5,742	5,637
Restatement for capitalisation issue	144	141
Restatement for impact of placing and compensatory open offer	1,824	1,791
Restatement for rights issue	3,871	3,800
Restated	11,581	11,369
Weighted-average number of ordinary shares in issue (diluted) as published	5,781	5,683
Restatement for capitalisation issue	145	142
Restatement for impact of placing and compensatory open offer	1,837	1,806
Restatement for rights issue	3,897	3,831
Restated	11,660	11,462

17 TRADING AND OTHER FINANCIAL ASSETS AT FAIR VALUE THROUGH PROFIT OR LOSS

These assets are comprised as follows:

	2009			2008
	Trading assets £m	Other financial assets at fair value through profit or loss £m	Total £m	Trading assets £m	Other financial assets at fair value through profit or loss £m	Total £m
Loans and advances to customers	13,579	166	13,745	283	325	608
Loans and advances to banks	4,702	635	5,337	—	—	—
Debt securities:
Government securities	2,936	17,025	19,961	38	7,326	7,364
Other public sector securities	6	700	706	—	18	18
Bank and building society certificates of deposit	2,034	—	2,034	—	433	433
Asset-backed securities:
Mortgage-backed securities	—	520	520	—	369	369
Other asset-backed securities	891	1,999	2,890	—	1,342	1,342
Corporate and other debt securities	3,097	17,571	20,668	536	11,120	11,656
	8,964	37,815	46,779	574	20,608	21,182
Equity shares:
Listed	—	55,685	55,685	—	16,569	16,569
Unlisted	—	28,465	28,465	—	6,705	6,705
	—	84,150	84,150	—	23,274	23,274
	27,245	122,766	150,011	857	44,207	45,064

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

17 TRADING AND OTHER FINANCIAL ASSETS AT FAIR VALUE THROUGH PROFIT OR LOSS continued

Other financial assets at fair value through profit or loss represent the following assets designated into that category:

(i)

financial assets backing insurance contracts and investment contracts of £118,573 million (31 December 2008: £39,899 million) which are so designated because the related liabilities either have cash flows that are contractually based on the performance of the assets or are contracts whose measurement takes account of current market conditions and where significant measurement inconsistencies would otherwise arise;

(ii)

loans and advances to customers of £166 million (31 December 2008: £325 million) which are economically hedged by interest rate derivatives which are not in hedge accounting relationships and where significant measurement inconsistencies would otherwise arise if the related derivatives were treated as trading liabilities and the loans and advances were carried at amortised cost; and

(iii)

private equity investments of £1,880 million (31 December 2008: £947 million) that are managed, and evaluated, on a fair value basis in accordance with a documented risk management or investment strategy and reported to key management personnel on that basis.

The maximum exposure to credit risk at 31 December 2009 of the loans and advances to banks and customers designated at fair value through profit or loss was £166 million (2008: £325 million); the Group does not hold any credit derivatives or other instruments in mitigation of this risk. There was no significant movement in the fair value of these loans attributable to changes in credit risk which is determined by reference to the publicly available credit ratings of the instruments involved.

The carrying value of assets that are subject to stock lending arrangements was £1,752 million at 31 December 2009 (31 December 2008: £809 million) all of which the secured party is permitted by contract or custom to sell or repledge.

The Group’s Wholesale division had exposure to negative basis asset-backed securities of £1,174 million (31 December 2008: £584 million) of which £970 million were protected by monoline financial guarantors (note 54).

18 DERIVATIVE FINANCIAL INSTRUMENTS

The Group holds derivatives as part of the following strategies:

–	Customer driven, where derivatives are held as part of the provision of risk management products to Group customers;

–

To manage and hedge the Group’s interest rate and foreign exchange risk arising from normal banking business. The hedge accounting strategy adopted by the Group is to utilise a combination of fair value, cash flow and net investment hedge approaches as described in note 54; and

–	Derivatives held in policyholders funds as permitted by the investment strategies of those funds,

Derivatives are classified as trading except those designated as effective hedging instruments which meet the criteria under IAS 39. Derivatives are held at fair value on the Group’s balance sheet. A description of the methodology used to determine the fair value of derivative financial instruments and the effect of using reasonably possible alternative assumptions for those derivatives valued using unobservable inputs is set out in note 53.

The principal derivatives used by the Group are as follows:

–

Interest rate related contracts include interest rate swaps, forward rate agreements and options. An interest rate swap is an agreement between two parties to exchange fixed and floating interest payments, based upon interest rates defined in the contract, without the exchange of the underlying principal amounts. Forward rate agreements are contracts for the payment of the difference between a specified rate of interest and a reference rate, applied to a notional principal amount at a specific date in the future. An interest rate option gives the buyer, on payment of a premium, the right, but not the obligation, to fix the rate of interest on a future loan or deposit, for a specified period and commencing on a specified future date.

–

Exchange rate related contracts include forward foreign exchange contracts, currency swaps and options. A forward foreign exchange contract is an agreement to buy or sell a specified amount of foreign currency on a specified future date at an agreed rate. Currency swaps generally involve the exchange of interest payment obligations denominated in different currencies; the exchange of principal can be notional or actual. A currency option gives the buyer, on payment of a premium, the right, but not the obligation, to sell specified amounts of currency at agreed rates of exchange on or before a specified future date.

–

Credit derivatives, principally credit default swaps, are used by the Group as part of its trading activity and to manage its own exposure to credit risk. A credit default swap is a swap in which one counterparty receives a premium at pre-set intervals in consideration for guaranteeing to make a specific payment should a negative credit event take place. The Group also uses credit default swaps to securitise, in combination with external funding, £6,455 million (2008: £8,360 million) of corporate and commercial banking loans.

–

Equity derivatives are also used by the Group as part of its equity based retail product activity to eliminate the Group’s exposure to fluctuations in various international stock exchange indices. Index-linked equity options are purchased which give the Group the right, but not the obligation, to buy or sell a specified amount of equities, or basket of equities, in the form of published indices on or before a specified future date.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

18 DERIVATIVE FINANCIAL INSTRUMENTS continued

The fair values and notional amounts of derivative instruments are set out the following table:

	Contract/notional amount £m	Fair value assets £m	Fair value liabilities £m
31 December 2009
Trading and other
Exchange rate contracts:
Spot, forwards and futures	149,701	1,675	1,695
Currency swaps	130,954	6,853	1,787
Options purchased	11,130	678	—
Options written	11,072	—	431
	302,857	9,206	3,913
Interest rate contracts:
Interest rate swaps	1,092,319	23,799	24,153
Forward rate agreements	840,539	441	400
Options purchased	68,267	1,700	—
Options written	57,772	—	1,656
Futures	12,938	2	7
	2,071,835	25,942	26,216
Credit derivatives	19,673	1,711	444
Embedded equity conversion feature	—	1,797	—
Equity and other contracts	27,391	1,842	1,225
Total derivative assets/liabilities – trading and other	2,421,756	40,498	31,798
Hedging
Derivatives designated as fair value hedges:
Currency swaps	26,162	635	107
Interest rate swaps	80,085	3,989	985
Options written	628	—	144
	106,875	4,624	1,236
Derivatives designated as cash flow hedges:
Interest rate swaps	222,548	4,749	7,285
Futures	5,137	1	3
Currency swaps	8,937	8	144
Options purchased	2,754	4	—
	239,376	4,762	7,432
Derivatives designated as net investment hedges:
Cross currency swaps	2,507	44	19
Total derivative assets/liabilities – hedging	348,758	9,430	8,687
Total recognised derivative assets/liabilities	2,770,514	49,928	40,485

The principal amount of the contract does not represent the Group’s real exposure to credit risk which is limited to the current cost of replacing contracts with a positive value to the Group should the counterparty default. To reduce credit risk the Group uses a variety of credit enhancement techniques such as netting and collateralisation, where security is provided against the exposure. Further details are provided in note 54(3) on page F-103.

The embedded equity conversion feature of £1,797 million reflects the value at 31 December 2009 of the equity conversion feature contained in the Enhanced Capital Notes issued by the Group in December 2009 as part of the Group’s recapitalisation and exit from the Government Asset Protection Scheme (see note 44).

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

18 DERIVATIVE FINANCIAL INSTRUMENTS continued

	Contract/notional amount £m	Fair value assets £m	Fair value liabilities £m
31 December 2008
Trading and other
Exchange rate contracts:
Spot, forwards and futures	157,572	5,788	4,102
Currency swaps	29,463	4,367	1,463
Options purchased	9,185	714	—
Options written	10,143	—	743
	206,363	10,869	6,308
Interest rate contracts:
Interest rate swaps	368,176	11,797	12,639
Forward rate agreements	153,930	405	395
Options purchased	37,175	843	—
Options written	33,130	—	627
Futures	587	44	3
	592,998	13,089	13,664
Credit derivatives	32,495	4,257	2,670
Equity and other contracts	5,447	234	81
Total derivative assets/liabilities – trading and other	837,303	28,449	22,723
Hedging
Derivatives designated as fair value hedges:
Interest rate swaps (including swap options)	37,243	434	1,665
Derivatives designated as cash flow hedges:
Interest rate swaps	867	1	91
Derivatives designated as net investment hedges:
Cross currency swaps	6,318	—	2,413
Total derivative assets/liabilities – hedging	44,428	435	4,169
Total recognised derivative assets/liabilities	881,731	28,884	26,892

19 LOANS AND ADVANCES TO BANKS

	2009 £m	2008 £m
Lending to banks	3,705	3,056
Money market placements with banks	31,805	35,812
Total loans and advances to banks	35,510	38,868
Allowance for impairment losses (note 24)	(149)	(135)
	35,361	38,733

The Group holds collateral with a fair value of £4,171 million (31 December 2008: £10,739 million), which it is permitted to sell or repledge, of which £4,171 million (2008: £5,492 million) was repledge or sold to third parties for periods not exceeding three months from the transfer. The Group is obliged to return collateral with a fair value of £4,171 million (2008: £5,492 million).

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

20 LOANS AND ADVANCES TO CUSTOMERS

	2009 £m	2008 £m

Agriculture, forestry and fishing	5,130	3,969
Energy and water supply	3,031	2,598
Manufacturing	14,912	12,057
Construction	10,830	3,016
Transport, distribution and hotels	31,820	14,664
Postal and telecommunications	1,662	1,060
Property companies	83,820	23,318
Financial, business and other services	66,923	33,319
Personal:
Mortgages	362,667	114,643
Other	42,958	25,318
Lease financing	9,307	4,546
Hire purchase	8,710	5,295

	641,770	243,803
Allowance for impairment losses (note 24)	(14,801)	(3,459)

	626,969	240,344

The Group holds collateral with a fair value of £1,110 million (31 December 2008: £1,736 million), which it is permitted to sell or repledge, of which £1,102 million (31 December 2008: £366 million) was repledged or sold to third parties for periods not exceeding three months from the transfer. The Group is obliged to return collateral with a fair value of £1,102 million (2008: £366 million).

Loans and advances to customers include finance lease receivables, which may be analysed as follows:

	2009 £m	2008 £m

Gross investment in finance leases, receivable:
Not later than 1 year	1,374	541
Later than 1 year and not later than 5 years	3,577	1,775
Later than 5 years	7,911	5,570

	12,862	7,886
Unearned future finance income on finance leases	(3,428)	(3,038)
Rentals received in advance	(119)	(128)
Commitments for expenditure in respect of equipment to be leased	(8)	(174)

Net investment in finance leases	9,307	4,546

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

20 LOANS AND ADVANCES TO CUSTOMERS continued

The net investment in finance leases represents amounts recoverable as follows:

	2009 £m	2008 £m

Not later than 1 year	1,008	328
Later than 1 year and not later than 5 years	2,403	974
Later than 5 years	5,896	3,244

	9,307	4,546

Equipment leased to customers under finance leases primarily relates to structured financing transactions to fund the purchase of aircraft, ships and other large individual value items. During 2009 and 2008 no contingent rentals in respect of finance leases were recognised in the income statement. The allowance for uncollectable finance lease receivables included in the allowance for impairment losses is £123 million (2008: £15 million). The unguaranteed residual values included in finance lease receivables were as follows:

	2009 £m	2008 £m

Not later than 1 year	4	1
Later than 1 year and not later than 5 years	46	29
Later than 5 years	5	3

	55	33

21 SECURITISATIONS AND COVERED BONDS

Loans and advances to customers include balances that have been securitised but not derecognised, including residential mortgages and commercial banking loans, the carrying values of which are set out below together with any related liabilities. Residential mortgages are not derecognised because the Group remains exposed to the majority of the risk of any default in respect of them; commercial banking loans are not derecognised because the Group has not transferred the contractual rights to receive the cash flows from those loans nor has it assumed a contractual obligation to pay the cash flows from those loans to a third party.

Beneficial interests in certain residential mortgages have been transferred to special purpose entities which issue floating rate debt securities. Neither the Group nor any entities in the Group are obliged to support any losses that may be suffered by the note holders and do not intend to offer such support. The floating rate note holders only receive payments of interest and principal to the extent that the special purpose entities have received sufficient funds from the transferred mortgages and after certain expenses have been met. In the event of a deficiency, they have no recourse whatsoever to the Group.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

21 SECURITISATIONS AND COVERED BONDS continued

The Group’s principal securitisation and covered bond programmes, together with the balances of the advances subject to securitisation and the carrying value of the notes in issue at 31 December, are listed below. The notes in issue are reported in note 35.

		2009		2008
Securitisation	Type of loan	Gross assets securitised £m	Notes in issue £m	Gross assets securitised £m	Notes in issue £m
Arkle	UK residential mortgages	32,070	18,141	34,293	27,189
Ascot Black[1]	Commercial loans	1,220	—	1,434	—
Goodwood Gold[1]	Commercial loans	2,932	119	2,909	127
Doncaster Gold[1]	Commercial loans	831	60	950	48
Exeter Blue[1]	PFI/PPP and project finance loans	877	45	859	48
Kelso[1]	Corporate loans and revolving credit facilities	595	7	1,158	3
Morse[1]	Corporate loans and revolving credit facilities	—	—	1,050	—
Cooper’s Hill	UK residential mortgages	11,383	12,000	—	—
Highland	UK residential mortgages	5,937	6,050	—	—
Permanent	UK residential mortgages	38,134	30,512	—	—
Mound	UK residential mortgages	8,603	6,933	—	—
Handbridge	Personal loans	3,730	2,613	—	—
Candide	Dutch residential mortgages	4,800	4,663	—	—
Prominent	Commercial loans	898	787	—	—
Chepstow Blue	Commercial loans	3,959	4,050	—	—
Derby Blue	Commercial loans	3,231	3,250	—	—
Pendeford	UK residential mortgages	11,994	9,039	—	—
Balliol	UK residential mortgages	12,771	12,819	—	—
Brae	UK residential mortgages	7,838	9,588	—	—
Dakota	UK residential mortgages	3,832	3,826	—	—
Deva	UK residential mortgages	6,691	6,906	—	—
Penarth	Credit card receivables	5,155	2,699	—	—
Tioba	UK residential mortgages	2,094	2,249	—	—
Trinity	UK residential mortgages	11,033	11,466	—	—
Wolfhound	Irish residential mortgages	6,522	6,585	—	—
Bella Trust Series	Motor vehicle loans	443	470	—	—
Other	UK residential mortgages	63	169	—	—
		187,636	155,046	42,653	27,415
Less held by the Group			(117,489)		(17,365)
Total securitisations			37,557		10,050
Covered Bonds
Residential Mortgage-Backed Covered Bonds		99,753	76,636	40,608	24,000
Social Housing Loan-Backed Covered Bonds		3,356	2,735	—	—

		103,109	79,371	40,608	24,000
Less held by the Group			(52,060)		(24,000)
Total covered bonds			27,311		—
Total securitisations and covered bonds			64,868		10,050

[1]	Securitisations utilising a combination of external funding and credit default swaps.

Cash deposits of £31,480 million (31 December 2008: £1,846 million) held by the Group are restricted in use to repayment of the debt securities issued by the securitisation vehicles and other legal obligations.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

22 SPECIAL PURPOSE ENTITIES

In addition to the special purpose entities disclosed in note 21, which are used for securitisation and covered bond programmes, the Group sponsors three asset-backed conduits, Cancara, Grampian and Landale, which invest in debt securities and client receivables. All the external assets in these conduits are consolidated in the Group’s financial statements and are included in the credit market exposures set out in note 54. The total consolidated exposures in these conduits are set out in the table below:

	Cancara £m	Grampian £m	Landale £m	Total £m
At 31 December 2009
Loans and receivables	3,681	—	—	3,681
Debt securities:
Classified as loans and receivables	15	9,867	698	10,580
Classified as available-for-sale (note 25)	5,382	—	—	5,382
Total debt securities	5,397	9,867	698	15,962
Total assets	9,078	9,867	698	19,643
At 31 December 2008
Loans and receivables	5,905	—	—	5,905
Debt securities:
Classified as loans and receivables	437	—	—	437
Classified as available-for-sale (note 25)	6,273	—	—	6,273
Total debt securities	6,710	—	—	6,710
Total assets	12,615	—	—	12,615

OTHER SPECIAL PURPOSE ENTITIES

During 2009, the Group established Lloyds TSB Pension ABCS (No 1) LLP and Lloyds TSB Pension ABCS (No 2) LLP and transferred approximately £5 billion of assets, primarily comprising notes in certain of the Group’s securitisation programmes, in aggregate to these entities. The Group transferred interests in the LLPs with a fair value of approximately £1 billion in aggregate to the Lloyds TSB Group Pension Scheme No 1 and the Lloyds TSB Group Pension Scheme No 2 entitling these schemes to annual payments of approximately £215 million in aggregate until 31 December 2014 (see note 41).

23 DEBT SECURITIES CLASSIFIED AS LOANS AND RECEIVABLES

Debt securities accounted for as loans and receivables comprise:

	2009 £m	2008 £m
Asset-backed securities:
Mortgage-backed securities	13,322	478
Other asset-backed securities	17,137	540
Corporate and other debt securities	2,623	3,531
	33,082	4,549
Allowance for impairment losses (see note 24)	(430)	(133)
	32,652	4,416

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

24 ALLOWANCE FOR IMPAIRMENT LOSSES ON LOANS AND RECEIVABLES

	Loans and advances to customers £m	Loans and advances to banks £m	Debt securities £m	Total £m
Balance at 1 January 2008	2,408	—	—	2,408
Exchange and other adjustments	43	—	—	43
Advances written off	(1,586)	—	(24)	(1,610)
Recoveries of advances written off in previous years	112	—	—	112
Unwinding of discount	(102)	—	—	(102)
Charge to the income statement	2,584	135	157	2,876
At 31 December 2008	3,459	135	133	3,727
Exchange and other adjustments	95	17	49	161
Advances written off	(4,200)	—	—	(4,200)
Recoveries of advances written off in previous years	110	—	—	110
Unwinding of discount	(446)	—	—	(446)
Charge to the income statement	15,783	(3)	248	16,028
At 31 December 2009	14,801	149	430	15,380

25 AVAILABLE-FOR-SALE FINANCIAL ASSETS

	2009			2008
	Conduits £m	Other £m	Total £m	Conduits £m	Other £m	Total £m
Debt securities:
Government securities	—	8,669	8,669	—	868	868
Other public sector securities	—	31	31	—	12	12
Bank and building society certificates of deposit	—	1,014	1,014	—	9,602	9,602
Asset-backed securities:
Mortgage-backed securities	3,481	1,300	4,781	3,929	1,771	5,700
Other asset-backed securities	1,901	5,739	7,640	2,344	5,748	8,092
Corporate and other debt securities	—	19,904	19,904	—	2,183	2,183
	5,382	36,657	42,039	6,273	20,184	26,457
Equity shares:
Listed	—	102	102	—	3	3
Unlisted	—	1,929	1,929	—	38	38
	—	2,031	2,031	—	41	41
Treasury bills and other bills:
Treasury bills and similar securities	—	2,532	2,532	—	2,402	2,402
Other bills	—	—	—	—	26,807	26,807
	—	2,532	2,532	—	29,209	29,209
	5,382	41,220	46,602	6,273	49,434	55,707

Details of the Group’s asset-backed conduits shown in the table above are included in note 22.

Included within asset-backed securities are £12,421 million (31 December 2008: £13,792 million) managed by the Wholesale division. Further information on these exposures is provided in note 54.

The carrying value of assets that are subject to stock lending arrangements was £4,616 million at 31 December 2009 (31 December 2008: nil) all of which the secured party is permitted by contract or custom to sell or repledge.

All assets have been individually assessed for impairment. The criteria used to determine whether an impairment loss has been incurred are disclosed in note 2(H). Included in available-for-sale financial assets at 31 December 2009 are debt securities individually determined to be impaired whose gross amount before impairment allowances was £144 million (31 December 2008: £282 million) and in respect of which no collateral was held. In addition, included in available-for-sale financial assets at 31 December 2009 are equity securities individually determined to be impaired whose gross amount before impairment allowances was £621 million (31 December 2008: £31 million).

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

26 INVESTMENT PROPERTIES

	2009 £m	2008 £m
At 1 January	2,631	3,722
Exchange and other adjustments	(15)	66
Adjustment on acquisition	3,002	—
Additions:
Acquisitions of new properties	151	85
Additional expenditure on existing properties	67	116
Total additions	218	201
Disposals	(865)	(300)
Changes in fair value (note 7)	(214)	(1,058)
At 31 December	4,757	2,631

The investment properties are valued at least annually at open-market value, by independent, professionally qualified valuers, who have recent experience in the location and categories of the investment properties being valued.

In addition, the following amounts have been recognised in the income statement:

	2009 £m	2008 £m
Rental income	358	209
Direct operating expenses arising from investment properties that generate rental income	64	29

Capital expenditure in respect of investment properties:
	2009 £m	2008 £m
Capital expenditure contracted for at the balance sheet date but not recognised in the financial statements	57	82

27 GOODWILL

	2009 £m	2008 £m
At 1 January	2,256	2,358
Exchange and other adjustments	—	(2)
Impairment charged to the income statement	(240)	(100)
At 31 December	2,016	2,256
Cost[1]	2,362	2,362
Accumulated impairment losses	(346)	(106)
At 31 December	2,016	2,256

[1]	For acquisitions made prior to 1 January 2004, the date of transition to IFRS, cost is included net of amounts amortised up to 31 December 2003.

The goodwill held in the Group’s balance sheet is tested at least annually for impairment. For the purposes of impairment testing the goodwill is allocated to the appropriate cash generating unit; of the total balance of £2,016 million (31 December 2008: £2,256 million), £1,836 million (or 91 per cent of the total) has been allocated to Scottish Widows in the Group’s Insurance division and £170 million (or 8 per cent of the total) to Asset Finance in the Group’s Wholesale division.

The recoverable amount of Scottish Widows has been based on a value in use calculation. The calculation uses projections of future cash flows based upon budgets and plans approved by management covering a five-year period, and a discount rate of 12 per cent (gross of tax). The budgets and plans are based upon past experience adjusted to take into account anticipated changes in sales volumes, product mix and margins having regard to expected market conditions and competitor activity. The discount rate is determined with reference to internal measures and available industry information. Cash flows beyond the five-year period have been extrapolated using a steady 3 per cent growth rate which does not exceed the long-term average growth rate for the life assurance market. Management believes that any reasonably possible change in the key assumptions would not cause the recoverable amount of Scottish Widows to fall below its balance sheet carrying value.

In 2009, the markets in which the Consumer Finance unit of Asset Finance operates have deteriorated further with both macroeconomic and market conditions worsening, leading to a fall off in demand and increasing arrears. This, together with continuing uncertainties over the likely short-term macroeconomic environment, has resulted in a reassessment of the carrying value of the consumer finance cash generating unit and the recognition of a goodwill impairment charge of £240 million at 31 December 2009 reflecting the write down of the entire balance of goodwill allocated to the Consumer Finance unit of Asset Finance leaving goodwill of £170 million in the Autolease unit of Asset Finance.

The recoverable amount of Asset Finance has also been based on a value in use calculation using cash flow projections based on financial budgets and plans approved by management covering a five-year period and a discount rate of 18.75 per cent (gross of tax). The cash flows beyond the five-year period are extrapolated using a growth rate of 0.5 per cent which does not exceed the long-term average growth rates for the markets in which Asset Finance participates.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

28 VALUE OF IN-FORCE BUSINESS

The gross value of in-force business asset in the consolidated balance sheet is as follows:

	2009 £m	2008 £m
Acquired value of in-force non-participating investment contracts	1,545	—
Value of in-force insurance and participating investment contracts	5,140	1,893
	6,685	1,893

The movement in the acquired value of in-force non-participating investment contracts over the year is as follows:

	2009 £m	2008 £m
At 1 January	—	—
Adjustment on acquisition	1,620	—
Amortisation taken to income statement (note 11)	(75)	—
At 31 December	1,545	—

The acquired value of in-force non-participating investment contracts includes £379 million in relation to OEIC business.

The movement in the value of in-force insurance and participating investment contracts over the year is as follows:

	2009 £m	2008 £m
At 1 January	1,893	2,218
Adjustment on acquisition	2,093	—
Exchange and other adjustments	(15)	—
Movements in the year:
New business	563	368
Existing business:
Expected return	(456)	(112)
Experience variances	84	(46)
Non-economic assumption changes	135	(92)
Economic variance	843	(443)
Movement in the value of in-force business taken to income statement (note 9)	1,169	(325)
At 31 December	5,140	1,893

This breakdown shows the movement in the value of in-force business only, and does not represent the full contribution that each item in the breakdown contributes to profit before tax, which would also contain changes in the other assets and liabilities of the relevant businesses. Economic variance is the element of earnings which is generated from changes to economic experience in the period and to assumptions over time. The presentation of economic variance includes the impact of financial market conditions being different at the end of the reporting period from those included in assumptions used to calculate new and existing business returns.

The principal features of the methodology and process used for determining key assumptions used in the calculation of the value of in-force business are set out below:

ECONOMIC ASSUMPTIONS

Each cash flow is valued using the discount rate consistent with that applied to such a cash flow in the capital markets. In practice, to achieve the same result, where the cash flows are either independent of or move linearly with market movements, a method has been applied known as the ‘certainty equivalent’ approach whereby it is assumed that all assets earn a risk-free rate and all cash flows are discounted at a risk-free rate.

A market consistent approach has been adopted for the valuation of financial options and guarantees, using a stochastic option pricing technique calibrated to be consistent with the market price of relevant options at each valuation date. The risk-free rate used for the value of financial options and guarantees is defined as the spot yield derived from the relevant government bond yield curve in line with FSA realistic balance sheet assumptions.

The liabilities in respect of the Group’s UK annuity business are matched by a portfolio of fixed interest securities, including a large proportion of corporate bonds. In accordance with the approach adopted in December 2008, the value of the in-force business asset for UK annuity business has been calculated after taking into account an estimate of the market premium for illiquidity in respect of these corporate bond holdings. The illiquidity premium is estimated to be 75 basis points as at 31 December 2009 (31 December 2008: 154 basis points). The reduction in the illiquidity premium over 2009 has offset gains made on the assets backing the annuity liabilities, reducing the benefit within the results from the reduction in corporate bond spreads.

The risk-free rate assumed in valuing the non-annuity in-force business is the 15 year government bond yield for the appropriate territory. The risk-free rate assumed in valuing the in-force asset for the UK annuity business is presented as a single risk-free rate to allow a better comparison to the rate used for other business. That single risk-free rate has been derived to give the equivalent value to the UK annuity book, had that book been valued using the UK gilt yield curve increased to reflect the illiquidity premium described above.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

28 VALUE OF IN-FORCE BUSINESS continued

The table below shows the range of resulting yields and other key assumptions at 31 December for UK business:

	2009%	2008%

Risk-free rate (value of in-force non-annuity business)	4.45	3.74
Risk-free rate (value of in-force annuity business)	5.05	5.22
Risk-free rate (financial options and guarantees)	0.87 to 4.76	1.11 to 4.24
Retail price inflation	3.64	2.75
Expense inflation	4.42	3.50

NON-MARKET RISK

An allowance for non-market risk is made through the choice of best estimate assumptions based upon experience, which generally will give the mean expected financial outcome for shareholders and hence no further allowance for non-market risk is required. However, in the case of operational risk and the with-profit funds these can be asymmetric in the range of potential outcomes for which an explicit allowance is made.

NON-ECONOMIC ASSUMPTIONS

Future mortality, morbidity, lapse and paid-up rate assumptions are reviewed each year and are based on an analysis of past experience and on management’s view of future experience. These assumptions are intended to represent a best estimate of future experience.

Further information about the effect of changes in key assumptions is given in note 37.

29 OTHER INTANGIBLE ASSETS

	Brands £m	Core deposit intangible £m	Purchased credit card relationships £m	Customer- related intangibles £m	Capitalised software enhancements £m	Total £m

Cost:
At 1 January 2008	—	—	—	57	240	297
Additions	—	—	—	6	80	86

At 31 December 2008	—	—	—	63	320	383
Adjustment on acquisition	596	2,770	300	984	104	4,754
Additions	—	—	—	—	63	63
Disposals of businesses (note 14)	—	—	—	(170)	—	(170)

At 31 December 2009	596	2,770	300	877	487	5,030

Accumulated amortisation:
At 1 January 2008	—	—	—	5	143	148
Charge for the year	—	—	—	7	31	38

At 31 December 2008	—	—	—	12	174	186
Charge for the year	21	393	58	237	60	769
Disposals	—	—	—	(12)	—	(12)

At 31 December 2009	21	393	58	237	234	943

Balance sheet amount at 31 December 2009	575	2,377	242	640	253	4,087

Balance sheet amount at 31 December 2008	—	—	—	51	146	197

The majority of the customer-related intangibles as well as the brands, core deposit intangibles and purchased credit card relationships have arisen from the acquisition of HBOS. Included within brands above are assets of £380 million (31 December 2008: £nil) that have been determined to have indefinite useful lives and are not amortised. These brands use the Bank of Scotland name which has been in existence for over 300 years. These brands are well established financial services brands and there are no indications that they should not continue indefinitely.

The customer-related intangibles include customer lists and the benefits of customer relationships that generate recurring income. The purchased credit card relationships represent the benefit of recurring income generated from the portfolio of credit cards purchased and the core deposit intangible is the benefit derived from a large stable deposit base that has low interest rates.

Capitalised software enhancements principally comprise identifiable and directly associated internal staff and other costs.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

30 TANGIBLE FIXED ASSETS

	Premises £m	Equipment £m	Operating lease assets £m	Total tangible fixed assets £m

Cost:
At 1 January 2008	1,437	2,871	1,431	5,739
Exchange and other adjustments	2	18	70	90
Additions	96	341	556	993
Disposals	(19)	(82)	(493)	(594)

At 31 December 2008	1,516	3,148	1,564	6,228
Exchange and other adjustments	19	(38)	281	262
Adjustment on acquisition	966	825	3,916	5,707
Additions	113	1,317	1,949	3,379
Disposals	(153)	(130)	(1,326)	(1,609)

At 31 December 2009	2,461	5,122	6,384	13,967

Accumulated depreciation and impairment:
At 1 January 2008	718	2,007	175	2,900
Exchange and other adjustments	1	10	21	32
Charge for the year	81	254	313	648
Disposals	(11)	(63)	(243)	(317)

At 31 December 2008	789	2,208	266	3,263
Exchange and other adjustments	(19)	(12)	113	82
Charge for the year	132	450	1,134	1,716
Disposals	(18)	(49)	(251)	(318)

At 31 December 2009	884	2,597	1,262	4,743

Balance sheet amount at 31 December 2009	1,577	2,525	5,122	9,224

Balance sheet amount at 31 December 2008	727	940	1,298	2,965

At 31 December the future minimum rentals receivable under non-cancellable operating leases were as follows:

	2009 £m	2008 £m

Receivable within 1 year	845	294
1 to 5 years	1,939	320
Over 5 years	88	9

	2,872	623

Equipment leased to customers under operating leases primarily relates to vehicle contract hire arrangements. During 2009 and 2008 no contingent rentals in respect of operating leases were recognised in the income statement.

In addition, total future minimum sub-lease income of £79 million at 31 December 2009 (£102 million at 31 December 2008) is expected to be received under non-cancellable sub-leases of the Group’s premises.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

31 OTHER ASSETS

	2009 £m	2008 £m

Assets arising from reinsurance contracts held (note 36)	1,875	385
Deferred acquisition and origination costs	533	196
Settlement balances	1,587	751
Other assets and prepayments	8,230	4,469

	12,225	5,801

Deferred acquisition and origination costs:

	2009 £m	2008 £m

At 1 January	196	212
Adjustment on acquisition	422	—
Costs deferred, net of amounts amortised to the income statement	(84)	(16)
Exchange and other adjustments	(1)	—

At 31 December	533	196

32 DEPOSITS FROM BANKS

	2009 £m	2008 £m

Liabilities in respect of securities sold under repurchase agreements	27,558	24,888
Other deposits from banks	54,894	41,626

Deposits from banks	82,452	66,514

Included in deposits from banks were deposits of £17,253 million (31 December 2008: £2,574 million) held as collateral. The fair value of those deposits approximates the carrying amount.

33 CUSTOMER DEPOSITS

	2009 £m	2008 £m

Non-interest bearing current accounts	9,264	4,176
Interest bearing current accounts	93,887	47,109
Savings and investment accounts	207,474	76,144
Liabilities in respect of securities sold under repurchase agreements	35,554	92
Other customer deposits	60,562	43,417

Customer deposits	406,741	170,938

Included in customer deposits were deposits of £656 million (31 December 2008: £1,002 million) held as collateral. The fair value of those deposits approximates the carrying amount.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

34 TRADING AND OTHER FINANCIAL LIABILITIES AT FAIR VALUE THROUGH PROFIT OR LOSS

	2009 £m	2008 £m
Liabilities held at fair value through profit or loss (debt securities)	6,160	6,748
Trading liabilities:
Liabilities in respect of securities sold under repurchase agreements	21,389	—
Short positions in securities	202	6
Other	520	—
	22,111	6
Trading and other financial liabilities at fair value through profit or loss	28,271	6,754

The amount contractually payable on maturity of the debt securities held at fair value through profit or loss at 31 December 2009 was £5,866 million, which was £294 million lower than the balance sheet carrying value (31 December 2008: £6,517 million, which was £231 million lower than the balance sheet carrying value). At 31 December 2009 there was a cumulative £55 million decrease in the fair value of these liabilities attributable to changes in credit spread risk; this is determined by reference to the quoted credit spreads of Lloyds TSB Bank plc, the issuing entity within the Group. Of the £55 million, £11 million arose in 2009 and £36 million arose in 2008.

Liabilities designated at fair value through profit or loss represent debt securities in issue which either contain substantive embedded derivatives which would otherwise need to be recognised and measured at fair value separately from the related debt securities, or which are accounted for at fair value to significantly reduce an accounting mismatch.

35 DEBT SECURITIES IN ISSUE

	2009 £m	2008 £m
Medium-term notes issued	82,876	11,823
Covered bonds (note 21)	27,311	—
Certificates of deposit issued	50,858	33,207
Securitisation notes (note 21)	37,557	10,050
Commercial paper	34,900	20,630
Total debt securities in issue	233,502	75,710

36 LIABILITIES ARISING FROM INSURANCE CONTRACTS AND PARTICIPATING INVESTMENT CONTRACTS

Insurance contract and participating investment contract liabilities are comprised as follows:

	2009			2008
	Gross £m	Reinsurance[1] £m	Net £m	Gross £m	Reinsurance[1] £m	Net £m
Life insurance (see (1) below):
Insurance contracts	56,800	(1,831)	54,969	21,518	(380)	21,138
Participating investment contracts	18,089	—	18,089	11,619	—	11,619
	74,889	(1,831)	73,058	33,137	(380)	32,757
Non-life insurance contracts (see (2) below):
Unearned premiums	788	(31)	757	472	—	472
Claims outstanding	502	(13)	489	183	(5)	178
	1,290	(44)	1,246	655	(5)	650
	76,179	(1,875)	74,304	33,792	(385)	33,407

[1] Reinsurance balances are reported within other assets (note 31).

At 31 December 2009 £44,441 million (31 December 2008: £29,967 million) of liabilities arising from insurance contracts and participating investment contracts had a contractual residual maturity of greater than one year.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

36 LIABILITIES ARISING FROM INSURANCE CONTRACTS AND PARTICIPATING INVESTMENT CONTRACTS continued

(1) LIFE INSURANCE

The movement in life insurance contract and participating investment contract liabilities over the year can be analysed as follows:

	Insurance contracts	Participating investment contracts	Gross £m	Reinsurance £m	Net £m
At 1 January 2008:	22,526	14,874	37,400	(340)	37,060
New business	2,915	208	3,123	(32)	3,091
Changes in existing business	(4,092)	(3,363)	(7,455)	(8)	(7,463)
Change in liabilities charged to the income statement (note 10)	(1,177)	(3,155)	(4,332)	(40)	(4,372)
Exchange and other adjustments	169	(100)	69	—	69
At 31 December 2008:	21,518	11,619	33,137	(380)	32,757
New business	4,455	122	4,577	(28)	4,549
Changes in existing business	971	374	1,345	(149)	1,196
Change in liabilities charged to the income statement (note 10)	5,426	496	5,922	(177)	5,745
Adjustment on acquisition	29,996	5,996	35,992	(1,367)	34,625
Exchange and other adjustments	(140)	(22)	(162)	93	(69)
At 31 December 2009	56,800	18,089	74,889	(1,831)	73,058

Liabilities for life insurance contracts and participating investment contracts can be split into with-profit fund liabilities, accounted for using the FSA’s realistic capital regime (realistic liabilities) and non-profit fund liabilities, accounted for using a prospective actuarial discounted cash flow methodology, as follows:

	2009			2008
	With-profit fund £m	Non-profit fund £m	Total £m	With-profit fund £m	Non-profit fund £m	Total £m
Insurance contracts	12,066	44,734	56,800	7,457	14,061	21,518
Participating investment contracts	11,506	6,583	18,089	5,836	5,783	11,619
	23,572	51,317	74,889	13,293	19,844	33,137

WITH-PROFIT FUND REALISTIC LIABILITIES

(i)	Business description

The Group has with-profit funds within Scottish Widows plc and Clerical Medical Investment Group Limited containing both insurance contracts and participating investment contracts.

The primary purpose of the conventional and unitised business written in the with-profit funds is to provide a long-term smoothed investment vehicle to the policyholder, protecting them against short-term market fluctuations. With-profit policyholders are entitled to at least 90 per cent of the distributed profits, the shareholders receiving the balance. The policyholder is also usually insured against death and the policy may carry a guaranteed annuity option at maturity.

(ii)	Method of calculation of liabilities

With-profit liabilities are stated at their realistic value, the main components of which are:

–	With-profit benefit reserve, the total asset shares for with-profit policies;

–	Cost of options and guarantees;

–	Deductions levied against asset shares; and

–	Impact of the smoothing policy.

The realistic assessment is carried out using a stochastic simulation model which values liabilities on a market consistent basis. The calculation of realistic liabilities uses best estimate assumptions for mortality, persistency rates and expenses. These are calculated in a similar manner to those used for the value of in-force business as discussed in note 28.

(iii)	Assumptions

Key assumptions used in the calculation of with-profit liabilities, and the processes for determining these, are:

INVESTMENT RETURNS AND DISCOUNT RATES

The realistic capital regime dictates that with-profit fund liabilities are valued on a market-consistent basis. This is achieved by the use of a valuation model which values liabilities on a basis calibrated to tradable market option contracts and other observable market data. The with-profit fund financial options and guarantees are valued using a stochastic simulation model where all assets are assumed to earn, on average, the risk-free yield and all cash flows are discounted using the risk-free yield. The risk-free yield is defined as the spot yield derived from the relevant government bond yield curve.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

36 LIABILITIES ARISING FROM INSURANCE CONTRACTS AND PARTICIPATING INVESTMENT CONTRACTS continued

GUARANTEED ANNUITY OPTIONS

Certain pension contracts contain guaranteed annuity options that allow the policyholder to take an annuity benefit on retirement at annuity rates that were guaranteed at the outset of the contract. For contracts that contain such options, key assumptions in determining the cost of options are economic conditions in which the option has value, mortality rates and take up rates of other options. The financial impact is dependent on the value of corresponding investments, interest rates and longevity at the time of the claim.

INVESTMENT VOLATILITY

The calibration of the stochastic simulation model uses implied volatilities of derivatives where possible, or historical volatility where it is not possible to observe meaningful prices.

MORTALITY

The mortality assumptions, including allowances for improvements in longevity for annuitants, are set with regard to the Group’s actual experience where this is significant, and relevant industry data otherwise.

LAPSE RATES (PERSISTENCY)

Lapse rates refer to the rate of policy termination or the rate at which policyholders stop paying regular premiums due under the contract.

Historical persistency experience is analysed using statistical techniques. As experience can vary considerably between different product types and for contracts that have been in force for different periods, the data is broken down into broadly homogenous groups for the purposes of this analysis.

The most recent experience is considered along with the results of previous analyses and management’s views on future experience, taking into consideration potential changes in future experience that may result from guarantees and options becoming more valuable under adverse market conditions, in order to determine a ‘best estimate’ view of what persistency will be. In determining this best estimate view a number of factors are considered, including the credibility of the results (which will be affected by the volume of data available), any exceptional events that have occurred during the period under consideration, any known or expected trends in underlying data and relevant published market data.

NON-PROFIT FUND LIABILITIES

(i)	Business description

The Group principally writes the following types of life insurance contracts within its non-profit funds. Shareholder profits on these types of business arise from management fees and other policy charges.

Unit-linked business – This includes unit-linked pensions and unit-linked bonds, the primary purpose of which is to provide an investment vehicle where the policyholder is also insured against death.

Life insurance – The policyholder is insured against death or permanent disability, usually for predetermined amounts. Such business includes whole of life and term assurance and long-term creditor policies.

Annuities – The policyholder is entitled to payments for the duration of their life and is therefore insured against surviving longer than expected.

German insurance and pensions business is written through the subsidiary Heidelberger Leben and comprises policies similar to the UK definitions above, except that there is participation by the policyholder in the investment, insurance and expense profits of Heidelberger Leben. A minimum level of policyholder participation is prescribed by German law. The following types of life insurance contracts are written under which there is policyholder participation in Heidelberger Leben profits:

–	Unit linked endowment or pensions business;

–	Traditional endowment or pensions business;

–	Life insurance business in which the policyholder is protected against temporary disability; and

–	Life insurance business in which the policyholder is protected against death.

(ii)	Method of calculation of liabilities

The non-profit fund liabilities are determined on the basis of recognised actuarial methods and consistent with the approach required by regulatory rules. The methods used involve estimating future policy cash flows over the duration of the in-force book of policies, and discounting the cash flows back to the valuation date allowing for probabilities of occurrence.

(iii)	Assumptions

Generally, assumptions used to value non-profit fund liabilities are prudent in nature and therefore contain a margin for adverse deviation. This margin for adverse deviation is based on management’s judgement and reflects management’s views on the inherent level of uncertainty. The key assumptions used in the measurement of non-profit fund liabilities are:

INTEREST RATES

The rates used are derived in accordance with the guidelines set by local regulatory bodies. These limit the rates of interest that can be used by reference to a number of factors including the redemption yields on fixed interest assets at the valuation date.

Margins for risk are allowed for in the assumed interest rates. These are derived from the limits in the guidelines set by local regulatory bodies, including reductions made to the available yields to allow for default risk based upon the credit rating of the securities allocated to the insurance liability.

MORTALITY AND MORBIDITY

The mortality and morbidity assumptions, including allowances for improvements in longevity for annuitants, are set with regard to the Group’s actual experience where this provides a reliable basis, and relevant industry data otherwise, and include a margin for adverse deviation. For German business appropriate industry tables have been considered.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

36 LIABILITIES ARISING FROM INSURANCE CONTRACTS AND PARTICIPATING INVESTMENT CONTRACTS continued

LAPSE RATES (PERSISTENCY)

Lapse rates are allowed for on some non-profit fund contracts. The process for setting these rates is as described for with-profit liabilities, however a prudent scenario is assumed by the inclusion of a margin for adverse deviation within the non-profit fund liabilities.

MAINTENANCE EXPENSES

Allowance is made for future policy costs explicitly. Expenses are determined by reference to an internal analysis of current and expected future costs plus a margin for adverse deviation. Explicit allowance is made for future expense inflation. For German business appropriate cost assumptions have been set in accordance with the rules of the local regulatory body.

KEY CHANGES IN ASSUMPTIONS

A detailed review of the Group’s assumptions in 2009 resulted in the following key impacts on profit before tax:

–	Change in persistency assumptions (£79 million decrease)

–	Change in the assumption in respect of future mortality rates (£44 million increase)

These amounts include the impacts of movements in liabilities and value of the in-force business in respect of insurance contracts and participating investment contracts.

(2) NON-LIFE INSURANCE

Gross non-life insurance contract liabilities are analysed by line of business as follows:

	2009 £m	2008 £m

Credit protection	533	293
Home	754	359
Health	3	3
	1,290	655

For non-life insurance contracts, the methodology and assumptions used in relation to determining the bases of the earned premium and claims provisioning levels are derived for each individual underwritten product. Assumptions are intended to be neutral estimates of the most likely or expected outcome. There has been no significant change in the assumptions and methodologies used for setting reserves.

The reserving methodology and associated assumptions are set out below:

The unearned premium reserve is determined on a basis that reflects the length of time for which contracts have been in force and the projected incidence of risk over the term of each contract.

Claims outstanding comprise those claims that have been notified and those that have been incurred but not reported. Claims incurred but not reported are determined based on the historical emergence of claims and their average cost. The notified claims element represents the best estimate of the cost of claims reported using projections and estimates based on historical experience.

The movements in non-life insurance contract liabilities and reinsurance assets over the year have been as follows:

	Gross £m	Reinsurance £m	Net £m
Provisions for unearned premiums
At 1 January 2008	456	—	456
Increase in the year	651	(23)	628
Release in the year	(635)	23	(612)
Change in provision for unearned premiums charged to income statement (note 8)	16	—	16
At 31 December 2008	472	—	472
Adjustment on acquisition	487	(4)	483
Increase in the year	1,267	(101)	1,166
Release in the year	(1,438)	75	(1,363)
Change in provision for unearned premiums charged to income statement (note 8)	(171)	(26)	(197)
Exchange translation	—	(1)	(1)
At 31 December 2009	788	(31)	757

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

36 LIABILITIES ARISING FROM INSURANCE CONTRACTS AND PARTICIPATING INVESTMENT CONTRACTS continued

These provisions represent the liability for short-term insurance contracts for which the Group’s obligations are not expired at the year end.

	Gross £m	Reinsurance £m	Net £m
Claims and loss adjustment expenses
Notified claims	188	(10)	178
Incurred but not reported	19	—	19
At 1 January 2008	207	(10)	197
Cash paid for claims settled in the year	(245)	7	(238)
Increase (decrease) in liabilities:
Arising from current year claims	221	—	221
Arising from prior year claims	—	(2)	(2)
Change in liabilities charged to income statement (note 10)	(24)	5	(19)
At 31 December 2008	183	(5)	178
Adjustment on acquisition	208	(5)	203
Cash paid for claims settled in the year	(513)	14	(499)
Increase (decrease) in liabilities:
Arising from current year claims	623	(15)	608
Arising from prior year claims	1	(2)	(1)
Change in liabilities charged to income statement (note 10)	111	(3)	108
At 31 December 2009	502	(13)	489
Notified claims	289	(9)	280
Incurred but not reported	213	(4)	209
At 31 December 2009	502	(13)	489
Notified claims	160	(5)	155
Incurred but not reported	23	—	23
At 31 December 2008	183	(5)	178

NON-LIFE INSURANCE CLAIMS DEVELOPMENT TABLE

The development of insurance liabilities provides a measure of the Group’s ability to estimate the ultimate value of claims. The top half of the table below illustrates how the Group’s estimate of total claims outstanding for each accident year has changed at successive year ends. The bottom half of the table reconciles the cumulative claims to the amount appearing in the balance sheet. The accident year basis is considered the most appropriate for the business written by the Group.

NON-LIFE INSURANCE ALL RISKS – GROSS

	2005 £m	2006 £m	2007 £m	2008 £m	2009 £m	Total £m
Accident year
Estimate of ultimate claims costs:
At end of accident year	211	208	317	205	639	1,580
One year later	207	206	311	199
Two years later	204	204	299
Three years later	202	204
Four years later	201
Current estimate in respect of above claims	201	204	299	199	639	1,542
Current estimate of claims relating to general
insurance business acquired during the year	283	321	391	270		1,265
Current estimate of cumulative claims	484	525	690	469	639	2,807
Cumulative payments to date	(478)	(517)	(664)	(412)	(270)	(2,341)
Liability recognised in the balance sheet	6	8	26	57	369	466
Liability in respect of earlier years[1]						26
Total liability included in the balance sheet						492

[1] This balance includes £19 million of claims relating to general insurance business acquired during the year.

The liability of £492 million shown in the above table excludes £10 million of unallocated claims handling expenses.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

37 LIFE INSURANCE SENSITIVITY ANALYSIS

The following table demonstrates the effect of changes in key assumptions on profit before tax and equity disclosed in these financial statements assuming that the other assumptions remain unchanged. In practice this is unlikely to occur, and changes in some assumptions may be correlated. These amounts include movements in assets, liabilities and the value of the in-force business in respect of insurance contracts and participating investment contracts. The impact is shown in one direction but can be assumed to be reasonably symmetrical.

	Change in variable	Increase (reduction) in profit before tax £m	Increase (reduction) in equity £m

Non-annuitant mortality[1]	5% reduction	80	58
Annuitant mortality [2]	5% reduction	(120)	(86)
Lapse rates[3]	10% reduction	168	121
Future maintenance and investment expenses[4]	10% reduction	207	149
Risk-free rate[5]	0.25% reduction	56	40
Guaranteed annuity option take up6	5% addition	(7)	(5)
Equity investment volatility[7]	1% addition	(13)	(9)
Widening of credit default spreads on corporate bonds[8]	0.25% addition	(144)	(104)
Increase in illiquidity premia[9]	0.10% addition	78	56

Assumptions have been flexed on the basis used to calculate the value of in-force business and the realistic and statutory reserving bases.

[1]	This sensitivity shows the impact of reducing mortality and morbidity rates on non-annuity business to 95 per cent of the expected rate.

[2]	This sensitivity shows the impact on the annuity and deferred annuity business of reducing mortality rates to 95 per cent of the expected rate.

[3]	This sensitivity shows the impact of reducing lapse and surrender rates to 90 per cent of the expected rate.

[4]	This sensitivity shows the impact of reducing maintenance expenses and investment expenses to 90 per cent of the expected rate.

[5]	This sensitivity shows the impact on the value of in-force business, financial options and guarantee costs, statutory reserves and asset values of reducing the risk-free rate by 25 basis points.

[6]	This sensitivity shows the impact of a flat 5 per cent addition to the expected rate.

[7]	This sensitivity shows the impact of a flat 1 per cent addition to the expected rate.

[8]

This sensitivity shows the impact of a 25 basis point increase in credit default spreads on corporate bonds and the corresponding reduction in market values. Government bond yields, the risk-free rate and illiquidity premia are all assumed to be unchanged.

[9]

This sensitivity shows the impact of a 10 basis point increase in the allowance for illiquidity premia. It assumes the overall corporate bond spreads are unchanged and hence market values are unchanged. Government bond yields and the non-annuity risk-free rate are both assumed to be unchanged. The increased illiquidity premium increases the annuity risk-free rate.

38 LIABILITIES ARISING FROM NON-PARTICIPATING INVESTMENT CONTRACTS

The movement in liabilities arising from non-participating investment contracts may be analysed as follows:

	Gross	Reinsurance	Net
	£m	£m	£m

At 1 January 2008	18,197	—	18,197
New business	660	—	660
Changes in existing business	(4,614)	—	(4,614)

At 31 December 2008	14,243	—	14,243
Adjustment on acquisition	28,181	—	28,181
New business	3,498	—	3,498
Changes in existing business	430	—	430
Exchange translation	(4)	—	(4)

At 31 December 2009	46,348	—	46,348

39 UNALLOCATED SURPLUS WITHIN INSURANCE BUSINESSES

The movement in the unallocated surplus within long-term insurance business over the year can be analysed as follows:

	2009	2008
	£m	£m

At 1 January	270	554
Adjustment on acquisition	526	—
Change in unallocated surplus recognised in the income statement (note 10)	318	(284)
Exchange and other adjustments	(32)	—

At 31 December	1,082	270

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

40 OTHER LIABILITIES

	2009	2008
	£m	£m

Settlement balances	2,070	891
Unitholders’ interest in Open Ended Investment Companies	12,415	4,336
Other creditors and accruals	14,835	6,229

Other liabilities	29,320	11,456

41 RETIREMENT BENEFIT OBLIGATIONS

	2009	2008	2007
	£m	£m	£m

Charge to the income statement
Defined benefit pension schemes	529	157	158
Other post-retirement benefit schemes	7	7	17

Total defined benefit schemes	536	164	175
Defined contribution pension schemes	208	71	63

	744	235	238

	2009	2008
	£m	£m

Amounts recognised in the balance sheet
Defined benefit pension schemes	619	1,657
Other post-retirement benefit schemes	161	114

	780	1,771

PENSION SCHEMES

DEFINED BENEFIT SCHEMES

The Group has established a number of defined benefit pension schemes in the UK and overseas, the three most significant being the defined benefit sections of the Lloyds TSB Group Pension Schemes No’s 1 and 2 and the HBOS Final Salary Pension Scheme (HFSPS). These schemes provide retirement benefits calculated as a percentage of final salary depending upon the length of service; the minimum retirement age under the rules of the schemes at 31 December 2009 was 50.

The latest full valuations of the two Lloyds TSB schemes were carried out as at 30 June 2008; the latest full valuation of the HFSPS was carried out as at 31 December 2007. The provisional results have been updated to 31 December 2009 by qualified independent actuaries. The last full valuations of other Group schemes were carried out on a number of different dates; these have been updated to 31 December 2009 by qualified independent actuaries or, in the case of the Scottish Widows Retirement Benefits Scheme, by a qualified actuary employed by Scottish Widows.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

41 RETIREMENT BENEFIT OBLIGATIONS continued

The Group’s obligations in respect of its defined benefit schemes are funded. During 2009, the Group’s contributions to its defined benefit schemes of £1,859 million included one-off contributions to the Lloyds TSB Group Pension Scheme No 1 and Lloyds TSB Group Pension Scheme No 2 of approximately £1 billion in aggregate. These contributions took the form of interests in limited liability partnerships for each of the two schemes which contain assets of approximately £5 billion in aggregate entitling the schemes to annual payments of approximately £215 million in aggregate until 31 December 2014. Thereafter, assuming that all distributions have been made, the value of the partnership interests will equate to a nominal amount. The limited liability partnerships are fully consolidated in the Group’s balance sheet (see note 22).

The Group currently expects to pay contributions of at least £500 million to its defined benefit schemes in 2010.

	2009	2008
	£m	£m

Amount included in the balance sheet
Present value of funded obligations	27,073	15,617
Fair value of scheme assets	(23,518)	(13,693)

	3,555	1,924
Unrecognised actuarial losses	(2,936)	(267)

Liability in the balance sheet	619	1,657

	2009	2008
	£m	£m

Movements in the defined benefit obligation
At 1 January	15,617	16,795
Adjustment on acquisition	7,046	—
Current service cost	395	258
Employee contributions	2	—
Interest cost	1,383	957
Actuarial losses (gains)	3,568	(1,928)
Benefits paid	(932)	(597)
Past service cost	67	21
Curtailments	—	6
Settlements	(8)	—
Exchange and other adjustments	(65)	105

At 31 December	27,073	15,617

	2009	2008
	£m	£m

Changes in the fair value of scheme assets
At 1 January	13,693	16,112
Adjustment on acquisition	6,743	—
Expected return	1,320	1,085
Employer contributions	1,859	541
Employee contributions	2	—
Actuarial gains (losses)	886	(3,520)
Benefits paid	(932)	(597)
Settlements	(12)	—
Exchange and other adjustments	(41)	72

At 31 December	23,518	13,693

Actual return on scheme assets	2,206	(2,435)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

41 RETIREMENT BENEFIT OBLIGATIONS continued

ASSUMPTIONS

The principal actuarial and financial assumptions used in valuations of the defined benefit pension schemes were as follows:

	2009%	2008%

Discount rate	5.70	6.30
Rate of inflation	3.40	3.00
Rate of salary increases	3.75	3.75
Rate of increase for pensions in payment	3.20	2.80

	Years	Years

Life expectancy for member aged 60, on the valuation date:
Men	27.1	26.4
Women	28.2	27.2
Life expectancy for member aged 60, 15 years after the valuation date:
Men	28.7	27.3
Women	29.8	28.1

The mortality assumptions used in the scheme valuations are based on standard tables published by the Institute and Faculty of Actuaries which were adjusted in line with the actual experience of the relevant schemes. The table shows that a member retiring at age 60 as at 31 December 2009 is assumed to live for, on average, 27.1 years for a male and 28.2 years for a female. In practice there will be much variation between individual members but these assumptions are expected to be appropriate across all members. It is assumed that younger members will live longer in retirement than those retiring now. This reflects the expectation that mortality rates will continue to fall over time as medical science and standards of living improve. To illustrate the degree of improvement assumed the table also shows the life expectancy for members aged 45 now, when they retire in 15 years time at age 60.

An analysis of the impact of a reasonable change in these assumptions is provided in note 3.

The expected return on scheme assets has been calculated using the following assumptions:

	2009%	2008%

Equities	8.4	8.2
Fixed interest gilts	3.7	4.5
Index linked gilts	4.0	4.4
Non-Government bonds	6.7	6.0
Property	6.4	6.7
Money market instruments and cash	3.8	4.8

The expected return on scheme assets in 2010 will be calculated using the following assumptions:

2010%

Equities and alternative assets	8.3
Fixed interest gilts	4.5
Index linked gilts	4.1
Non-Government bonds	6.0
Property	7.5
Money market instruments and cash	4.3

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

41 RETIREMENT BENEFIT OBLIGATIONS continued

Composition of scheme assets:

	2009 £m	2008 £m

Equities	10,934	7,040
Fixed interest gilts	2,038	1,452
Index linked gilts	2,917	1,326
Non-Government bonds	2,148	1,721
Property	1,577	1,485
Money market instruments, cash and other assets and liabilities	3,904	669

At 31 December	23,518	13,693

The assets of all the funded plans are held independently of the Group’s assets in separate trustee administered funds.

The expected return on plan assets was determined by considering the expected returns available on the assets underlying the current investment policy. Expected yields on fixed interest investments are based on gross redemption yields at the balance sheet date at a term and credit rating broadly appropriate for the bonds held. Expected returns on equity and property investments are long-term rates based on the views of the plan’s independent investment consultants. The expected return on equities allows for the different expected returns from the private equity, infrastructure and hedge fund investments held by some of the funded plans. Some of the funded plans also invest in certain money market instruments and the expected return on these investments has been assumed to be the same as cash.

Experience adjustments history:

	2009 £m	2008 £m	2007 £m	2006 £m	2005 £m

Present value of defined benefit obligation	27,073	15,617	16,795	17,378	17,320
Fair value of scheme assets	(23,518)	(13,693)	(16,112)	(15,279)	(14,026)

	3,555	1,924	683	2,099	3,294

Experience gains (losses) on scheme liabilities	31	(39)	(185)	(50)	(69)

Experience gains (losses) gains on scheme assets	886	(3,520)	139	314	1,538

The expense recognised in the income statement for the year ended 31 December comprises:

	2009 £m	2008 £m	2007 £m

Current service cost	395	258	302
Interest cost	1,383	957	866
Expected return on scheme assets	(1,320)	(1,085)	(1,035)
Curtailments	—	6	—
Settlements	4	—	—
Past service cost	67	21	25

Total defined benefit pension expense	529	157	158

DEFINED CONTRIBUTION SCHEMES

The Group operates a number of defined contribution pension schemes in the UK and overseas, principally the defined contribution sections of the Lloyds TSB Group Pension Schemes No’s 1 and 2.

During the year ended 31 December 2009 the charge to the income statement in respect of defined contribution schemes was £208 million (2008: £71 million; 2007: £63 million), representing the contributions payable by the employer in accordance with each scheme’s rules.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

41 RETIREMENT BENEFIT OBLIGATIONS continued

OTHER POST-RETIREMENT BENEFIT SCHEMES

The Group operates a number of schemes which provide post-retirement healthcare benefits and concessionary mortgages to certain employees, retired employees and their dependants. The principal scheme relates to former Lloyds Bank staff and under this scheme the Group has undertaken to meet the cost of post-retirement healthcare for all eligible former employees (and their dependants) who retired prior to 1 January 1996. The Group has entered into an insurance contract to provide these benefits and a provision has been made for the estimated cost of future insurance premiums payable.

For the principal post-retirement healthcare scheme, the latest actuarial valuation of the liability was carried out at 30 June 2008; this valuation has been updated to 31 December 2009 by qualified independent actuaries. The principal assumptions used were as set out above, except that the rate of increase in healthcare premiums has been assumed at 7.33 per cent (2008: 7.50 per cent).

Amount included in the balance sheet:

	2009 £m	2008 £m

Present value of unfunded obligations	170	118
Unrecognised actuarial losses	(9)	(4)

Liability in the balance sheet	161	114

Movements in the other post-retirement benefits obligation:

	2009 £m	2008 £m

At 1 January	118	123
Exchange and other adjustments	(7)	2
Adjustment on acquisition	55	—
Actuarial loss (gain)	5	(8)
Insurance premiums paid	(8)	(6)
Charge for the year	7	7

At 31 December	170	118

42 DEFERRED TAX

The movement in the net deferred tax balance is as follows:

	2009 £m	2008 £m
Asset (liability) at 1 January	833	(948)
Exchange and other adjustments	107	(4)
Adjustment on acquisition	1,851	—
Disposals	16	98
Income statement credit (note 15)	2,619	773
Amount credited (charged) to equity:
Available-for-sale financial assets (note 47)	(395)	566
Net investment hedges (note 47)	(358)	358
Cash flow hedges (note 47)	119	5
Share based compensation	5	(15)
	(629)	914
Asset at 31 December	4,797	833

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

42 DEFERRED TAX continued

The statutory position reflects the deferred tax assets and liabilities as disclosed in the consolidated balance sheet and takes account of the inability to offset assets and liabilities where there is no legally enforceable right of offset. The tax disclosure of deferred tax assets and liabilities ties to the amounts outlined in the table below which splits the deferred tax assets and liabilities by type.

Statutory position	2009 £m	2008 £m	Tax disclosure	2009 £m	2008 £m

Deferred tax assets	5,006	833	Deferred tax assets	8,579	2,308
Deferred tax liabilities	(209)	—	Deferred tax liabilities	(3,782)	(1,475)

	4,797	833		4,797	833

The deferred tax credit in the income statement comprises the following temporary differences:

	2009 £m	2008 £m	2007 £m

Accelerated capital allowances	1,039	318	32
Pensions and other post-retirement benefits	(199)	(104)	(134)
Long-term assurance business	(188)	458	175
Allowances for impairment losses	(128)	2	(42)
Trading losses	4,000	97	83
Tax on fair value of acquired assets	(2,022)	—	—
Other temporary differences	117	2	(25)

	2,619	773	89

Deferred tax assets and liabilities are comprised as follows:

	2009 £m	2008 £m

Deferred tax assets:
Pensions and other post-retirement benefits	424	496
Allowances for impairment losses	474	103
Other provisions	232	51
Derivatives	155	114
Available-for-sale asset revaluation	936	567
Tax losses carried forward	5,925	856
Other temporary differences	433	121

	8,579	2,308

	2009 £m	2008 £m

Deferred tax liabilities:
Accelerated capital allowances	(92)	(561)
Long-term assurance business	(1,530)	(655)
Tax on fair value of acquired assets	(1,913)	—
Effective interest rates	(88)	(2)
Other temporary differences	(159)	(257)

	(3,782)	(1,475)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

42 DEFERRED TAX continued

DEFERRED TAX ASSETS

Deferred tax assets are recognised for tax losses carried forward to the extent that the realisation of the related tax benefit through future taxable profits is probable. Group companies have recognised deferred tax assets of £5,925 million (2008: £856 million) in relation to tax losses carried forward. After reviews of medium-term profit forecasts, the Group considers that there will be sufficient profits in the future against which these losses will be offset.

Deferred tax assets of £487 million (31 December 2008: £252 million) have not been recognised in respect of capital losses carried forward as there are no predicted future capital profits. Capital losses can be carried forward indefinitely.

Deferred tax assets of £349 million (31 December 2008: nil) have not been recognised in respect of trading losses carried forward, mainly in certain overseas companies as there are limited predicted future trading profits. Trading losses can be carried forward indefinitely.

In addition, deferred tax assets have not been recognised in respect of unrelieved foreign tax carried forward as at 31 December 2009 of £53 million (31 December 2008: £60 million), as there are no predicted future taxable profits against which the unrelieved foreign tax credits can be utilised. These tax credits can be carried forward indefinitely.

DEFERRED TAX LIABILITIES

Future transfers from Scottish Widows plc’s long-term business funds to its Shareholder Fund will be subject to a shareholder tax charge. Under IAS 12, no provision is required to be made to the extent that the timing of such transfers is under Scottish Widows plc’s control. Accordingly, deferred tax liabilities of £90 million (2008: £90 million) have not been recognised.

Scottish Widows plc has a taxable difference of £152 million (2008: £152 million) in respect of its holding of a life insurance subsidiary. No deferred tax liability is required to be recognised in respect of this taxable temporary difference under IAS 12 as Scottish Widows plc does not intend to dispose of this subsidiary company.

43 OTHER PROVISIONS

	Provisions for contingent liabilities and commitments £m	Customer remediation provisions £m	Restructuring provisions £m	Vacant leasehold property £m	Other £m	Total £m

At 1 January 2009	30	34	14	28	124	230
Exchange and other adjustments	(1)	1	—	—	7	7
Transfers	—	157	—	—	—	157
Adjustment on acquisition	—	503	2	40	207	752
Provisions applied	—	(105)	(1)	—	(128)	(234)
Charge (release) for the year	43	(130)	101	40	17	71

At 31 December 2009	72	460	116	108	227	983

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

43 OTHER PROVISIONS continued

PROVISIONS FOR CONTINGENT LIABILITIES AND COMMITMENTS

Provisions are held in cases where the Group is irrevocably committed to advance additional funds, but where there is doubt as to the customer’s ability to meet its repayment obligations.

CUSTOMER REMEDIATION PROVISIONS

The Group establishes provisions for the estimated cost of making redress payments to customers in respect of past product sales, in those cases where the original sales processes have been found to be deficient. During 2009 management has reviewed the adequacy of the provisions held having regard to current complaint volumes and the level of payments being made and £130 million has been released to the income statement. At 31 December 2009 the remaining provisions held relate to past sales of a number of products, including mortgage endowment policies, sold through the branch networks.

RESTRUCTURING

Provisions are made for staff and other costs related to Group restructuring initiatives at the point at which the Group becomes irrevocably committed to the expenditure.

VACANT LEASEHOLD PROPERTY

Vacant leasehold property provisions are made by reference to a prudent estimate of expected sub-let income, compared to the head rent, and the possibility of disposing of the Group’s interest in the lease, taking into account conditions in the property market. These provisions are reassessed on a biennial basis and will normally run off over the period of under-recovery of the leases concerned, currently averaging five years; where a property is disposed of earlier than anticipated, any remaining balance in the provision relating to that property is released.

OTHER

Other provisions include the provisions which the Group carries in respect of its obligations relating to UIC Insurance Company Limited (UIC), which is in provisional liquidation. The Group has indemnified a third party against losses in the event that UIC does not honour its obligations under a reinsurance contract, which is subject to asbestosis and pollution claims in the US. The ultimate cost of settling the Group’s exposure in respect of the insurance business of UIC and the timing remains uncertain. The provision held represents management’s current best estimate of the cost after having regard to the financial condition of UIC and actuarial estimates of future claims.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

44 SUBORDINATED LIABILITIES

	2009 £m	2008 £m

Preference shares	1,983	1,408
Preferred securities	2,917	4,088
Undated subordinated liabilities	4,826	5,638
Enhanced capital notes	9,047	—
Dated subordinated liabilities	15,954	6,122

	34,727	17,256

As part of the Group’s recapitalisation and agreement not to enter GAPS which included a £13.1 billion rights issue (net of costs) (note 45), on 1 December, 10 December and 15 December 2009, the Group issued a total of £8,554 million of enhanced capital notes in exchange for certain existing preference shares, preferred securities and undated subordinated liabilities.

The ECNs contain an equity conversion feature (based on a fixed definition as defined by the Financial Services Authority in May 2009) that requires them to convert into ordinary shares if the consolidated core tier 1 ratio of the Group falls below 5 per cent. The conversion feature meets the definition of an embedded derivative and has been recorded separately as a derivative asset (note 18). The ECNs are guaranteed by either the Company or Lloyds TSB Bank plc. These guarantees are subordinated to the claims of senior creditors, rank equally with the claims of the holders of dated subordinated liabilities and are senior to the claims of holders of undated subordinated liabilities, preferred securities and shareholders of the respective guarantor.

The securities in this note will, in the event of the winding-up of the issuer, be subordinated to the claims of depositors and all other creditors of the issuer, other than creditors whose claims rank equally with, or are junior to, the claims of the holders of the subordinated liabilities. The subordination of specific subordinated liabilities is determined in respect of the issuer and any guarantors of that liability. The claims of holders of preferred shares and securities are generally junior to those of the holders of undated subordinated liabilities, which in turn are junior to the claims of holders of the dated subordinated liabilities. The subordination of the enhanced capital notes ranks equally with that of the dated subordinated liabilities. The Group has not had any defaults of principal, interest or other breaches with respect to its subordinated liabilities during the year (2008: none). No repayment or purchase by the issuer of the subordinated liabilities may be made prior to their stated maturity without the consent of the Financial Services Authority.

	Note	2009 £m	2008 £m

Preference shares
6% Non-cumulative Redeemable Preference Shares	a	—	—
6.369% Fixed/Floating Rate Non-Cumulative Callable Preference Shares callable 2015
(£600 million)	c, e	—	584
6.267% Fixed/Floating Rate Non-Cumulative Callable Preference Shares callable 2016
(US$1,000 million)	c, e	327	824
9¼% Non-cumulative Irredeemable £1 preference shares (£300 million)	b, c, e	197	—
9¾% Non-cumulative Irredeemable £1 preference shares (£100 million)	b, c, e	72	—
6.413% Fixed-to-Floating Rate US$1 series A preference shares (US$750 million)	b, c, e	115	—
5.92% Fixed-to-Floating Rate US$1 series B preference shares (US$750 million)	b, c, e	90	—
6.657% Fixed-to-Floating rate US$1 preference shares (US$750 million)	b, c, e	28	—
7.875% Non-cumulative callable preference shares (US$1,250 million)	c, d, e	680	—
7.875% Non-cumulative callable preference shares (€500 million)	c, d, e	417	—
6.475% fixed rate non-cumulative callable preference shares (£186 million)	b, c, e	45	—
6.0884% fixed-to-floating rate non-cumulative callable preference shares (£745 million)	b, c, e	10	—
6.3673% fixed-to-floating non-cumulative callable preference shares (£335 million)	b, c, e	2	—

		1,983	1,408

As described in note 51, in January 2009 the Company issued £1,000 million 12 per cent fixed-to-floating non-cumulative callable preference shares to HM Treasury as part of the recapitalisation of the Lloyds Banking Group and a further £3,000 million 12 per cent fixed-to-floating non-cumulative callable preference shares in respect of the recapitalisation of the HBOS Group. These shares were redeemed out of the proceeds from the placing and compensatory open offer in June 2009 (see note 45) and are excluded from the table above.

a

Since 2004, the Company has had in issue 400 6 per cent non-cumulative preference shares of 25p each. The shares, which are redeemable at the option of the Company at any time, carry the rights to a fixed rate non-cumulative preferential dividend of 6 per cent per annum; no dividend shall be payable in the event that the directors determine that prudent capital ratios would not be maintained if the dividend were paid. Upon winding up, the shares rank equally with any other preference shares issued by the Company. The holder of the 400 25p 6 per cent preference shares has waived its right to payment for the period from 1 March 2010 to 1 March 2012.

b

On 16 January 2009 so as to improve the position of HBOS preference shareholders and simplify the Group’s capital structure following the acquisition of HBOS the Group replaced certain HBOS preference share issuances in exchange for preference shares with similar terms and conditions issued by the Company.

c

As part of the Group’s recapitalisation and exit from GAPS, following an exchange offer, on 1 December, 10 December and 15 December 2009, certain holders of certain series elected to exchange some or all of the preference shares they held for enhanced capital notes issued by LBG Capital No. 1 plc and LBG Capital No. 2 plc or equity issued by Lloyds Banking Group plc.

d

On 19 January 2009 the Company issued US$1,250,000,000 7.875 per cent non-cumulative callable preference shares and €500,000,000 7.875 per cent non-cumulative callable preference shares by exercising its option to convert preferred securities into preference shares. Both issues are callable on 29 November 2013.

e

As described in note 9, in November 2009, as part of the state aid restructuring plan, the Group agreed to suspend the payment of coupons on these instruments for the two year period from 31 January 2010 to 31 January 2012.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

44 SUBORDINATED LIABILITIES continued

	Note	2009 £m	2008 £m

Preferred securities
6.90% Perpetual Capital Securities (US$1,000 million)	c	645	756
7.375% Euro Step-up Non-Voting Non-Cumulative Preferred Securities callable 2012 (€430 million)	c, d	306	459
7.875% Perpetual Capital Securities (€500 million)	a	—	472
7.875% Perpetual Capital Securities (US$1,250 million)	a	—	921
6.35% Step-up Perpetual Capital Securities callable 2013 (€500 million)	c	456	512
7.834% Sterling Step-up Non-Voting Non-Cumulative Preferred Securities callable 2015 (£250 million)	c, d	43	248
4.385% Step-up Perpetual Capital Securities callable 2017 (€750 million)	c, d	82	720
6.071% Non-cumulative Perpetual Preferred Securities of US$1,000 each (US$750 million)	b, c	240	—
6.85% Non-cumulative Perpetual Preferred Securities of US$1,000 each (US$1,000 million)	b, c	—	—
6.461% Guaranteed Non-voting Non-cumulative Perpetual Preferred Securities Series A of £1,000 each (£600 million)	b, c	398	—
8.117% Non-cumulative Perpetual Preferred Securities Series 1 of £1,000 each (Class A) (£250 million)	b, c	234	—
7.754% Non-cumulative Perpetual Preferred Securities Series 2 of £1,000 each (Class B) (£150 million)	b, c	93	—
7.881% Guaranteed Non-voting Non-cumulative Preferred Securities (£245 million)	b, c	151	—
7.627% Fixed to Floating Rate Guaranteed Non-voting Non-cumulative Preferred Securities (€415 million)	b, c	259	—
4.939% Non-voting Non-cumulative Perpetual Preferred Securities (€750 million)	b, c, d	10	—

		2,917	4,088

a	On 16 January 2009 Lloyds TSB Bank plc exercised the option to convert these securities into preference shares.

b	Arising on acquisition of HBOS.

c

As part of the Group’s recapitalisation and exit from GAPS, following an exchange offer, on 1 December 2009, 10 December and 15 December 2009 certain holders of certain series elected to exchange some or all of the notes they held for enhanced capital notes issued by LBG Capital No. 1 plc and LBG Capital No. 2 plc.

d

As described in note 9, in November 2009, as part of the state aid restructuring plan, the Group agreed to suspend the payment of coupons on these instruments for the two year period from 31 January 2010 to 31 January 2012.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

44 SUBORDINATED LIABILITIES continued

	Note	2009 £m	2008 £m

Undated subordinated liabilities
Primary Capital Undated Floating Rate Notes:	b
Series 1 (US$750 million)	e	408	515
Series 2 (US$500 million)	e	262	343
Series 3 (US$600 million)	e	326	412
11¾% Perpetual Subordinated Bonds (£100 million)	e	102	100
5 5/8% Undated Subordinated Step-up Notes callable 2009 (€1,250 million)	b, e	—	1,212
Undated Step-up Floating Rate Notes callable 2009 (€150 million)	b	—	144
6 5/8% Undated Subordinated Step-up Notes callable 2010 (£410 million)	b, c, e	5	409
5.125% Step-up Perpetual Subordinated Notes callable 2015 (£560 million) (Scottish Widows plc)	a	547	536
5.57% Undated Subordinated Step-up Coupon Notes callable 2015 (¥20,000 million)	e	—	189
5.125% Undated Subordinated Step-up Notes callable 2016 (£500 million)	b, c, e	—	455
6½% Undated Subordinated Step-up Notes callable 2019 (£270 million)	b, c, e	—	241
8% Undated Subordinated Step-up Notes callable 2023 (£200 million)	b, c, e	—	186
6½% Undated Subordinated Step-up Notes callable 2029 (£450 million)	c, e	—	444
6% Undated Subordinated Step-up Guaranteed Bonds callable 2032 (£500 million)	c, e	10	452
13% Step-up Perpetual Capital Securities callable 2019 (£784 million)	e	9	—
13% Euro Step-up Perpetual Capital Securities callable 2019 (€532 million)	e	47	—
12% Fixed to Floating Rate Perpetual Tier 1 Capital Securities callable 2024 (US$2,000 million)		1,235	—
13% Sterling Step-up Perpetual Capital Securities callable 2029 (£700 million)	e	666	—
5.625% Cumulative Callable Fixed to Floating Rate Undated Subordinated Notes (£500 million)	b, c, d, e	1	—
4.875% Undated Subordinated Fixed to Floating Rate Instruments (€750 million)	b, c, d, e	60	—
Floating Rate Undated Subordinated Notes (€500 million)	b, c, d, e	41	—
5.375% Undated Fixed to Floating Rate Subordinated Notes (US$1,000 million)	d, e	3	—
5.125% Undated Subordinated Fixed to Floating Notes (€750 million)	b, c, d, e	39	—
5.75% Undated Subordinated Step-up Notes (£600 million)	b, c, d, e	2	—
6.05% Fixed to Floating Rate Undated Subordinated Notes (€500 million)	b, c, d, e	50	—
Perpetual Regulatory Tier One Securities (£300 million)	d	204	—
7.5% Undated Subordinated Step-up Notes (£300 million)	b, c, d, e	4	—
3.50% Undated Subordinated Yen Step-up Notes (JPY 42.5 billion)	d	267	—
8.625% Perpetual Subordinated Notes (£200 million)	b, c, d, e	18	—
7.375% Undated Subordinated Guaranteed Bonds (£200 million) (Clerical Medical Finance plc)	d, f	35	—
Floating Rate Undated Subordinated Step-up Notes (€300 million)	b, c, d, e	58	—
Floating Rate Primary Capital Notes (US$250 million)	d, e	146	—
10.25% Subordinated Undated Instruments (£100 million)	b, c, d, e	1	—
12% Perpetual Subordinated Bonds (£100 million)	d, e	22	—
8.75% Perpetual Subordinated Bonds (£100 million)	d, e	6	—
13.625% Perpetual Subordinated Bonds (£75 million)	d, e	33	—
9.375% Perpetual Subordinated Bonds (£50 million)	d, e	26	—
5.75% Undated Subordinated Step-up Notes (£500 million)	b, c, d, e	3	—
4.25% Perpetual Fixed/Floating Rate Reset Subordinated Guaranteed Notes (€750 million)
(Clerical Medical Finance plc)	d, f	190	—

		4,826	5,638

a

Scottish Widows plc may elect to defer interest on these securities although in that event Scottish Widows plc cannot declare or pay a dividend on any ordinary share capital until any deferred payments have been made.

b	Following an exchange offer, on 7 January 2009 certain holders elected to exchange all or some of the notes they held for innovative Tier 1 securities issued by Lloyds TSB Bank plc.

c	Following an exchange offer, on 25 March 2009 certain holders elected to exchange all or some of the notes they held for senior unsecured notes issued by Lloyds TSB Bank plc.

d	Arising on acquisition of HBOS.

e

As part of the Group’s recapitalisation and exit from GAPS, following an exchange offer, on 1 December, 10 December and 15 December certain holders of certain series elected to exchange some or all of the notes they held for enhanced capital notes issued by LBG Capital No. 1 plc and LBG Capital No. 2 plc.

f	Following an exchange offer, on 30 June 2009, certain holders elected to exchange all or some of the notes for senior unsecured notes by Lloyds TSB Bank plc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

44 SUBORDINATED LIABILITIES continued

	Note	2009 £m	2008 £m

Enhanced capital notes
7.5884% Enhanced Capital Notes due 2020 (Series 1) (£732 million)		690	—
7.8673% Enhanced Capital Notes due 2019 (Series 2) (£331 million)		316	—
7.975% Enhanced Capital Notes due 2024 (Series 3) (£102 million)		96	—
7.869% Enhanced Capital Notes due 2020 (Series 8) (£596 million)		572	—
8.875% Enhanced Capital Notes due 2020 (Series 12) (€125 million)		117	—
9.334% Enhanced Capital Notes due 2020 (Series 14) (£208 million)		218	—
6.439% Enhanced Capital Notes due 2020 (Series 15) (€710 million)		557	—
6.385% Enhanced Capital Notes due 2020 (Series 18) (€662 million)		517	—
11.04% Enhanced Capital Notes due 2020 (Series 19) (£736 million)		871	—
15% Enhanced Capital Notes due 2019 (Series 21) (£775 million)		1,125	—
15% Enhanced Capital Notes due 2019 (Series 22) (€487 million)		646	—
15% Enhanced Capital Notes due 2029 (Series 23) (£68 million)		108	—
9.125% Enhanced Capital Notes due 2020 (Series 27) (£148 million)		153	—
11.125% Enhanced Capital Notes due 2020 (Series 31) (£39 million)		45	—
7.375% Enhanced Capital Notes due 2020 (Series 32) (€95 million)		80	—
Floating Rate Enhanced Capital Notes due 2020 (Series 33) (€53 million)	a	42	—
12.75% Enhanced Capital Notes due 2020 (Series 34) (£57 million)		74	—
8.07% Enhanced Capital Notes due 2020 (Series 35) (¥20,000 million)		156	—
7.625% Enhanced Capital Notes due 2020 (Series 36) (€226 million)		193	—
6.75% Enhanced Capital Notes due 2020 (Series 37) (¥17,000 million)		121	—
7.625% Enhanced Capital Notes due 2019 (Series 39) (£151 million)		142	—
9% Enhanced Capital Notes due 2019 (Series 40) (£97 million)		100	—
8.125% Enhanced Capital Notes due 2019 (Series 41) (£4 million)		4	—
14.5% Enhanced Capital Notes due 2022 (Series 42) (£79 million)		115	—
9.875% Enhanced Capital Notes due 2023 (Series 44) (£57 million)		62	—
11.25% Enhanced Capital Notes due 2023 (Series 45) (£95 million)		115	—
10.5% Enhanced Capital Notes due 2023 (Series 46) (£69 million)		78	—
11.875% Enhanced Capital Notes due 2024 (Series 47) (£35 million)		45	—
9% Enhanced Capital Notes due 2029 (Series 49) (£107 million)		108	—
8.5% Enhanced Capital Notes due 2032 (Series 50) (£104 million)		100	—
16.125% Enhanced Capital Notes due 2024 (Series 52) (£61 million)		100	—
7.875% Enhanced Capital Notes due 2020 (US$986 million)		599	—
8% Fixed to Floating Rate Undated Enhanced Capital Notes callable 2022 (US$1,259 million)	b	639	—
8.5% Undated Enhanced Capital Notes callable 2021 (Series 2) (US$277 million)	b	143	—

		9,047	—

a	Interest is payable quarterly in arrears at a rate of 3 month EURIBOR +3.1 per cent per annum.

b	Issued in upper tier 2 format.

Enhanced capital notes are a new liability class developed for the purposes of the liability management exercise conducted by Lloyds Banking Group in the final quarter of 2009. With the exception of the two series identified in note b, the ECNs were issued in lower tier 2 format and are convertible into ordinary shares on the breach of a defined trigger. The trigger on the ECNs offered in the exchange will be if the published core tier 1 ratio of the Group falls below 5 per cent (as defined by the Financial Services Authority in May 2009).

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

44 SUBORDINATED LIABILITIES continued

	Note	2009 £m	2008 £m

Dated subordinated liabilities
9 1/2% Subordinated Bonds 2009 (£100 million)		—	100
6 1/4% Subordinated Notes 2010 (€400 million)		375	404
12% Guaranteed Subordinated Bonds 2011 (£100 million)	a	108	100
7.70% Notes 2010 (US$500 million)	b	327	—
9 1/8% Subordinated Bonds 2011 (£150 million)		152	149
4 3/4% Subordinated Notes 2011 (€850 million)		771	836
6.50% Notes 2011 (US$150 million)	b	102	—
5.50% Subordinated Fixed Rate Notes 2012 (€750 million)	b	654	—
6.25% Instruments 2012 (€12.8 million)	b	10	—
6.125% Notes 2013 (€325 million)	b	296	—
4.25% Subordinated Guaranteed Notes 2013 (US$1,000 million)	b	594	—
5 7/8% Subordinated Guaranteed Bonds 2014 (€750 million)		768	821
5 7/8% Subordinated Notes 2014 (£150 million)		154	149
11% Subordinated Bonds 2014 (£250 million)	b	304	—
6 5/8% Subordinated Notes 2015 (£350 million)		335	320
4.875% Subordinated Notes 2015 (€1,000 million)	b	875	—
Subordinated Step-up Floating Rate Notes 2016 callable 2011 (£300 million)		296	300
Subordinated Step-up Floating Rate Notes 2016 callable 2011 (€500 million)		445	480
Callable Floating Rate Subordinated Notes 2016 (€500 million)	b	374	—
Subordinated Notes 2016 (€500 million)	b	389	—
Notes 2016 (US$750 million)	b	367	—
Subordinated Lower Tier II Notes 2017 (€1,000 million)	b	704	—
Subordinated Callable Notes 2017 (US$1,000 million)	b	464	—
Subordinated Callable Floating Rate Instruments 2017 (Aus$400 million)	b	209	—
6.75% Subordinated Callable Fixed/Floating Rate Instruments 2017 (Aus$200 million)	b	101	—
5.109% Callable Fixed to Floating Rate Notes 2017 (Can$500 million)	b	263	—
Lower Tier II Subordinated Notes 2017 (£500 million)	b	474	—
5.625% Subordinated Fixed to Floating Rate Notes due 2018 callable 2013 (€1,000 million)		979	992
10.5% Subordinated Bonds 2018 (£150 million)	b	165	—
6.75% Subordinated Fixed Rate Notes 2018 (US$2,000 million)	b	917	—
6.375% Instruments 2019 (£250 million)	b	227	—
4.375% Callable Fixed to Floating Rate Subordinated Notes 2019 (€750 million)	b	602	—
6.9625% Subordinated Fixed to Floating Rate Notes due 2020 callable 2015 (£750 million)		755	754
Subordinated Floating Rate Notes 2020 (€100 million)		89	96
9.375% Subordinated Bonds 2021 (£500 million)	b	268	—
5.374% Subordinated Fixed Rate Notes 2021 (€160 million)	b	132	—
6.45% Fixed/Floating Subordinated Guaranteed Bonds 2023 (€400 million)
(Clerical Medical Finance plc)	b, c	171	—
6.5% Subordinated Fixed Rate Notes 2023 (€175 million)	b	128	—
5.75% Subordinated Step-up Notes 2025 callable 2020 (£350 million)		322	309
9 5/8% Subordinated Bonds 2023 (£300 million)		333	312
4.50% Fixed Rate Step-up Subordinated Notes due 2030 (€750 million)	b	478	—
6.00% Subordinated Notes 2033 (US$750 million)	b	477	—

		15,954	6,122

a	Issued by a group undertaking under the Company’s subordinated guarantee.

b	Arising on acquisition of HBOS.

c	Following an exchange offer on 30 June 2009, certain holders elected to exchange all or some of the notes for senior unsecured notes issued by Lloyds TSB Bank plc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

45 SHARE CAPITAL

(1) AUTHORISED SHARE CAPITAL

As permitted by the Companies Act 2006, the Company removed references to authorised share capital from its articles of association at the annual general meeting on 5 June 2009. This change took effect from 1 October 2009.

(2) ISSUED AND FULLY PAID SHARE CAPITAL

	2009 Number of shares	2008 Number of shares	2007 Number of shares	2009 £m	2008 £m	2007 £m

Ordinary shares of 10p (formerly 25p) each
At 1 January	5,972,855,669	5,647,703,945	5,637,964,437	1,493	1,412	1,409
Private placement	—	284,400,000	—	—	71	—
Placing and open offer	2,596,653,203	—	—	649	—	—
Issued on acquisition of HBOS	7,775,694,993	—	—	1,944	—	—
Capitalisation issue	407,943,501	—	—	102	—	—
Placing and compensatory open offer	10,408,535,000	—	—	2,602	—	—
Subdivision	—	—	—	(4,074)	—	—
Rights issue	36,505,088,579	—	—	3,651	—	—
Issued to the Lloyds TSB Foundations	107,740,591	—	—	11	—	—
Issued under employee share schemes	—	40,751,724	9,739,508	—	10	3

At 31 December	63,774,511,536	5,972,855,669	5,647,703,945	6,378	1,493	1,412

Limited voting ordinary shares of 10p (formerly 25p) each
At 1 January	78,947,368	78,947,368	78,947,368	20	20	20
Capitalisation issue	1,973,683	—	—	—	—	—
Subdivision	—	—	—	(12)	—	—

At 31 December	80,921,051	78,947,368	78,947,368	8	20	20

Deferred shares of 15p each
At 1 January	—	—	—	—	—	—
Subdivision of ordinary shares	27,161,682,366	—	—	4,074	—	—
Subdivision of limited voting ordinary shares	80,921,051	—	—	12	—	—

At 31 December	27,242,603,417	—	—	4,086	—	—

Total issued share capital				10,472	1,513	1,432

Details of preference shares that are classified as debt for accounting purposes are given in note 44.

SHARE SUBDIVISION

At the general meeting held on 26 November 2009 the Company’s shareholders approved the subdivision of the ordinary shares with each ordinary share of 25 pence subdivided into one ordinary share of 10 pence and a deferred share of 15 pence. In addition, the shareholders approved the subdivision of the limited voting ordinary shares with each share of 25 pence subdivided into one limited voting ordinary share of 10 pence and a deferred share of 15 pence.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

45 SHARE CAPITAL continued

SHARE ISSUANCES DURING 2009

ORDINARY SHARES

On 13 January 2009 the Company issued 2,597 million shares under a placing and open offer, subscribed for by HM Treasury as part of the recapitalisation of the banking industry by the UK Government, which raised £4,430 million (net of £70 million issue costs). This issue resulted in an increase of £649 million in share capital and an increase of £3,781 million in the merger reserve.

On 16 January 2009 the Company issued 7,776 million shares in consideration for the acquisition of HBOS, whereby 12,852 million HBOS shares were exchanged for Lloyds Banking Group shares at a ratio of 0.605 shares per HBOS share. This issue resulted in an increase of £1,944 million in share capital and an increase of £5,707 million in the merger reserve.

In lieu of a dividend the Group announced a capitalisation issue of 1 for 40 ordinary shares held and on 11 May 2009 408 million ordinary shares of 25 pence were issued. This resulted in an increase in share capital of £102 million with a corresponding decrease in the share premium account.

In June 2009 the Company issued 10,409 million shares under a placing and compensatory open offer which raised £3,905 million (net of £95 million issue costs), the proceeds of which were used to redeem the £4,000 million of 12 per cent fixed-to-floating rate non-cumulative callable preference shares of 25 pence each issued to HM Treasury earlier in the year as described in note 44. This issue resulted in an increase of £2,602 million in share capital and an increase of £1,303 million in the share premium account.

In December 2009, the Company issued 36,505 million shares in a rights issue at an issue price of 37 pence per new share as part of its recapitalisation and exit from the Government Asset Protection Scheme. This raised £13,112 million (net of £395 million of issue costs). This issue resulted in an increase of £3,651 million in share capital and an increase of £9,461 million in the share premium account.

DEFERRED SHARES

The share subdivision noted above created 27,243 million deferred shares of 15 pence each. These shares carry no voting or dividend rights and on a return of capital on a winding up of the Company will have the right to receive the paid up amount only after ordinary shareholders have received in aggregate any amounts paid up plus £10 million per ordinary share. On 5 November 2010, the Company announced that it had cancelled all of these deferred shares for nil consideration in accordance with their terms.

(3) SHARE CAPITAL AND CONTROL

There are no restrictions on the transfer of shares in the Company other than as set out in the articles of association and:

–	certain restrictions which may from time to time be imposed by law and regulations (for example, insider trading laws);

–	pursuant to the UK Listing Authority’s listing rules where directors and certain employees of the Company require the approval of the Company to deal in the Company’s shares; and

–	pursuant to the rules of some of the Company’s employee share plans where certain restrictions may apply while the shares are subject to the plans.

Where, under an employee share plan operated by the Company, participants are the beneficial owners of shares but not the registered owners, the voting rights are normally exercised by the registered owner at the direction of the participant. Outstanding awards and options would normally vest and become exercisable on a change of control, subject to the satisfaction of any performance conditions at that time.

In addition, the Company is not aware of any agreements between shareholders that may result in restrictions on the transfer of securities and/or voting rights.

Information regarding significant direct or indirect holdings of shares in the Company can be found on page 129 of the Group’s 2009 Annual Report on Form 20-F filed on 13 May 2010.

The directors have authority to allot and issue ordinary and preference shares and to make market purchases of preference shares as granted at the general meeting on 26 November 2009. The authority to issue shares will expire at the annual general meeting, and the authority to make market purchases of preference shares expires on 25 November 2010. The directors also have authority to make market purchases of ordinary shares as granted at the general meeting on 5 June 2009. This authority expires either a year after the date of approval or at the annual general meeting. Shareholders will be asked, at the annual general meeting, to give similar authorities.

Subject to any rights or restrictions attached to any shares, on a show of hands at a general meeting of the Company every holder of shares present in person or by proxy and entitled to vote has one vote and on a poll every member present and entitled to vote has one vote for every share held.

Further details regarding voting at the annual general meeting can be found in the notes to the notice of the annual general meeting.

ORDINARY SHARES

The holders of ordinary shares (excluding the limited voting ordinary shares), who held 98.7 per cent of the total ordinary share capital as at 31 December 2009, are entitled to receive the Company’s report and accounts, attend, speak and vote at general meetings and appoint proxies to exercise voting rights. Holders of ordinary shares (excluding the limited voting ordinary shares) may also receive a dividend (subject to the provisions of the Company’s articles of association and the restrictions noted below) and on a winding up may share in the assets of the Company.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

45 SHARE CAPITAL continued

Under the terms of the state aid remedies referred to in note 9, the Company is prevented from making discretionary coupon and dividend payments on certain capital instruments from 31 January 2010 until 31 January 2012. Consequently, the terms of these instruments prevent the Company from making dividend payments on ordinary shares.

LIMITED VOTING ORDINARY SHARES

The limited voting ordinary shares are held by the Lloyds TSB Foundations (the Foundations). The holders of the limited voting ordinary shares, who held 1.3 per cent of the total ordinary shares as at 31 December 2009, are entitled to receive copies of every circular or other document sent out by the Company to the holders of other ordinary shares. These shares carry no rights to dividends but rank pari passu with the ordinary shares in respect of other distributions and in the event of winding up. These shares do not have any right to vote at general meetings other than on resolutions concerning acquisitions or disposals of such importance that they require shareholder consent, or for the winding up of the Company, or for a variation in the class rights of the limited voting ordinary shares. In the event of an offer for more than 50 per cent of the issued ordinary share capital of the Company, each limited voting ordinary share will convert into an ordinary share and shall rank equally with the ordinary shares in all respects from the date of conversion.

PREFERENCE SHARES

The Company has in issue various classes of preference shares which are all classified as liabilities under IFRS and details of which are shown in note 44.

46 SHARE PREMIUM ACCOUNT

	2009 £m	2008 £m	2007 £m

At 1 January	2,096	1,298	1,266
Premium arising on private placement of ordinary shares	—	689	—
Capitalisation issue	(102)	—	—
Premium arising on Placing and Compensatory Open Offer of ordinary shares	1,303	—	—
Transfer to merger reserve[1]	(1,000)	—	—
Rights issue	9,461	—	—
Issued to Lloyds TSB Foundations	30	—	—
Redemption of preference shares[2]	2,684	—	—
Premium arising on issue of shares under share option schemes	—	109	32

At 31 December	14,472	2,096	1,298

[1]

Distributable reserves of £1,000 million arose on the issue of preference shares in January 2009 which were classified as debt. In June 2009, these preference shares were redeemed out of the proceeds of the placing and compensatory open offer of ordinary shares and the distributable element of this issue was transferred from the share premium account to the merger reserve.

[2]

In December 2009, the Group redeemed eight issues of preference shares in exchange for the issuance of enhanced capital notes. This resulted in a transfer of £26 million from the merger reserve to the cap

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

47 OTHER RESERVES

	2009 £m	2008 £m	2007 £m

Other reserves comprise:
Merger reserve	8,121	343	343
Capital redemption reserve	26	—	—
Revaluation reserve in respect of available-for-sale financial assets	(783)	(2,851)	(399)
Cash flow hedging reserve	(305)	(15)	(3)
Foreign currency translation reserve	158	178	(1)

At 31 December	7,217	(2,345)	(60)

The merger reserve primarily comprises the premium on shares issued on 13 January 2009 under the placing and open offer and shares issued on 16 January 2009 on the acquisition of HBOS plc.

The capital redemption reserve represents transfers from the merger reserve in accordance with companies’ legislation.

The revaluation reserve in respect of available-for-sale financial assets represents the cumulative after tax unrealised change in the fair value of financial assets classified as available-for-sale since initial recognition, or in the case of available-for-sale financial assets obtained on acquisitions of businesses, since the date of acquisition.

The cash flow hedging reserve represents the cumulative after-tax gains and losses on effective cash flow hedging instruments that will be reclassified to the income statement in the periods in which the hedged item affects profit or loss.

The foreign currency translation reserve represents the cumulative after-tax gains and losses on the translation of foreign operations and exchange differences arising on financial instruments designated as hedges of the Group’s net investment in foreign operations.

Movements in other reserves were as follows:

	2009 £m	2008 £m	2007 £m

Merger reserve
At 1 January	343	343	343
Placing and open offer	3,781	—	—
Shares issued on acquisition of HBOS	5,707	—	—
Issue of preference shares[1]	1,000	—	—
Redemption of preference shares[2]	(2,710)	—	—

At 31 December	8,121	343	343

	2009 £m	2008 £m	2007 £m

Capital redemption reserve
At 1 January	—	—	—
Redemption of preference shares[2]	26	—	—

At 31 December	26	—	—

[1]

Distributable reserves of £1,000 million arose on the issue of preference shares in January 2009 which were classified as debt. In June 2009, these preference shares were redeemed out of the proceeds of the placing and compensatory open offer of ordinary shares and the distributable element of this issue was transferred to the merger reserve.

[2]

In December 2009, the Group redeemed eight issues of preference shares in exchange for the issuance of enhanced capital notes. This resulted in a transfer of £26 million from the merger reserve to the capital redemption reserve and a transfer of £2,684 million from the merger reserve to the share premium account. Details of the preference shares redeemed are set out in note 44.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

47 OTHER RESERVES continued

	2009	2008	2007
	£m	£m	£m
Revaluation reserve in respect of available-for-sale financial assets
At 1 January	(2,851)	(399)	—
Exchange and other adjustments	(199)	(541)	(1)
Change in fair value of available-for-sale financial assets	2,234	(2,721)	(483)
Change in fair value attributable to minority interests	(1)	2	—
Deferred tax	(276)	566	1
Current tax	(2)	94	46
	1,955	(2,059)	(436)
Income statement transfers:
Disposals (note 9)	(97)	(19)	(5)
Deferred tax	23	—	—
	(74)	(19)	(5)
Impairment	621	130	(70)
Deferred tax	(168)	—	—
Current tax	—	(28)	21
	453	102	49
Other transfers	(93)	(91)	—
Deferred tax	26	—	—
Current tax	—	25	—
	(67)	(66)	—
Transfer between the revaluation reserve in respect of available-for-sale financial assets and retained profits (see note 2)	—	131	—
Disposal of businesses	—	—	(6)
At 31 December	(783)	(2,851)	(399)

	2009	2008	2007
	£m	£m	£m
Cash flow hedging reserve
At 1 January	(15)	(3)	12
Change in fair value of hedging derivatives	(530)	(33)	(20)
Deferred tax	148	9	6
	(382)	(24)	(14)
Income statement transfer (note 5)	121	16	(1)
Deferred tax	(29)	(4)	—
	92	12	(1)
At 31 December	(305)	(15)	(3)

	2009	2008
	£m	£m
Foreign currency translation reserve
At 1 January	178	(1)	(19)
Currency translation differences arising in the year	(652)	2,533	257
Foreign currency losses on net investment hedges	814	(3,310)	(342)
Amounts transferred to income statement in respect of hedge ineffectiveness	—	14	—
Current tax	176	584	103
Deferred tax	(358)	358	—
	632	(2,354)	(239)
At 31 December	158	178	(1)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

48 RETAINED PROFITS

	2009	2008[1]	2007[1]
	£m	£m	£m
At 1 January	8,129	9,471	8,124
Profit for the year	2,827	772	3,288
Dividends	—	(2,042)	(1,957)
Purchase/sale of treasury shares	45	16	(1)
Employee share option schemes – value of employee services	116	43	17
Transfer between the revaluation reserve in respect of available-for-sale financial assets and retained profits (see note 2)	—	(131)	—
At 31 December	11,117	8,129	9,471

[1] Restated for IFRS 2 (Revised)

Retained profits are stated after deducting £48 million (2008: £40 million; 2007: £75 million) representing 49 million (2008: 15 million; 2007: 15 million) treasury shares held.

Value of employee services includes a credit of £111 million (2008: £59 million; 2007: £29 million) reflecting the income statement charge in respect of SAYE and executive options, together with a related tax credit of £5 million (2008: tax charge £16 million; 2007: tax charge £14 million). Purchase/sale of treasury shares includes a credit of £128 million (2008: £31 million; 2007: £29 million) relating to the cost of other share scheme awards.

49 ORDINARY DIVIDENDS

	2009 Pence per share	2008 Pence per share	2007 Pence per share	2009 £m	2008 £m	2007 £m
Final dividend for previous year paid during the current year	—	24.7	23.5	—	1,394	1,325
Interim dividend	—	11.4	11.2	—	648	632
	—	36.1	34.7	—	2,042	1,957

The directors do not propose to pay a final dividend (2008: none).

Bank of New York Nominees Limited have waived the right to all dividends on Lloyds Banking Group plc shares that they hold (holding at 31 December 2009: nil shares and at 31 December 2008: 10 shares).

In addition, the trustees of the following holdings of Lloyds Banking Group plc shares in relation to employee share schemes retain the right to receive dividends but chose to waive their entitlement to the dividends on those shares as indicated: the Lloyds TSB Group Shareplan (holding at 31 December 2009: 3,028,623 shares, at 31 December 2008: 972,151 shares, waived right to all dividends), the Lloyds TSB Group Employee Share Ownership Trust (holding at 31 December 2009: 1,301,968 shares, at 31 December 2008: 1,442,116 shares, waived right to all dividends), Lloyds TSB Group Holdings (Jersey) Limited (holding at 31 December 2009: 42,846 shares, at 31 December 2008: 41,801 shares, waived right to all but a nominal amount of 1 penny in total) and the Lloyds TSB Qualifying Employee Share Ownership Trust (holding at 31 December 2009: 1,398 shares, at 31 December 2008: 1,364 shares, waived right to all but a nominal amount of 1 penny in total).

50 SHARE BASED PAYMENTS

CHARGE TO THE INCOME STATEMENT

The charge to the income statement is set out below:

	2009	2008[1]	2007[1]
	£m	£m	£m
Deferred bonus scheme	18	—	—
Executive and SAYE schemes:
Options granted in the year	13	28	6
Options granted in prior years	98	31	25
	111	59	31
Share incentive plans:
Shares granted in the year	26	10	12
Shares granted in prior years	102	21	17
	128	31	29
	257	90	58

[1] Restated for IFRS 2 (Revised)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

50 SHARE BASED PAYMENTS continued

SHARE BASED PAYMENT SCHEME DETAILS

During the year ended 31 December 2009 the Group operated the following share based payment schemes, all of which are equity settled.

DEFERRED BONUS SCHEME 2009

Bonuses in respect of the performance in 2009 of certain employees within the Group’s Wholesale division have been recognised in these financial statements in full. Individual bonus payments of up to £2,000 for employees earning up to £39,000 are not subject to deferral and as they will be settled in cash are not included in the preceding table.

EXECUTIVE SCHEMES

The executive share option schemes were long-term incentive schemes available to certain senior executives of the Group, with grants usually made annually. Options were granted within limits set by the rules of the schemes relating to the number of shares under option and the price payable on the exercise of options. The last grant of executive options was made in August 2005. These options were granted without a performance multiplier and the maximum limit for the grant of options in normal circumstances was three times annual salary. Between April 2001 and August 2004, the aggregate value of the award based upon the market price at the date of grant could not exceed four times the executive’s annual remuneration and, normally, the limit for the grant of options to an executive in any one year would be equal to 1.5 times annual salary with a maximum performance multiplier of 3.5. Prior to 18 April 2001, the normal limit was equal to one year’s remuneration and no performance multiplier was applied.

PERFORMANCE CONDITIONS FOR EXECUTIVE OPTIONS

FOR OPTIONS GRANTED UP TO MARCH 2001

Options granted	Performance conditions
March 1999 – August 1999

Growth in earnings per share which is equal to the aggregate percentage change in the Retail Price Index plus two percentage points for each complete year of the relevant period together with a further condition that Lloyds Banking Group plc’s ranking based on total shareholder return (calculated by reference to both dividends and growth in share price) over the relevant period should be in the top fifty companies of the FTSE 100.

March 2000 – March 2001

As for March 1999 – August 1999 except that there must have been growth in the earnings per share equal to the change in the Retail Price Index plus three percentage points for each complete year of the relevant period.

In respect of options granted between March 1999 and March 2001, the relevant period for the performance conditions began at the end of the financial year preceding the date of grant and continued until the end of the third subsequent year following commencement or, if not met, the end of such later year in which the conditions were met. Once the conditions were satisfied the options remain exercisable without further conditions. If they were not satisfied by the tenth anniversary of the grant the options would lapse.

FOR OPTIONS GRANTED FROM AUGUST 2001 TO AUGUST 2004

The performance condition was linked to the performance of Lloyds Banking Group plc’s total shareholder return (calculated by reference to both dividends and growth in share price) against a comparator group of 17 companies including Lloyds Banking Group plc.

The performance condition was measured over a three year period which commenced at the end of the financial year preceding the grant of the option and continued until the end of the third subsequent year. If the performance condition was not then met, it was measured at the end of the fourth financial year. If the condition was not then met, the options would lapse.

To meet the performance conditions, the Group’s ranking against the comparator group required to be at least ninth. The full grant of options only became exercisable if the Group was ranked first. A performance multiplier (of between nil and 100 per cent) was applied below this level to calculate the number of shares in respect of which options granted to executive directors would become exercisable, and were calculated on a sliding scale. If Lloyds Banking Group plc was ranked below median the options would not be exercisable.

Options granted to senior executives other than executive directors were not so highly leveraged and, as a result, different performance multipliers were applied to their options. For the majority of executives, options were granted with the performance condition but with no performance multiplier.

Options granted in 2004 became exercisable as the performance condition was met on the re-test. The performance condition vested at 14 per cent for executive directors, 24 per cent for managing directors, and 100 per cent for all other executives.

FOR OPTIONS GRANTED IN 2005

The same conditions applied as for grants made up to August 2004, except that:

–

the performance condition was linked to the performance of Lloyds Banking Group plc’s total shareholder return (calculated by reference to both dividends and growth in share price) against a comparator group of 15 companies including Lloyds Banking Group plc;

–	if the performance condition was not met at the end of the third subsequent year, the options would lapse; and

–

the full grant of options became exercisable only if the Group was ranked in the top four places of the comparator group. A sliding scale applied between fourth and eighth positions. If Lloyds Banking Group was ranked below the median (ninth or below) the options would lapse.

Options granted in 2005 became exercisable as the performance condition was met when tested. The performance condition vested at 82.5 per cent for all options granted.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

50 SHARE BASED PAYMENTS continued

Movements in the number of share options outstanding under the executive share option schemes during 2008 and 2009 are set out below:

	2009		2008
	Number of options	Weighted average exercise price (pence)	Number of options	Weighted average exercise price (pence)
Outstanding at 1 January	11,203,628	490.05	20,621,774	480.57
Exercised	—	—	(137,431)	419.25
Forfeited	(2,418,650)	536.46	(9,280,715)	470.02
Outstanding at 31 December	8,784,978	476.56	11,203,628	490.05
Exercisable at 31 December	8,784,978	476.56	9,132,197	453.77

No options were exercised during 2009 therefore the weighted average share price was £nil (2008: £4.53). The weighted average remaining contractual life of options outstanding at the end of the year was 4.3 years (2008: 5.1 years).

SAVE-AS-YOU-EARN SCHEMES

Eligible employees may enter into contracts through the Save-As-You-Earn schemes to save up to £250 per month and, at the expiry of a fixed term of three, five or seven years, have the option to use these savings within six months of the expiry of the fixed term to acquire shares in the Group at a discounted price of no less than 80 per cent of the market price at the start of the invitation.

Movements in the number of share options outstanding under the SAYE schemes are set out below:

	2009		2008
	Number of options	Weighted average exercise price (pence)	Number of options	Weighted average exercise price (pence)
Outstanding at 1 January	190,478,449	152.54	85,673,227	342.49
Adjustment on acquisition	53,755,275	300.91	—	—
Granted	—	—	215,737,733	173.80
Exercised	—	—	(40,612,608)	290.77
Forfeited	(9,581,800)	397.07	(2,394,415)	388.11
Cancelled	(93,599,380)	170.24	(62,963,491)	373.21
Expired	(10,918,552)	453.64	(4,961,997)	311.47
Outstanding at 31 December	130,133,992	157.84	190,478,449	152.54
Exercisable at 31 December	754,554	317.32	3,157,524	332.12

No options were exercised during 2009 therefore the weighted average share price was £nil (2008: £3.70). The weighted average remaining contractual life of options outstanding at the end of the year was 2.7 years (2008: 3.4 years).

Similarly as no SAYE options were granted during the year, the weighted share price was £nil (2008: £0.61). The values for the SAYE options have been determined using a standard Black-Scholes model.

For the HBOS sharesave plan, no options were exercised during 2009 therefore the weighted average share price was £nil. The options outstanding at 31 December 2009 had exercise prices in the range of £2.20 to £3.64 and a weighted average remaining contractual life of 4.0 years.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

50 SHARE BASED PAYMENTS continued

OTHER SHARE OPTION PLANS

LLOYDS TSB GROUP EXECUTIVE SHARE PLAN 2003

The plan was adopted in December 2003 and under the plan share options may be granted to senior employees. Options granted under this plan have been granted specifically to facilitate recruitment and as such were not subject to any performance conditions. The plan has now been extended to not only compensate new recruits for any lost share awards but also to make grants to key individuals for retention purposes with, in some instances, the grant being made subject to individual performance conditions.

	2009		2008
	Number of options	Weighted average exercise price (pence)	Number of options	Weighted average exercise price (pence)
Outstanding at 1 January	857,611	Nil	308,718	Nil
Granted	24,704,070	Nil	681,931	Nil
Rebasement adjustment	1,876,005	Nil	—	Nil
Exercised	(157,105)	Nil	(117,236)	Nil
Forfeited	(1,181,396)	Nil	(15,802)	Nil
Outstanding at 31 December	26,099,185	Nil	857,611	Nil
Exercisable at 31 December	33,794	Nil	—	Nil

The weighted average fair value of options granted in the year was £0.68 (2008: £2.92). The weighted average share price at the time that the options were exercised during 2009 was £0.71 (2008: £2.91). The weighted average remaining contractual life of options outstanding at the end of the year was 3.0 years (2008: 2.5 years).

Options granted under this plan were adjusted on 2 July 2009 as a result of the Placing and Compensatory Open Offer. The adjustment was made using a standard HMRC formula, to negate the dilutionary impact of the capital raising event.

HBOS SHARE OPTION PLANS

The table below includes details of the outstanding options for the HBOS Share Option Plan, the St James’s Place Share Option Plan, and the 1995 and 1996 Bank of Scotland Executive Stock Option schemes. The final award under the HBOS Share Option Plan was made in 2004. Under this plan, options over shares, at market value with a face value equal to 20 per cent of salary, were granted to employees with the exception of certain senior executives. A separate option plan exists for some of the partners of St James’s Place, which grants options in respect of Lloyds Banking Group plc shares. Movements in the number of share options outstanding under these schemes are set out below:

	2009
	Number of options	Weighted average exercise price (pence)
Share option plans
Outstanding at 16 January, date of acquisition of HBOS	13,040,430	670.01
Granted during the year	4,040,555	104.50
Exercised during the year	—	—
Forfeited during the year	(2,779,237)	689.48
Outstanding at 31 December	14,301,748	506.46
Exercisable at 31 December	8,638,542	694.19

No options were exercised during 2009. The options outstanding under the HBOS Share Option Plan and St James’s Place Share Option Plan at 31 December 2009 had exercise prices in the range of £1.05 to £17.576 and a weighted average remaining contractual life of 1.4 years.

The options outstanding under the Bank of Scotland Executive Stock Option schemes at 31 December 2009 had exercise prices in the range of £8.834 to £10.009 and a weighted average remaining contractual life of 0.8 years.

OTHER SHARE PLANS

LLOYDS TSB LONG-TERM INCENTIVE PLAN

The Long-Term Incentive Plan (LTIP) introduced in 2006 is aimed at delivering shareholder value by linking the receipt of shares to an improvement in the performance of the Group over a three year period. Awards are made within limits set by the rules of the plan, with the limits determining the maximum number of shares that can be awarded equating to three times annual salary. In exceptional circumstances this may increase to four times annual salary.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

50 SHARE BASED PAYMENTS continued

The performance conditions for awards made in May and August 2006 are as follows:

(i)

For 50 per cent of the award (the ‘EPS Award’) – the percentage increase in earnings per share of the Group (on a compound annualised basis) over the relevant period must be at least an average of 6 percentage points per annum greater than the percentage increase (if any) in the Retail Price Index over the same period. If it is less than 3 per cent per annum the EPS Award will lapse. If the increase is more than 3 per cent but less than 6 per cent per annum then the proportion of shares released will be on a straight line basis between 17.5 per cent and 100 per cent. The relevant period commenced on 1 January 2006 and ended on 31 December 2008.

(ii)

For the other 50 per cent of the award (the ‘TSR Award’) – it will be necessary for the Group’s total shareholder return (calculated by reference to both dividends and growth in share price) to exceed the median of a comparator group (14 companies) over the relevant period by an average of 7.5 per cent per annum for the TSR Award to vest in full. 17.5 per cent of the TSR Award will vest where the Group’s total shareholder return is equal to median and vesting will occur on a straight line basis in between these points. Where the Group’s total shareholder return is below the median of the comparator group, the TSR Award will lapse. The relevant period commenced on 1 January 2006 and ended on 31 December 2008.

When tested at the end of the relevant performance period, neither the EPS nor the TSR performance conditions were met and all awards made in 2006 lapsed.

The performance conditions for awards made in March and August 2007 are as follows:

(i)

For 50 per cent of the award (the ‘EPS Award’) – the performance condition is as described for May 2006 with the relevant performance period commencing on 1 January 2007 and ending on 31 December 2009.

(ii)

For the other 50 per cent of the award (the ‘TSR Award’) – the performance condition is as described for May 2006 with the relevant performance period commencing on 8 March 2007 (the date of the first award) and ending on 7 March 2010.

The performance conditions for awards made in March, April, August and September 2008 are as follows:

(i) For 50 per cent of the award (the EPS Award) – the performance condition is as described for May 2006 with the relevant performance period commencing on 1 January 2008 and ending on 31 December 2010.

(ii)

For the other 50 per cent of the award (the TSR Award) – the performance condition is as described for May 2006, except that the comparator group comprises of 13 companies, with the relevant performance period commencing on 6 March 2008 (the date of the first award) and ending on 5 March 2011.

The current LTIP rules allow for awards to be made of up to 400 per cent of base salary. Under normal circumstances awards are made of 300 per cent of salary with the additional 100 per cent available for circumstances that the remuneration committee deems to be exceptional. In 2008, awards were made of 375 per cent of base salary to the chief executive and two of the executive directors for retention purposes, and in light of data reviewed by the committee which showed total remuneration to be behind median both for the FTSE 20, and the other major UK banks.

The performance conditions for awards made in April, May and September 2009 are as follows:

(i) EPS:The release of 50 per cent of the shares will be dependent on the extent to which the growth in EPS achieves cumulative EPS targets over the three-year period.

(ii) Economic profit: The release of the remaining 50 per cent of shares will be dependent on the extent to which Lloyds Banking Group achieves cumulative economic profit targets over a three-year period.

The EPS and economic profit performance measures applying to this 2009 LTIP award were set on the basis that the Group would enter into the Government Asset Protection Scheme (GAPS). Now that the Group is not participating in GAPS, the Remuneration Committee has determined that these performance measures be restated on a basis consistent with the EPS and economic profit measures used for the 2010 LTIP awards.

In addition in 2009 an additional discretionary award was made in April, May and September 2009. The performance conditions for those awards are as follows:

(i)

Synergy savings: The release of 50 per cent of the shares will be dependent on the achievement of target run-rate synergy savings in 2009 and 2010 as well as the achievement of sustainable synergy savings of at least £1.5 billion by the end of 2011. The award will be broken down into three equally weighted annual tranches. Performance will be assessed at the end of each year against annual performance targets based on a trajectory to meet the 2011 target. The extent to which targets have been achieved will determine the proportion of shares to be banked each year. Any release of shares will be subject to the remuneration committee judging the overall success of the delivery of the integration programme.

(ii)

Integration balanced scorecard: The release of the remaining 50 per cent of the shares will be dependent on the outcome of a Balanced Scorecard of non-financial measures of the success of the integration in each of 2009, 2010 and 2011. The Balanced scorecard element will be broken down into three equally weighted tranches. The tranches will be crystallised and banked for each year of the performance cycle subject to separate annual performance targets across the four measurement categories of Building the Business, Customer, Risk and People and Organisation Development.

Performance against the first year of the award has been assessed and all targets have been met or exceeded.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

50 SHARE BASED PAYMENTS continued

	2009 Number of shares	2008 Number of shares

Outstanding at 1 January	22,237,282	13,209,081
Granted	199,293,192	10,519,609
Rebasement adjustment	10,443,102	—
Forfeited	(8,740,524)	(1,491,408)

Outstanding at 31 December	223,233,052	22,237,282

The fair value of the share awards granted in 2009 was £0.68 (2008: £2.28).

Conditional awards of shares made under this plan were adjusted on 2 July 2009 as a result of the placing and compensatory open offer. The adjustment was made using a standard HMRC formula, to negate the dilutionary impact of the capital raising event.

PERFORMANCE SHARE PLAN

Under the performance share plan, introduced during 2005, participating executives will be eligible for an award of free shares, known as performance shares, to match the bonus shares awarded as part of their 2004 and 2005 bonus. The maximum match was two performance shares for each bonus share, awarded at the end of a three year period. The actual number of shares awarded was dependent on the Group’s total shareholder return performance measured over a three year period, compared to other companies in the comparator group. The maximum of two performance shares for each bonus share was awarded only if the Group’s total shareholder return performance placed it first in the comparator group; one performance share for each bonus share was granted if the Group was placed fifth; and one performance share for every two bonus shares if the Group was placed eighth (median). Between first and fifth position, and fifth and eighth position, sliding scales would apply. If the total shareholder return performance was below median, no performance shares were awarded. There was no retest. Whilst income tax and national insurance was deducted from the bonus before deferral into the plan, where a match of performance shares was justified, these shares were awarded as if income tax and national insurance had not been deducted.

The performance condition attached to the March 2006 award was not met, with Lloyds Banking Group ranked in ninth place. Bonus shares were released on 20 March 2009, at which time the performance shares lapsed.

	2009 Number of shares	2008 Number of shares

Outstanding at 1 January	941,324	1,767,594
Forfeited	—	(74,691)
Lapsed	(941,324)	(375,790)
Released	—	(375,789)

Outstanding at 31 December	—	941,324

The weighted average share price at the date the shares were released during 2008 was £4.4613.

The ranges of exercise prices, weighted average exercise prices, weighted average remaining contractual life and number of options outstanding for the option schemes were as follows:

	Executive schemes			SAYE schemes			Other share option plans

	Weighted average exercise price (pence)	Weighted average remaining life (years)	Number of options	Weighted average exercise price (pence)	Weighted average remaining life (years)	Number of options	Weighted average exercise price (pence)	Weighted average remaining life (years)	Number of options

31 December 2009
Exercise price range
£0 to £1	—	—	—	—	—	—	Nil	3.1	26,099,185
£1 to £2	—	—	—	139.00	2.5	107,939,699	104.50	2.3	4,019,026
£2 to £3	—	—	—	220.98	3.9	18,054,765	—	—	—
£3 to £4	—	—	—	349.18	2.0	2,842,644	394.64	5.2	721,886
£4 to £5	464.19	4.9	7,526,441	427.04	1.8	1,296,884	499.91	0.2	273,986
£5 to £6	552.02	0.2	515,527	—	—	—	573.60	0.6	53,328
£6 to £7	653.55	1.2	743,010	—	—	—	640.00	0.0	2,388,026
£7 to £8	—	—	—	—	—	—	707.40	0.2	6,845,496

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

50 SHARE BASED PAYMENTS continued

	Executive schemes			SAYE schemes			Other share option plans

	Weighted average exercise price (pence)	Weighted average remaining life (years)	Number of options	Weighted average exercise price (pence)	Weighted average remaining life (years)	Number of options	Weighted average exercise price (pence)	Weighted average remaining life (years)	Number of options

31 December 2008
£0 to £1	—	—	—	—	—	—	Nil	2.5	857,611
£1 to £2	—	—	—	139.00	3.5	178,932,603	—	—	—
£2 to £3	—	—	—	284.00	0.4	941,414	—	—	—
£3 to £4	—	—	—	344.75	1.9	7,366,320	—	—	—
£4 to £5	453.77	5.9	9,132,197	423.49	2.0	3,200,532	—	—	—
£5 to £6	551.25	1.2	741,905	588.50	0.3	37,580	—	—	—
£6 to £7	652.30	2.1	997,326	—	—	—	—	—	—
£7 to £8	—	—	—	—	—	—	—	—	—
£8 to £9	863.63	0.3	332,200	—	—	—	—	—	—

The fair value calculations at 31 December 2009 for grants made in the year are based on the following assumptions:

	SAYE	Other option schemes	Other share plans

Risk-free interest rate	Nil	2.01%	2.23%
Expected life	Nil	2.6 years	3.0 years
Expected volatility	Nil	90%	84%
Expected dividend yield	Nil	1.7%	1.8%
Weighted average share price	Nil	£0.71	£0.71
Weighted average exercise price	Nil	Nil	Nil
Expected forfeitures	Nil	4%	4%

Expected volatility is a measure of the amount by which the Group’s shares are expected to fluctuate during the life of an option. The expected volatility is estimated based on the historical volatility of the closing daily share price over the most recent period that is commensurate with the expected life of the option. The historical volatility is compared to the implied volatility generated from market traded options in the Group’s shares to assess the reasonableness of the historical volatility and adjustments made where appropriate.

SHARE INCENTIVE PLAN

FREE SHARES

An award of shares may be made annually to employees based on a percentage of each employee’s salary in the preceding year up to a maximum of £3,000. The percentage is normally announced concurrently with the Group’s annual results and the price of the shares awarded is announced at the time of award. The shares awarded are held in trust for a mandatory period of three years on the employee’s behalf. The award is subject to a non-market based condition: if an employee leaves the Group within this three year period for other than a ‘good’ reason, all of the shares awarded will be forfeited.

No free shares were awarded in 2009 (2008: 8,862,823 shares, with an average fair value of £4.38 based on the market price at the date of award).

MATCHING SHARES

The Group undertakes to match shares purchased by employees up to the value of £30 per month; these shares are held in trust for a mandatory period of three years on the employees’ behalf. The award is subject to a non-market based condition: if an employee leaves within this three year period for other than a ‘good’ reason, 100 per cent of the matching shares are forfeited. Similarly if the employees sell their purchased shares within three years, their matching shares are forfeited.

The number of shares awarded relating to matching shares in 2009 was 16,746,310 (2008: 4,475,264), with an average fair value of £0.69 (2008: £2.56), based on market prices at the date of award.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

51 RELATED PARTY TRANSACTIONS

KEY MANAGEMENT PERSONNEL

Key management personnel are those persons having authority and responsibility for planning, directing and controlling the activities of an entity; the Group’s key management personnel are the members of Lloyds Banking Group plc group executive committee together with its non-executive directors.

The table below details, on an aggregated basis, key management personnel compensation:

	2009 £m	2008 £m	2007 £m

Compensation
Salaries and other short-term benefits	17	8	15
Post-employment benefits	1	1	4
Share based payments	—	4	4

	18	13	23

Aggregate contributions in respect of key management personnel to defined contribution pension schemes were £0.4 million (2008: £0.2 million; 2007: £0.2 million).

	2009 million	2008 million	2007 million

Share options
At 1 January	2	7	11
Granted (exercised/lapsed) (including options of former directors)	—	(5)	(4)

At 31 December	2	2	7

	2009 million	2008 million	2007 million

Share incentive plans
At 1 January	7	6	4
Granted (including entitlements of appointed directors)	17	3	2
Exercised/lapsed (including entitlements of former directors)	(5)	(2)	—

At 31 December	19	7	6

The tables below detail, on an aggregated basis, balances outstanding at the year end and related income and expense, together with information relating to other transactions between the Group and its key management personnel:

	2009 £m	2008 £m	2007 £m

Loans
At 1 January	3	2	2
Advanced (including loans of appointed directors)	—	2	1
Repayments (including loans of former directors)	(1)	(1)	(1)

At 31 December	2	3	2

The loans are on both a secured and unsecured basis and are expected to be settled in cash. The loans attracted interest rates of between 1.28 per cent and 24.90 per cent in 2009 (2008: 2.14 per cent and 34.01 per cent; 2007: 4.95 per cent and 30.0 per cent).

No provisions have been recognised in respect of loans given to key management personnel (2008: £nil).

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

51 RELATED PARTY TRANSACTIONS continued

	2009 £m	2008 £m	2007 £m

Deposits
At 1 January	6	5	5
Placed (including deposits of appointed directors)	12	27	21
Withdrawn (including deposits of former directors)	(14)	(26)	(21)

At 31 December	4	6	5

Deposits placed by key management personnel attracted interest rates of up to 6.5 per cent (2008: 6.0 per cent; 2007: 8.0 per cent).

At 31 December 2009, the Group did not provide any guarantees in respect of key management personnel (2008: none; 2007: £6,154 in respect of one director).

At 31 December 2009, transactions, arrangements and agreements entered into by the Group’s banking subsidiaries with directors and connected persons included amounts outstanding in respect of loans and credit card transactions of £2 million with seven directors and four connected persons (2008: £3 million with eight directors and six connected persons; 2007: £2 million with five directors and three connected persons).

SUBSIDIARIES

Details of the principal subsidiaries are given in note 9 to the parent company financial statements. In accordance with IAS 27, transactions and balances with subsidiaries have been eliminated on consolidation.

On 16 January 2009, the Company acquired 100 per cent of the ordinary share capital of HBOS plc. From this date, HBOS plc and its subsidiaries became controlled entities. In accordance with IAS 27, transactions and balances with subsidiaries have been eliminated on consolidation.

HM TREASURY

On 13 January 2009, HM Treasury subscribed for approximately 2,597 million shares in the Company which gave it a 30.2 per cent interest in the Company’s ordinary share capital and consequently HM Treasury became a related party of the Company from this date. On 16 January 2009, the Company acquired HBOS plc in an all share acquisition which, together with the shares subscribed for on 13 January 2009, gave HM Treasury a 43.4 per cent interest in the Company’s ordinary share capital. The material transactions entered into with HM Treasury from 13 January 2009 are described below:

CAPITAL TRANSACTIONS

On 15 January 2009, the Company issued £1,000 million 12 per cent non-cumulative fixed to floating rate preference shares to HM Treasury. In addition, £3,000 million non-cumulative 12 per cent fixed to floating rate preference shares were issued by the Company to HM Treasury on 16 January 2009 in exchange for the £3,000 million non-cumulative 12 per cent fixed to floating rate preference shares which had been issued by HBOS plc to HM Treasury on 15 January 2009.

In June 2009 the Company issued 10,408 million new ordinary shares as part of a placing and compensatory open offer; HM Treasury subscribed for approximately 4,521 million of these new ordinary shares at a price of 38.43 pence per share. As placees were procured for all the new ordinary shares for which valid acceptances were not received under the placing and compensatory open offer, HM Treasury’s shareholding remained at 43.4 per cent. The Company used the proceeds from this placing and compensatory open offer to redeem the £4,000 million preference shares issued by the Company to HM Treasury described above at 101 per cent of their issue price (in accordance with the terms agreed with HM Treasury) together with accrued dividends thereon.

In December 2009 the Company issued 36,505 million new ordinary shares in respect of a rights issue as part of an alternative to the Group’s proposed participation in GAPS (together with a liability management exercise). The Company entered into an Undertaking to Subscribe agreement with HM Treasury whereby HM Treasury undertook, amongst other things, to take up its rights to subscribe for all of the new shares to which it was entitled under the rights issue. HM Treasury subscribed for approximately 15,854 million new shares at a price of 37 pence per share. As subscribers were procured for all the new ordinary shares for which valid acceptances were not received under the rights issue, HM Treasury’s shareholding remained at 43.4 per cent. In addition, the Group paid HM Treasury a commission payment of approximately £132 million in consideration, inter alia, of HM Treasury’s pre-launch commitment to participate in full in respect of its entitlements under the rights issue.

MATERIAL RELATED PARTY AGREEMENTS IN CONNECTION WITH CAPITAL TRANSACTIONS

In connection with the placing and compensatory open offer, an Open Offer Agreement dated 7 March 2009 was entered into between the Company and HM Treasury (as amended and restated, amongst other things, to include certain other parties) pursuant to which, amongst other things, HM Treasury agreed that, to the extent not placed or taken up under the compensatory open offer and subject to the terms and conditions set out in the Open Offer Agreement, HM Treasury would subscribe for the open offer shares itself at the issue price. In consideration of the provision of its services under the Open Offer Agreement, the Company agreed to pay to HM Treasury (i) a commission of 0.5 per cent of the aggregate value of the open offer shares at the issue price; and (ii) a further commission of 1 per cent of the aggregate value of the open offer shares subscribed for by HM Treasury or by placees (including HM Treasury) at the issue price.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

51 RELATED PARTY TRANSACTIONS continued

The Company also agreed to (i) pay to each of HM Treasury, the joint sponsors and joint bookrunners all legal and other costs and expenses, and those of HM Treasury’s financial advisors incurred in connection with the placing and compensatory open offer, the redemption of the preference shares or any arrangements referred to in the 2009 Open Offer Agreement; and (ii) bear all costs and expenses relating to the placing and compensatory open offer and the preference share redemption. The costs and commissions incurred by the joint bookrunners in connection with the rump placing were deducted from the aggregate proceeds of the rump placing. The Company also gave certain representations and warranties and indemnities to each of HM Treasury, the joint sponsors and joint bookrunners under the 2009 Open Offer Agreement. The Company’s liabilities thereunder are unlimited as to time and amount. HM Treasury is entitled to novate its rights under the agreement to any entity that is wholly-owned, directly or indirectly, by HM Treasury.

Pursuant to its obligations to HM Treasury under the 2009 Open Offer Agreement, the Company entered into a Resale Rights Agreement with HM Treasury with effect from 11 June 2009, in which it agreed to provide its assistance to HM Treasury in connection with any proposed sale by HM Treasury of ordinary shares and other securities held by HM Treasury in the Company from time to time and of any securities caused by HM Treasury to be issued by any person which are exchangeable for, convertible into, give rights over or are referable to such ordinary shares or other securities issued by the Group, to be sold in such jurisdictions (other than the United States) and in such manner as HM Treasury may determine. Such assistance may include the provision by the Company of assistance with due diligence and the preparation of marketing and such other documentation (including any offering memorandum, whether or not a prospectus) as HM Treasury may reasonably request.

Pursuant to its obligations under the open offer agreement entered into by the Company with effect from 13 October 2008, the Company entered into a Registration Rights Agreement with HM Treasury on 12 January 2009, granting customary demand and ‘piggyback’ registration rights in the United States under the United States Securities Act of 1933, as amended, to HM Treasury with respect to any ordinary shares of the Group held by HM Treasury.

GOVERNMENT ASSET PROTECTION SCHEME

The Company entered into a Pre-Accession Deed dated 7 March 2009 and a Lending Commitments Deed dated 6 March 2009 with HM Treasury both relating to the Company’s proposed participation in GAPS. Under the Lending Commitments Deed, the Company agreed to support lending to creditworthy borrowers in the UK in a commercial manner with effect from 1 March 2009 and agreed to increase lending by £14,000 million in the 12 months commencing 1 March 2009 to support UK businesses (£11,000 million) and homeowners (£3,000 million) and to maintain similar levels of lending in the 12 months commencing 1 March 2010, subject to adjustment to reflect circumstances at the start of the 12 month period commencing 1 March 2010. This additional lending is expressed to be subject to the Group’s prevailing terms and conditions (including pricing and risk assessment) and, in relation to mortgage lending, the Group’s standard credit and other acceptance criteria.

Pursuant to the successful rights issue, the Company withdrew from its proposed participation in GAPS and on 3 November 2009, the Company entered into a GAPS Withdrawal Deed with HM Treasury pursuant to which, among other matters, the Company agreed that the Group would pay HM Treasury an amount of £2,500 million in recognition of the benefits to the Group’s trading operations arising as a result of HM Treasury proposing to make GAPS available to the Group.

The GAPS Withdrawal Deed contained certain undertakings given by the Group to HM Treasury in connection with the state aid approval obtained from the European Commission and its withdrawal from GAPS. In particular, the Group is required to do all acts and things necessary to ensure the UK Government’s compliance with its obligations under the European Commission decision approving state aid to the Group. The Company also reaffirmed its lending commitments described above. In addition, the Company’s obligations under the Pre-Accession Deed referred to above (other than its commitment to inform the UK Government of certain deleveraging activities) was terminated pursuant to the GAPS Withdrawal Deed.

On 2 November 2009, the Group entered into a Cost Reimbursement Deed with HM Treasury under which the Group has agreed to pay for the UK Government’s set-up costs relating to the proposed participation in GAPS and the UK Government’s costs associated with the European Union’s approval of state aid to the Group.

CREDIT GUARANTEE SCHEME

HM Treasury launched the Credit Guarantee Scheme in October 2008 as part of a range of measures announced by the UK Government intended to ease the turbulence in the UK banking system. It charges a commercial fee for the guarantee of new short and medium-term debt issuance. The fee payable to HM Treasury on guaranteed issues is based on a per annum rate of 50 basis points plus the median five-year Credit Default Swap spread. At 31 December 2009, the Group had £49,070 million of debt issued under the CGS. During the year, fees of £498 million payable to HM Treasury in respect of guaranteed funding were included in the Group’s income statement.

There were no other material transactions between the Group and HM Treasury during the period between 13 January 2009 and 31 December 2009 that were not made in the ordinary course of business or that are unusual in their nature or conditions.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

51 RELATED PARTY TRANSACTIONS continued

OTHER RELATED PARTY TRANSACTIONS

PENSIONS FUNDS

At 31 December 2009, customer deposits of £99 million (2008: £23 million) and investment and insurance contract liabilities of £691 million (2008: £nil) related to the Group’s pension funds.

OEICS

The Group manages 382 (2008: 105) Open Ended Investment Companies (OEICs), and of these 108 (2008: 47) are consolidated. The Group invested £1,271 million (2008: £455 million) and redeemed £1,076 million (2008: £343 million) in the unconsolidated OEICs during the year and had investments, at fair value, of £6,954 million (2008: £2,661 million) at 31 December. The Group earned fees of £217 million from the unconsolidated OEICs (2008: £206 million). The Company held no investments in OEICs at any time during 2008 or 2009.

JOINT VENTURES AND ASSOCIATES

In the year ended 31 December 2009, the Group provided both administration and processing services to its principal joint venture, Sainsbury’s Bank plc. The amounts receivable by the Group during the year were £34 million (2008: £nil), of which £10 million was outstanding at 31 December 2009 (2008: £nil). At 31 December 2009, Sainsbury’s Bank plc also had balances with the Group that were included in loans and advances to banks of £1,218 million (2008: £nil) and deposits by banks of £1,405 million (2008: £nil).

At 31 December 2009 there were loans and advances to customers of £12,235 million (2008: £nil) outstanding and balances within customer deposits of £254 million (2008: £nil) relating to other joint ventures and associates.

In addition to the above balances, the Group has a number of other associates held by its venture capital business that it accounts for at fair value through profit or loss. At 31 December 2009, these companies had total assets of approximately £14,840 million (2008: £5,838 million), total liabilities of approximately £15,300 million (2008: £5,780 million) and for the year ended 31 December 2009 had turnover of approximately £10,570 million (2008: £2,088 million) and made a net loss of approximately £572 million (2008: net loss of £80 million). In addition, the Group has provided £6,014 million (2008: £825 million) of financing to these companies on which it received £191 million (2008: £46 million) of interest income in the year.

52 CONTINGENT LIABILITIES AND COMMITMENTS

PAYMENT PROTECTION INSURANCE

UK COMPETITION COMMISSION

In January 2009, the UK Competition Commission (Competition Commission) completed its formal investigation into the supply of Payment Protection Insurance (PPI) services (other than store card PPI) to non-business customers in the UK and published its final report setting out its remedies, including a prohibition on the active sale of PPI by a distributor to a customer within seven days of the distributor’s sale of credit to that customer. Prior to this the Group had made the commercial decision to sell only regular monthly premium PPI to its personal loan customers. Recently the Group ceased to offer PPI products to customers although some existing applications will be honoured for a limited period.

On 16 October 2009, the Competition Appeal Tribunal referred the proposed prohibition back to the Competition Commission. On 14 May 2010, the Competition Commission published its provisional decision retaining in almost all material respects the proposed point of sale prohibition. The Competition Commission’s final decision was published on 14 October 2010 confirming the point of sale prohibition.

FSA

On 1 July 2008, the Financial Ombudsman Service referred concerns regarding the handling of PPI complaints to the FSA as an issue of wider implication. The Group has been working with other industry members and trade associations in preparing an industry response to address regulatory concerns regarding the handling of PPI complaints.

On 29 September 2009, the FSA issued a consultation paper on PPI complaints handling. The FSA has escalated its regulatory activity in relation to past PPI sales generally and has proposed new guidance on the fair assessment of a complaint and the calculation of redress and a new rule requiring firms to reassess historically rejected complaints. On 9 March 2010, the FSA issued a further consultation paper on this area, the consultation period for which closed on 22 April (the Group responded to this consultation). The FSA’s proposals are materially the same, although it placed the new rule requiring firms to reassess historically rejected claims on hold for the present. The FSA published its policy statement on this issue on 10 August 2010, setting out its final provisions. Whilst there have been some minor changes to the FSA’s proposals, they are materially the same as those set out in the March 2010 consultation paper. On 8 October 2010, the British Bankers Association (“BBA”), the principal trade association for the UK banking and financial services sector, issued an application for permission to seek judicial review against the FSA and the FOS. The BBA is seeking an order quashing the FSA policy statement and an order quashing the decision of the FOS to determine PPI sales in accordance with the guidance published on its website in November 2008. The proceedings are ongoing and the final outcome is unlikely to be known for some time. Although the ultimate impact on the Group of the FSA’s complaints handling proposals (if implemented in full) could be material, the precise effect will only be known once the proceedings have been finally determined and the steps the Group will be required to take as a result identified and implemented.

The statement on 29 September 2009 also announced that several firms had agreed to carry out reviews of past sales of single premium loan protection insurance. The Group has agreed in principle that it will undertake a review in relation to sales of single premium loan protection insurance made through its branch network since 1 July 2007. The precise details of the review are still being discussed with the FSA and the ultimate impact on the Group of any review can only be known at the conclusion of these discussions.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

52 CONTINGENT LIABILITIES AND COMMITMENTS continued

US ECONOMIC SANCTIONS

Starting in 2007 Lloyds TSB Bank plc provided information in relation to its review of historic US Dollar payments involving countries, persons or entities subject to US economic sanctions administered by the Office of Foreign Assets Control (OFAC) to a number of authorities reported to be conducting a review of sanctions compliance by non-US financial institutions. On 9 January 2009 the settlement reached by Lloyds TSB Bank plc with both the US Department of Justice and the New York County District Attorney’s Office in relation to their investigations was announced. The settlement documentation contains details of the results of the investigations including the identification of certain activities relating to Iran, Sudan and Libya which Lloyds TSB Bank plc conducted during the relevant period. In 2008, Lloyds TSB Bank plc made a provision of £180 million which fully covered the settlement amount paid to the Department of Justice and the New York County District Attorney’s Office. On 22 December 2009 OFAC announced the settlement it had reached with Lloyds TSB Bank plc in relation to its investigation and confirmed that the settlement sum due to OFAC had been fully satisfied by Lloyds TSB Bank plc’s payment to the Department of Justice and the New York County District Attorney’s Office. No further enforcement actions are expected in relation to the matters set out in the settlement agreements. A purported shareholder filed a derivative civil action in the Supreme Court of New York, Nassau County on 26 February 2009 against certain current and former directors, and nominally against the Lloyds TSB Bank plc and Lloyds Banking Group, seeking various forms of relief following the settlement. The derivative action is at a very early stage but the ultimate outcome of the action is not expected to have a material impact on the Group.

INTERCHANGE FEES

The European Commission has adopted a formal decision finding that an infringement of European Commission competition laws has arisen from arrangements whereby MasterCard issuers charged a uniform fallback interchange fee in respect of cross-border transactions in relation to the use of a MasterCard or Maestro branded payment card. The European Commission has required that the fee be reduced to zero for relevant cross-border transactions within the European Economic Area. This decision has been appealed to the General Court of the European Union (the ‘General Court’). Bank of Scotland plc and Lloyds TSB Bank plc (along with certain other MasterCard issuers) have successfully applied to intervene in the appeal in support of MasterCard’s position that the arrangements for the charging of a uniform fallback interchange fee are compatible with European Commission competition laws. Meanwhile, the European Commission and the UK’s OFT are pursuing investigations with a view to deciding whether arrangements adopted by other payment card schemes for the levying of uniform fallback interchange fees in respect of domestic and/or cross-border payment transactions also infringe European Commission and/or UK competition laws. As part of this initiative the OFT will also intervene in the General Court appeal supporting the European Commission’s position. The ultimate impact of the investigations on the Group can only be known at the conclusion of these investigations and any relevant appeal proceedings.

UNARRANGED OVERDRAFT CHARGES

The Supreme Court published its judgment in respect of the fairness of unarranged overdraft charges on personal current accounts on 25 November 2009, finding in favour of the litigant banks. On 22 December 2009, the OFT announced that it will not continue its investigation into the fairness of these charges. The Group is working with the regulators to ensure that outstanding customer complaints are concluded as quickly as possible and anticipate that most cases in the county courts will be discontinued. The Group expects that some customers will argue that despite the test case ruling they are entitled to a refund of unarranged overdraft charges on the basis of other legal arguments or challenges. The Group would robustly defend any such complaints or claims and does not expect the outcome of any such complaints or claims to have a material adverse effect on its financial position.

OTHER LEGAL PROCEEDINGS

In the course of its business, the Group is engaged in discussions with the FSA in relation to a range of conduct of business matters, especially in relation to retail products including packaged bank accounts, mortgages, structured products and pensions. The Group is keen to ensure that any regulatory concerns regarding product governance or contractual terms are understood and addressed. The ultimate impact on the Group of these discussions can only be known at the conclusion of such discussions.

In addition, during the ordinary course of business the Group is subject to other threatened and actual legal proceedings, regulatory investigations, regulatory challenges and enforcement actions, both in the UK and overseas. All such material matters are periodically reassessed, with the assistance of external professional advisors where appropriate, to determine the likelihood of the Group incurring a liability. In those instances where it is concluded that it is more likely than not that a payment will be made, a provision is established to management’s best estimate of the amount required to settle the obligation at the relevant balance sheet date. In some cases it will not be possible to form a view, either because the facts are unclear or because further time is needed properly to assess the merits of the matter and no provisions are held against such matters. However the Group does not currently expect the final outcome of any such case to have a material adverse effect on its financial position.

CONTINGENT LIABILITIES AND COMMITMENTS ARISING FROM THE BANKING BUSINESS

Acceptances and endorsements arise where Lloyds Banking Group agrees to guarantee payment on a negotiable instrument drawn up by a customer.

Other items serving as direct credit substitutes include standby letters of credit, or other irrevocable obligations, where Lloyds Banking Group has an irrevocable obligation to pay a third party beneficiary if the customer fails to repay an outstanding commitment; they also include acceptances drawn under letters of credit or similar facilities where the acceptor does not have specific title to an identifiable underlying shipment of goods.

Performance bonds and other transaction-related contingencies (which include bid or tender bonds, advance payment guarantees, VAT Customs & Excise bonds and standby letters of credit relating to a particular contract or non-financial transaction) are undertakings where the requirement to make payment under the guarantee depends on the outcome of a future event.

Lloyds Banking Group’s maximum exposure to loss is represented by the contractual nominal amount detailed in the table below. Consideration has not been taken of any possible recoveries from customers for payments made in respect of such guarantees under recourse provisions or from collateral held.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

52 CONTINGENT LIABILITIES AND COMMITMENTS continued

	2009 £m	2008 £m
Contingent liabilities
Acceptances and endorsements	59	49
Other:
Other items serving as direct credit substitutes	1,494	1,870
Performance bonds and other transaction-related contingencies	4,555	2,850
	6,049	4,720
	6,108	4,769

The contingent liabilities of the Group, as detailed above, arise in the normal course of its banking business and it is not practicable to quantify their future financial effect.

	2009 £m	2008 £m
Commitments
Documentary credits and other short-term trade-related transactions	288	319
Forward asset purchases and forward deposits placed	758	613
Undrawn formal standby facilities, credit lines and other commitments to lend:
Less than 1 year original maturity:
Mortgage offers made	9,058	3,056
Other commitments	64,786	46,006
	73,844	49,062
1 year or over original maturity	53,693	31,761
	128,583	81,755

Of the amounts shown above in respect of undrawn formal standby facilities, credit lines and other commitments to lend, £74,477 million (2008: £46,890 million) was irrevocable.

OPERATING LEASE COMMITMENTS

Where a Group company is the lessee the future minimum lease payments under non-cancellable premises operating leases are as follows:

	2009 £m	2008 £m
Not later than 1 year	392	216
Later than 1 year and not later than 5 years	1,213	647
Later than 5 years	1,817	774
	3,422	1,637

Operating lease payments represent rental payable by the Group for certain of its properties. Some of these operating lease arrangements have renewal options and rent escalation clauses, although the effect of these is not material. No arrangements have been entered into for contingent rental payments.

CAPITAL COMMITMENTS

Excluding commitments in respect of investment property (note 26), capital expenditure contracted but not provided for at 31 December 2009 amounted to £203 million (2008: £92 million). Of this amount, £198 million (2008: £85 million) related to assets to be leased to customers under operating leases. The Group’s management is confident that future net revenues and funding will be sufficient to cover these commitments.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

53 FINANCIAL INSTRUMENTS

(1) MEASUREMENT BASIS OF FINANCIAL ASSETS AND LIABILITIES

The accounting policies in note 2 describe how different classes of financial instruments are measured, and how income and expenses, including fair value gains and losses, are recognised. The following table analyses the carrying amounts of the financial assets and liabilities by category and by balance sheet heading.

	Derivatives designated as hedging instruments £m	At fair value through profit or loss
		Held for trading £m	Designated upon initial recognition £m	Available- for-sale £m	Loans and receivables £m	Held at amortised cost £m	Insurance contracts £m	Total £m
As at 31 December 2009
Financial assets
Cash and balances at central banks	—	—	—	—	—	38,994	—	38,994
Items in the course of collection from banks	—	—	—	—	—	1,579	—	1,579
Trading and other financial assets at fair value through profit or loss	—	27,245	122,766	—	—	—	—	150,011
Derivative financial instruments	9,430	40,498	—	—	—	—	—	49,928
Loans and receivables:
Loans and advances to banks	—	—	—	—	35,361	—	—	35,361
Loans and advances to customers	—	—	—	—	626,969	—	—	626,969
Debt securities	—	—	—	—	32,652	—	—	32,652
	—	—	—	—	694,982	—	—	694,982
Available-for-sale financial assets	—	—	—	46,602	—	—	—	46,602
Total financial assets	9,430	67,743	122,766	46,602	694,982	40,573	—	982,096
Financial liabilities
Deposits from banks	—	—	—	—	—	82,452	—	82,452
Customer deposits	—	—	—	—	—	406,741	—	406,741
Items in course of transmission to banks	—	—	—	—	—	1,037	—	1,037
Trading and other financial liabilities at fair value through profit or loss	—	22,111	6,160	—	—	—	—	28,271
Derivative financial instruments	8,687	31,798	—	—	—	—	—	40,485
Debt securities in issue	—	—	—	—	—	233,502	—	233,502
Liabilities arising from insurance contracts and participating investment contracts	—	—	—	—	—	—	76,179	76,179
Liabilities arising from non-participating investment contracts	—	—	—	—	—	—	46,348	46,348
Unallocated surplus within insurance businesses	—	—	—	—	—	—	1,082	1,082
Subordinated liabilities	—	—	—	—	—	34,727	—	34,727
Total financial liabilities	8,687	53,909	6,160	—	—	758,459	123,609	950,824

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

53 FINANCIAL INSTRUMENTS continued

	Derivatives designated as hedging instruments £m	At fair value through profit or loss
		Held for trading £m	Designated upon initial recognition £m	Available- for-sale £m	Loans and receivables £m	Held at amortised cost £m	Insurance contracts £m	Total £m
As at 31 December 2008
Financial assets
Cash and balances at central banks	—	—	—	—	—	5,008	—	5,008
Items in the course of collection from banks	—	—	—	—	—	946	—	946
Trading and other financial assets at fair value through profit or loss	—	857	44,207	—	—	—	—	45,064
Derivative financial instruments	435	28,449	—	—	—	—	—	28,884
Loans and receivables:
Loans and advances to banks	—	—	—	—	38,733	—	—	38,733
Loans and advances to customers	—	—	—	—	240,344	—	—	240,344
Debt securities	—	—	—	—	4,416	—	—	4,416
	—	—	—	—	283,493	—	—	283,493
Available-for-sale financial assets	—	—	—	55,707	—	—	—	55,707
Total financial assets	435	29,306	44,207	55,707	283,493	5,954	—	419,102
Financial liabilities
Deposits from banks	—	—	—	—	—	66,514	—	66,514
Customer deposits	—	—	—	—	—	170,938	—	170,938
Items in course of transmission to banks	—	—	—	—	—	508	—	508
Trading and other financial liabilities at fair value through profit or loss	—	6	6,748	—	—	—	—	6,754
Derivative financial instruments	4,169	22,723	—	—	—	—	—	26,892
Debt securities in issue	—	—	—	—	—	75,710	—	75,710
Liabilities arising from insurance contracts and participating investment contracts	—	—	—	—	—	—	33,792	33,792
Liabilities arising from non-participating
investment contracts	—	—	—	—	—	—	14,243	14,243
Unallocated surplus within insurance businesses	—	—	—	—	—	—	270	270
Subordinated liabilities	—	—	—	—	—	17,256	—	17,256
Total financial liabilities	4,169	22,729	6,748	—	—	330,926	48,305	412,877

(2) RECLASSIFICATION OF FINANCIAL ASSETS

In accordance with the amendment to IAS 39 that became applicable during 2008, the Group reviewed the categorisation of its financial assets classified as held for trading and available-for-sale.

On the basis that there was no longer an active market for some of those assets, which are therefore more appropriately managed as loans, with effect from 1 July 2008, the Group transferred £2,993 million of assets previously classified as held for trading into loans and receivables. With effect from 1 November 2008, the Group transferred £437 million of assets previously classified as available-for-sale into loans and receivables. At the time of these transfers, the Group had the intention and ability to hold them for the foreseeable future or until maturity. As at the date of reclassification, the weighted average effective interest rate of the assets transferred was 6.3 per cent with the estimated recoverable cash flows of £3,524 million.

No assets have been reclassified in 2009.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

53 FINANCIAL INSTRUMENTS continued

CARRYING AMOUNT AND FAIR VALUES OF RECLASSIFIED ASSETS

The table below sets out the carrying value and fair value of reclassified financial assets.

	31 December 2009		31 December 2008
	Carrying value £m	Fair value £m	Carrying value £m	Fair value £m
From held for trading to loans and receivables	1,833	1,822	2,883	2,926
From available-for-sale financial assets to loans and receivables	394	422	454	402
	2,227	2,244	3,337	3,328

During the year ended 31 December 2009, the carrying value of reclassified assets decreased by £1,110 million due to sales and maturities of £990 million, accretion of discount of £61 million and foreign exchange and other movements of £181 million.

Additional fair value gains/(losses) that would have been recognised had the reclassifications not occurred

The table below shows the additional gains/(losses) that would have been recognised in the Group’s income statement if the reclassifications had not occurred.

	2009			2008
	Reclassified in 2009 £m	Reclassified in 2008 £m	Total £m	Reclassified in 2008 £m	Total £m
From held for trading to loans and receivables	—	208	208	(347)	(347)

The table below shows the additional gains/(losses) that would have been recognised in other comprehensive income if the reclassifications had not occurred.

	2009			2008
	Reclassified in 2009 £m	Reclassified in 2008 £m	Total £m	Reclassified in 2008 £m	Total £m
From available-for-sale financial assets to loans and receivables	—	161	161	(108)	(108)

Actual amounts recognised in respect of reclassified assets

After reclassification the reclassified financial assets contributed the following amounts to the Group income statement.

	2009			2008
	Reclassified in 2009 £m	Reclassified in 2008 £m	Total £m	Reclassified in 2008 £m	Total £m
From held for trading to loans and receivables:
Net interest income	—	55	55	31	31
Impairment losses	—	(49)	(49)	(158)	(158)
	—	6	6	(127)	(127)

	2009			2008
	Reclassified in 2009 £m	Reclassified in 2008 £m	Total £m	Reclassified in 2008 £m	Total £m
From available-for-sale financial assets to loans and receivables:
Net interest income	—	34	34	3	3
Impairment losses	—	(56)	(56)	(23)	(23)
	—	(22)	(22)	(20)	(20)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

53 FINANCIAL INSTRUMENTS continued

(3) FAIR VALUES OF FINANCIAL ASSETS AND LIABILITIES

The following table summarises the carrying values of financial assets and liabilities presented on the Group’s balance sheet. The fair values presented in the table are at a specific date and may be significantly different from the amounts which will actually be paid or received on the maturity or settlement date.

	Carrying value 2009 £m	Carrying value 2008 £m	Fair value 2009 £m	Fair value 2008 £m

Financial assets
Trading and other financial assets at fair value through profit or loss	150,011	45,064	150,011	45,064
Derivative financial instruments	49,928	28,884	49,928	28,884
Loans and receivables:
Loans and advances to banks	35,361	38,733	35,335	37,954
Loans and advances to customers	626,969	240,344	609,647	235,569
Debt securities	32,652	4,416	31,907	3,931
Available-for-sale financial assets	46,602	55,707	46,602	55,707
Financial liabilities
Deposits from banks	82,452	66,514	82,366	66,504
Customer deposits	406,741	170,938	406,555	171,119
Trading and other financial liabilities at fair value through profit or loss	28,271	6,754	28,271	6,754
Derivative financial instruments	40,485	26,892	40,485	26,892
Debt securities in issue	233,502	75,710	235,170	76,291
Liabilities arising from non-participating investment contracts	46,348	14,243	46,348	14,243
Financial guarantees	38	35	38	35
Subordinated liabilities	34,727	17,256	33,660	11,199

VALUATION METHODOLOGY

Financial instruments include financial assets, financial liabilities and derivatives. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

Wherever possible, fair values have been calculated using unadjusted quoted market prices in active markets for identical instruments held by the Group. Where quoted market prices are not available, or are unreliable because of poor liquidity, fair values have been determined using valuation techniques which, to the extent possible, use market observable inputs, but in some cases use non-market observable inputs. Valuation techniques used include discounted cash flow analysis and pricing models and, where appropriate, comparison to instruments with characteristics similar to those of the instruments held by the Group.

Because a variety of estimation techniques are employed and significant estimates made, comparisons of fair values between financial institutions may not be meaningful. Readers of these financial statements are thus advised to use caution when using this data to evaluate the Group’s financial position.

Fair value information is not provided for items that do not meet the definition of a financial instrument. These items include intangible assets, such as the value of the Group’s branch network, the long-term relationships with depositors and credit card relationships; premises and equipment; and shareholders’ equity. These items are material and accordingly the Group believes that the fair value information presented does not represent the underlying value of the Group.

FAIR VALUE OF FINANCIAL INSTRUMENTS CARRIED AT AMORTISED COST

LOANS AND RECEIVABLES

The Group provides loans and advances to commercial, corporate and personal customers at both fixed and variable rates. The carrying value of the variable rate loans and those relating to lease financing is assumed to be their fair value. For fixed rate lending, several different techniques are used to estimate fair value, as considered appropriate. For commercial and personal customers, fair value is principally estimated by discounting anticipated cash flows (including interest at contractual rates) at market rates for similar loans offered by the Group and other financial institutions. The fair value for corporate loans is estimated by discounting anticipated cash flows at a rate which reflects the effects of interest rate changes, adjusted for changes in credit risk. Certain loans secured on residential properties are made at a fixed rate for a limited period, typically two to five years, after which the loans revert to the relevant variable rate. The fair value of such loans is estimated by reference to the market rates for similar loans of maturity equal to the remaining fixed interest rate period. The fair values of asset-backed securities and secondary loans, which were previously within assets held for trading and were reclassified to loans and receivables (see page F-94), are determined predominantly from lead manager quotes and, where these are not available, by alternative techniques including reference to credit spreads on similar assets with the same obligor, market standard consensus pricing services, broker quotes and other research data.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

53 FINANCIAL INSTRUMENTS continued

DEPOSITS FROM BANKS AND CUSTOMER DEPOSITS

The fair value of deposits repayable on demand is considered to be equal to their carrying value. The fair value for all other deposits is estimated using discounted cash flows applying either market rates, where applicable, or current rates for deposits of similar remaining maturities.

DEBT SECURITIES IN ISSUE AND SUBORDINATED LIABILITIES

The fair value of short-term debt securities in issue is approximately equal to their carrying value. Fair value for other debt securities and for subordinated liabilities is estimated using quoted market prices.

VALUATION OF FINANCIAL INSTRUMENTS CARRIED AT FAIR VALUE

The table below provides an analysis of the financial assets and liabilities of the Group that are carried at fair value in the Group’s consolidated balance sheet, grouped into levels 1 to 3 based on the degree to which the fair value is observable.

VALUATION HIERARCHY

	At 31 December 2009

	Level 1 £m	Level 2 £m	Level 3 £m	Total £m

Trading and other financial assets at fair value through profit or loss	103,853	43,246	2,912	150,011
Available-for-sale financial assets	12,881	31,110	2,611	46,602
Derivative financial instruments	977	47,014	1,937	49,928

Financial assets	117,711	121,370	7,460	246,541

Trading and other financial liabilities at fair value through profit or loss	511	27,760	—	28,271
Derivative financial instruments	66	40,222	197	40,485
Financial guarantees	—	—	38	38

Financial liabilities	577	67,982	235	68,794

There were no significant transfers between level 1 and level 2 during the year.

	At 31 December 2008

	Level 1 £m	Level 2 £m	Level 3 £m	Total £m

Trading and other financial assets at fair value through profit or loss	38,019	5,373	1,672	45,064
Available-for-sale financial assets	30,184	22,362	3,161	55,707
Derivative financial instruments	2,147	26,601	136	28,884

Financial assets	70,350	54,336	4,969	129,655

Trading and other financial liabilities at fair value through profit or loss	6	6,748	—	6,754
Derivative financial instruments	153	26,161	578	26,892
Financial guarantees	—	—	35	35

Financial liabilities	159	32,909	613	33,681

The valuations of financial instruments have been classified into three levels according to the quality and reliability of information used to determine the fair values.

LEVEL 1 PORTFOLIOS

Level 1 fair value measurements are those derived from unadjusted quoted prices in active markets for identical assets or liabilities. Products classified as level 1 predominantly comprise treasury bills and other government securities.

LEVEL 2 PORTFOLIOS

Level 2 valuations are those where quoted market prices are not available, for example where the instrument is traded in a market that is not considered to be active or valuation techniques are used to determine fair value and where these techniques use inputs that are based significantly on observable market data, the instrument is considered to be level 2. Examples of such financial instruments include most over-the-counter derivatives, financial institution issued securities, certificates of deposit and certain asset-backed securities.

LEVEL 3 PORTFOLIOS

Level 3 portfolios are those where at least one input which could have a significant effect on the instrument’s valuation is not based on observable market data. Such instruments would include the Group’s venture capital and unlisted equity investments which are valued using various valuation techniques that require significant management judgement in determining appropriate assumptions, including earnings multiples and estimated future cash flows. Certain of the Group’s asset-backed securities and derivatives, principally where there is no trading activity in such securities, are also classified as level 3.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

53 FINANCIAL INSTRUMENTS continued

At 31 December 2009	Valuation basis/technique	Main assumptions	Carrying value £m	Effect of reasonably possible alternative as- sumptions £m

Trading and other financial assets at fair value through profit or loss
Asset-backed securities	Lead manager or broker quote/ consensus pricing from market data provider	Use of single pricing source	970	74
Venture capital investments	Various valuation techniques using IPEV Guidelines	Earnings multiples	1,162	n/a
Equity investments	Various valuation techniques	Earnings, net asset value, underlying asset values, property prices, forecast cash flows	234	n/a
Unlisted equities and property partnerships in the life funds	Third party valuations	n/a	546	n/a

			2,912

Available-for-sale financial assets
Asset-backed securities	Lead manager or broker quote/ consensus pricing from market data provider	Use of single pricing source	744	10
Equity investments	Various valuation techniques	Earnings, net asset value, underlying asset values, property prices, forecast cash flows	1,867	n/a

			2,611

Derivative financial instruments	Industry standard model / consensus pricing from market data provider	Prepayment rates, probability of default, loss given default and yield curves. Equity conversion feature spread	1,937	96

Financial assets			7,460

Derivative financial liabilities	Industry standard model / consensus pricing from market data provider	Prepayment rates, probability of default, loss given default and yield curves	197	8

Financial guarantees			38	n/a

Financial liabilities			235

Reasonably possible alternative valuations have been calculated for asset-backed securities by using alternative pricing sources and calculating an absolute difference. In respect of derivative financial instruments, reasonably possible alternative valuations have been calculated by flexing the spread between the underlying asset and the credit derivative, or adjusting market yields, by a reasonable amount.

The valuation techniques used for unlisted equities and venture capital investments vary depending on the nature of the investment. Further details of these are given below. Third party valuers have been used to determine the value of unlisted equities and property partnerships included in the Group’s life insurance funds. As these factors differ for each investment depending on the nature of the valuation technique used and the inputs there is no single common factor that could be adjusted to provide a reasonable alternative valuation for these investments portfolios.

The main products where level 3 valuations have been used are described below:

ASSET-BACKED SECURITIES

Where there is no trading activity in asset-backed securities, valuation models, consensus pricing information from third party pricing services and broker or lead manager quotes are used to determine an appropriate valuation. Asset-backed securities are then classified as either level 2 or level 3 depending on whether there is more than one consistent independent source of data. If there is a single, uncorroborated market source for a significant valuation input or where there are materially inconsistent levels then the valuation is reported as level 3. Asset classes classified as level 3 mainly comprise certain Residential Mortgage-Backed Securities, Collateralised Loan Obligations and Collateralised Debt Obligations.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

53 FINANCIAL INSTRUMENTS continued

VENTURE CAPITAL INVESTMENTS

The investments in venture capital activities comprise interests in funds and unlisted equity investments that are valued using techniques that are considered appropriate for that investment. Interests in funds are valued in the same manner as investments in the life funds below.

Valuations of unlisted venture capital equities that are accounted for as trading and other financial assets at fair value through profit or loss are calculated using International Private Equity and Venture Capital Guidelines. The majority of investments are valued using the industry standard earnings model. This involves applying the relevant earnings multiple to the maintainable earnings of the business being valued. A number of earnings multiples are used in valuing the portfolio including price earnings, earnings before interest and tax and earnings before interest, tax, depreciation and amortisation. The particular multiple selected being appropriate for the type of business being valued and is derived by reference to the current market-based multiple. Consideration is given to the risk attributes, growth prospects and financial gearing of comparable businesses when selecting an appropriate multiple. Recent transactions involving the sale of similar businesses may sometimes be used as a frame of reference in deriving an appropriate multiple. Another valuation technique involved, although rarely, is the discounting of projected cash flows at the appropriate cost of capital.

EQUITY INVESTMENTS

Unlisted equities and funds accounted for as available-for-sale assets are valued using different techniques as a result of the variety of investments across the portfolio. A valuation technique is selected for each investment in accordance with the Group’s valuation policy. Depending on the business sector and the circumstances of the investment unlisted equity valuations are based on earnings multiples, net asset values or discounted cash flows.

–	The earnings multiple methodology is described in the section on venture capital investments above.

–

Valuations using net asset values are often used for property-based businesses and use the latest valuations included in management or statutory accounts adjusted for subsequent movements in property valuations and other factors including recoverability.

–

Discounted cash flow valuations use estimated future cash flows, usually based on management forecasts, with the application of appropriate exit yields or terminal multiples and discounted using rates appropriate to the specific investment, business sector or recent economic rates of return.

For fund investments the most recent capital account value calculated by the fund manager is used as the basis for the valuation and adjusted, if necessary, to align valuation techniques with the Group’s valuation policy.

UNQUOTED EQUITIES AND PROPERTY PARTNERSHIPS IN THE LIFE FUNDS

Third party valuations are used to obtain the fair value of unquoted investments. Management take account of any pertinent information, such as recent transactions and information received on particular investments, to adjust the third party valuations where necessary.

DERIVATIVES

Where the Group’s derivative assets and liabilities are not traded on an exchange, they are valued using valuation techniques, including discounted cash flow and options pricing models, as appropriate. The types of derivatives classified as level 2 and the valuation techniques used include:

–	Interest rate swaps are valued using discounted cash flow models; the most significant inputs into those models are interest rate yield curves which are developed from publicly quoted rates.

–	Foreign exchange derivatives that do not contain options are priced using rates available from publicly quoted sources.

–	Credit derivatives, except for the items classified as level 3, are valued using publicly available yield and credit default swap (CDS) curves; the Group uses standard models with observable inputs.

–

Less complex interest rate and foreign exchange option products are valued using volatility surfaces developed from publicly available interest rate cap, interest rate swaption and other option volatilities; option volatility skew information is derived from a market standard consensus pricing service. For more complex option products, the Group calibrates its models using observable at-the-money data; where necessary, the Group adjusts for out-of-the-money positions using a market standard consensus pricing service.

Where credit protection, usually in the form of credit default swaps, has been purchased or written on asset-backed securities, the security is referred to as a negative basis ABS and the resulting derivative assets or liabilities have been classified as either level 2 or level 3 according to the classification of the underlying ABS.

–

The Group’s level 3 derivatives include £1,797 million in respect of the value of the embedded equity conversion feature of the enhanced capital notes issued in December 2009. Level 3 derivatives also include £140 million of credit default swaps written on level 3 negative basis ABS and £197 million of embedded derivatives included in investments of synthetic CDOs. The embedded equity conversion feature is valued by comparing the market price of the ECNs with the market price of similar bonds without the conversion feature. The latter is calculated by discounting the expected ECN cash flows in the absence of a conversion using prevailing market yields for similar capital securities without the conversion feature. The market price of the ECNs was calculated with reference to multiple broker quotes. Movements in the fair value of the derivative are recorded in net trading income.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

53 FINANCIAL INSTRUMENTS continued

CREDIT VALUATION ADJUSTMENT

A Credit Valuation Adjustment (CVA) is applied to the Group’s over-the-counter corporate derivative exposures to adjust the counterparty credit risk-free derivative valuations provided by standard interbank lending interest rate curves. The Group uses a simulation model to develop expected future exposures and calculate a pricing reserve based on the relative credit spread of the counterparty compared to the Group. At 31 December 2009 the CVA balance was £663 million (31 December 2008: £203 million). This adjustment has been made to the valuation of over-the-counter derivative instruments classified as level 2.

Observable CDS spreads and recovery rates are used to develop the probability of default for quoted clients. Observable sector CDS curves and recovery rates are used for unquoted clients. The Loss Given Default (LGD) is based on observable recovery rates and internal credit assessments. The combination of a one notch deterioration in credit rating of derivative counterparties and a 10 per cent increase in LGD increases the CVA charge by £181 million. Current market value is used to estimate the projected exposure for products not supported by the model. For these, CVA is calculated on an add-on basis (in total contributing 10 per cent of the overall CVA balance at 31 December 2009). A separate reserve of £43 million is held against features not supported by the current CVA model including rate/credit and wrong-way risk (where exposure to the counterparty is adversely correlated with the credit quality of the counterparty). A separate provision of £25 million is held against pricing risk on collateralised counterparties.

In addition, credit valuation adjustments have been applied to the Group’s credit derivative exposures with monoline insurance counterparties leaving a net exposure of £75 million as shown in note 54 on page F-111.

MOVEMENTS IN LEVEL 3 PORTFOLIO

The table below analyses movements in the Level 3 financial assets portfolio.

	Trading and other financial assets at fair value through profit or loss £m	Available- for-sale £m	Derivative assets £m	Total financial assets £m

At 31 December 2008	1,672	3,161	136	4,969
Exchange and other adjustments	(232)	(205)	74	(363)
Acquired on acquisition	3,386	2,291	569	6,246
Gains (losses) recognised in the income statement	(114)	(452)	(1,005)	(1,571)
Gains (losses) recognised in other comprehensive income	—	191	—	191
Purchases	374	422	2,224	3,020
Sales	(465)	(671)	(61)	(1,197)
Transfers into the Level 3 portfolio	33	48	—	81
Transfers out of the Level 3 portfolio	(1,742)	(2,174)	—	(3,916)

At 31 December 2009	2,912	2,611	1,937	7,460

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

53 FINANCIAL INSTRUMENTS continued

The table below analyses movements in the Level 3 financial liabilities portfolio.

	Derivative liabilities £m	Financial guarantees £m	Total financial liabilities £m

At 31 December 2008	578	35	613
Exchange and other adjustments	(179)	—	(179)
Acquired on acquisition	1,102	—	1,102
Gains recognised in the income statement	(47)	—	(47)
Additions	—	3	3
Redemptions	(474)	—	(474)
Transfers out of the Level 3 portfolio	(783)	—	(783)

At 31 December 2009	197	38	235

Transfers out of the Level 3 portfolio arise when inputs that could have a significant impact on the instrument’s valuation become market observable after previously having been non-market observable. In the case of asset-backed securities this can arise if more than one consistent independent source of data becomes available. Conversely transfers into the portfolio arise when consistent sources of data cease to be available.

Included within the gains (losses) recognised in the income statement are losses of £1,542 million related to financial instruments that are held in the Level 3 portfolio at the year end. These amounts are included in other operating income.

54 FINANCIAL RISK MANAGEMENT

As a bancassurer, financial instruments are fundamental to the Group’s activities and, as a consequence, the risks associated with financial instruments represent a significant component of the risks faced by the Group.

The primary risks affecting the Group through its use of financial instruments are: credit risk; market risk, which includes interest rate risk and foreign exchange risk; and liquidity risk. Information about the Group’s exposure to each of the above risks, the Group’s objectives, policies and processes for measuring and managing risk and the Group’s management of capital can be found on pages 57 to 96 of the Group’s 2009 Annual Report on Form 20-F filed on 13 May 2010. The following additional disclosures, which provide quantitative information about the risks within financial instruments held or issued by the Group, should be read in conjunction with that earlier information.

(1) INTEREST RATE RISK

In the Group’s retail banking business interest rate risk arises from the different repricing characteristics of the assets and liabilities. Liabilities are either insensitive to interest rate movements, for example interest free or very low interest customer deposits, or are sensitive to interest rate changes but bear rates which may be varied at the Group’s discretion and that for competitive reasons generally reflect changes in the Bank of England’s base rate. There is a relatively small volume of deposits whose rate is contractually fixed for their term to maturity.

Many banking assets are sensitive to interest rate movements; there is a large volume of managed rate assets such as variable rate mortgages which may be considered as a natural offset to the interest rate risk arising from the managed rate liabilities. However, a significant proportion of the Group’s lending assets, for example personal loans and mortgages, bear interest rates which are contractually fixed for periods of up to five years or longer.

The Group establishes two types of hedge accounting relationships for interest rate risk: fair value hedges and cash flow hedges. The Group is exposed to fair value interest rate risk on its fixed rate customer loans, its fixed rate customer deposits and the majority of its subordinated debt, and to cash flow interest rate risk on its variable rate loans and deposits together with its floating rate subordinated debt. The majority of the Group’s hedge accounting relationships are fair value hedges where interest rate swaps are used to hedge the interest rate risk inherent in the fixed rate mortgage portfolio.

At 31 December 2009 the aggregate notional principal of interest rate swaps designated as fair value hedges was £80,085 million (2008: £37,243 million) with a net fair value asset of £3,004 million (2008: liability of £1,231 million) (note 18). The losses on the hedging instruments were £995 million (2008: losses of £584 million). The gains on the hedged items attributable to the hedged risk were £1,181 million (2008: gains of £426 million).

In addition the Group has cash flow hedges which are primarily used to hedge the variability in the cost of funding within the wholesale business. These cash flows are expected to occur over the next six years and the hedge accounting adjustments will be reported in the income statement as the cash flows arise. The notional principal of the interest rate swaps designated as cash flow hedges at 31 December 2009 was £222,548 million (2008: £867 million) with a net fair value liability of £2,536 million (2008: £90 million) (note 18). In 2009, there is no ineffectiveness recognised in the income statement that arises from cash flow hedges (2008: nil). There were no transactions for which cash flow hedge accounting had to be ceased in 2009 or 2008 as a result of the highly probable cash flows no longer being expected to occur.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

54 FINANCIAL RISK MANAGEMENT continued

(2) CURRENCY RISK

Foreign exchange exposures comprise those originating in treasury trading activities and structural foreign exchange exposures, which arise from investment in the Group’s overseas operations.

The corporate and retail businesses incur foreign exchange risk in the course of providing services to their customers. All non-structural foreign exchange exposures in the non-trading book are transferred to the trading area where they are monitored and controlled. These risks reside in the authorised trading centres who are allocated exposure limits. The limits are monitored daily by the local centres and reported to the market and liquidity risk function in London. Associated VaR and the closing, average, maximum and minimum for 2008 and 2009 are disclosed on page 78 of the Group’s 2009 Annual Report on Form 20-F filed on 13 May 2010.

Risk arises from the Group’s investments in its overseas operations. The Group’s structural foreign currency exposure is represented by the net asset value of the foreign currency equity and subordinated debt investments in its subsidiaries and branches. Gains or losses on structural foreign currency exposures are taken to reserves.

The Group hedges part of the currency translation risk of the net investment in certain foreign operations using cross currency swaps and borrowings. At 31 December 2009 the aggregate notional principal of these cross currency swaps was £2,507 million (2008: £6,318 million) with a net fair value asset of £25 million (2008: liability of £2,413 million) (note 18) and they were designated on an after-tax basis as hedges of net investments in foreign operations. In 2009, ineffectiveness of £nil before tax and £nil after tax (2008: ineffectiveness of £14 million before tax and £10 million after tax) was recognised in the income statement arising from net investment hedges.

The Group’s main overseas operations are in the Americas, Asia, Australasia and Europe. Details of the Group’s structural foreign currency exposures, after net investment hedges, are as follows:

FUNCTIONAL CURRENCY OF GROUP OPERATIONS

	2009 £m	2008 £m
Euro:
Gross exposure	2,764	133
Net investment hedge	(2,651)	—
	113	133
US dollar:
Gross exposure	(184)	(907)
Net investment hedge	62	—
	(122)	(907)
Swiss franc:
Gross exposure	2,552	2,784
Net investment hedge	(2,467)	(2,663)
	85	121
Australian dollar:
Gross exposure	1,869	—
Net investment hedge	(1,832)	—
	37	—
Japanese yen:
Gross exposure	3,220	3,667
Net investment hedge	(3,207)	(3,645)
	13	22
Other non-sterling	316	296
	442	(335)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

54 FINANCIAL RISK MANAGEMENT continued

(3) CREDIT RISK

The Group’s credit risk exposure arises predominantly in the United Kingdom, the European Union, Australia and the United States.

The maximum credit risk exposure of the Group in the event of other parties failing to perform their obligations is detailed below. No account is taken of any collateral held and the maximum exposure to loss is considered to be the balance sheet carrying amount or, for non-derivative off-balance sheet transactions and financial guarantees, their contractual nominal amounts.

	2009 £m	2008 £m
Loans and receivables:
Loans and advances to banks	35,510	38,868
Loans and advances to customers	641,770	243,803
Debt securities	33,082	4,549
Deposit amounts available for offset[1]	(13,373)	(4,837)
Impairment allowances	(15,380)	(3,727)
	681,609	278,656
Available-for-sale financial assets (excluding equity shares)	44,571	55,666
Trading and other financial assets at fair value through profit or loss (excluding equity shares)	65,861	21,790
Derivative assets, before netting	49,928	28,884
Amounts available for offset under master netting arrangements[1]	(21,698)	(10,598)
	28,230	18,286
Assets arising from reinsurance contracts held	1,875	385
Financial guarantees	18,021	10,382
Irrevocable loan commitments and other credit-related contingencies[2]	80,585	51,659
Maximum credit risk exposure	920,752	436,824
Maximum credit risk exposure before offset items	955,823	452,259

[1]

Deposit amounts available for offset and amounts available for offset under master netting arrangements do not meet the criteria under IAS 32 to enable loans and advances and derivative assets respectively to be presented net of these balances in the financial statements.

[2]	See note 52 – Contingent liabilities and commitments for further information.

A general description of collateral held in respect of financial instruments is disclosed on page 65 of the Group’s 2009 Annual Report on Form 20-F filed on 13 May 2010.

Loans and advances to banks – the Group may require collateral before entering into a credit commitment with another bank, depending on the type of the financial product and the counterparty involved, and netting agreements are obtained whenever possible and to the extent that such agreements are legally enforceable.

Available-for-sale debt securities, treasury and other bills, and trading and other financial assets at fair value through profit or loss – the credit quality of the Group’s available-for-sale debt securities, treasury and other bills, and the majority of the Group’s trading and other financial assets at fair value through profit or loss held is set out below. An analysis of trading and other financial assets at fair value through profit or loss is included in note 17 and a similar analysis for available-for-sale financial assets is included in note 25. The Group’s non-participating investment contracts are all unit-linked. Trading and other financial assets at fair value through profit or loss which back those investment contracts were £118,573 million (2008: £39,899 million). Movements in the fair value of such assets, including movements arising from credit risk, are borne by the contract holders.

Derivative assets – the Group reduces exposure to credit risk by using master netting agreements and by obtaining cash collateral. An analysis of derivative assets is given in note 18. Of the net derivative assets of £28,230 million (31 December 2008: £18,286 million), cash collateral of £6,645 million (31 December 2008: £2,970 million) was held and a further £13,004 million was due from OECD banks (31 December 2008: £5,840 million).

Assets arising from reinsurance contracts held – of the assets arising from reinsurance contracts held at 31 December 2009 of £1,875 million (31 December 2008: £385 million), £510 million (31 December 2008: £380 million) were due from insurers with a credit rating of AA or above.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

54 FINANCIAL RISK MANAGEMENT continued

Financial guarantees – these represent undertakings that the Group will meet a customer’s obligation to third parties if the customer fails to do so. Commitments to extend credit represent unused portions of authorisations to extend credit in the form of loans, guarantees or letters of credit. The Group is theoretically exposed to loss in an amount equal to the total guarantees or unused commitments, however, the likely amount of loss is expected to be significantly less; most commitments to extend credit are contingent upon customers maintaining specific credit standards.

Reverse repo and repo transactions – for reverse repo transactions which are accounted for as collateralised loans, it is the Group’s policy to seek collateral which is at least equal to the amount loaned. At 31 December 2009, the fair value of collateral accepted under reverse repo transactions that the Group is permitted by contract or custom to sell or repledge was £26,732 million (2008: £5,858 million). Of this, £26,732 million (2008: £5,855 million) was sold or repledged as at 31 December 2009. The fair value of collateral pledged in respect of repo transactions, accounted for as secured borrowings, where the secured party is permitted by contract or custom to repledge was £38,102 million (31 December 2008: £5,734 million).

LOANS AND ADVANCES

						Loans and advances designated at fair value through profit or loss £m

	Loans and advances to banks £m	Loans and advances to customers

		Retail – mortgages £m	Retail – other £m	Wholesale £m	Total £m

31 December 2009
Neither past due nor impaired	35,333	347,292	48,429	185,872	581,593	19,082
Past due but not impaired	—	12,587	1,873	5,118	19,578	—
Impaired – no provision required	—	2,034	449	6,603	9,086	—
– provision held	153	5,918	5,902	37,927	49,747	—

Gross	35,486	367,831	56,653	235,520	660,004	19,082
Allowance for impairment losses	(149)	(1,774)	(3,379)	(20,835)	(25,988)	—
Fair value adjustments	24				(7,047)	—

Net	35,361				626,969	19,082

31 December 2008
Neither past due nor impaired	38,716	110,148	33,571	86,707	230,426	608
Past due but not impaired	17	3,134	1,146	555	4,835	—
Impaired – no provision required	—	479	150	1,253	1,882	—
– provision held	135	882	4,327	1,451	6,660	—

Gross	38,868	114,643	39,194	89,966	243,803	608
Allowance for impairment losses	(135)	(186)	(2,345)	(928)	(3,459)	—

Net	38,733	114,457	36,849	89,038	240,344	608

The analysis of lending between retail and wholesale has been prepared based upon the type of exposure and not the business segment in which the exposure is recorded. Included within retail are exposures to personal customers and small businesses, whilst included within wholesale are exposures to corporate customers and other large institutions.

The criteria that the Group uses to determine that there is objective evidence of an impairment loss are disclosed in note 3. All impaired loans which exceed certain thresholds, principally within the Group’s Wholesale division, are individually assessed for impairment by reviewing expected future cash flows including those that could arise from the realisation of security. Included in loans and receivables are advances individually determined to be impaired with a gross amount before impairment allowances of £44,675 million (31 December 2008: £2,699 million) which have associated collateral with a fair value of £10,217 million (31 December 2008: £518 million).

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

54 FINANCIAL RISK MANAGEMENT continued

LOANS AND ADVANCES WHICH ARE NEITHER PAST DUE NOR IMPAIRED

						Loans and advances designated at fair value through profit or loss £m

	Loans and advances to banks £m	Loans and advances to customers

		Retail – mortgages £m	Retail – other £m	Wholesale £m	Total £m

31 December 2009
Good quality	34,434	335,482	30,743	61,810		18,702
Satisfactory quality	135	9,614	12,654	59,752		267
Lower quality	15	746	1,480	45,986		90
Below standard, but not impaired	749	1,450	3,552	18,324		23

	35,333	347,292	48,429	185,872	581,593	19,082

31 December 2008
Good quality	38,283	109,815	21,373	49,349		129
Satisfactory quality	215	264	9,192	31,042		411
Lower quality	204	—	900	5,831		56
Below standard, but not impaired	14	69	2,106	485		12

	38,716	110,148	33,571	86,707	230,426	608

The definitions of good quality, satisfactory quality, lower quality and below standard, but not impaired applying to retail and wholesale are not the same, reflecting the different characteristics of these exposures and the way they are managed internally, and consequently totals are not provided. Wholesale lending has been classified using internal probability of default rating models mapped so that they are comparable to external credit ratings. Good quality lending comprises the lower assessed default probabilities, with other classifications reflecting progressively higher default risk. Classifications of retail lending incorporate expected recovery levels for mortgages, as well as probabilities of default assessed using internal rating models. Good quality lending includes the lower assessed default probabilities and all loans with low expected losses in the event of default, with other categories reflecting progressively higher risks and lower expected recoveries.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

54 FINANCIAL RISK MANAGEMENT continued

LOANS AND ADVANCES WHICH ARE PAST DUE BUT NOT IMPAIRED

						Loans and advances designated at fair value through profit or loss £m
		Loans and advances to customers
	Loans and advances to banks £m
		Retail – mortgages £m	Retail – other £m	Wholesale £m	Total £m

31 December 2009
0-30 days	—	6,018	1,316	2,347	9,681	—
30-60 days	—	2,649	376	825	3,850	—
60-90 days	—	1,702	74	825	2,601	—
90-180 days	—	2,216	48	560	2,824	—
Over 180 days	—	2	59	561	622	—

	—	12,587	1,873	5,118	19,578	—

Fair value of collateral held		10,845	n/a	n/a	n/a

31 December 2008
0-30 days	—	1,527	853	289	2,669	—
30-60 days	—	633	259	90	982	—
60-90 days	17	424	32	70	526	—
90-180 days	—	549	2	77	628	—
Over 180 days	—	1	—	29	30	—

	17	3,134	1,146	555	4,835	—

Fair value of collateral held		2,637	n/a	n/a	n/a

A financial asset is ‘past due’ if a counterparty has failed to make a payment when contractually due.

Collateral held against retail mortgage lending is principally comprised of residential properties; their fair value has been estimated based upon the last actual valuation, adjusted to take into account subsequent movements in house prices, after making allowance for indexation error and dilapidations. The resulting valuation has been limited to the principal amount of the outstanding advance in order to provide a clearer representation of the Group’s credit exposure.

Lending decisions are based on an obligor’s ability to repay from normal business operations rather than reliance on the disposal of any security provided. Collateral values for non-mortgage lending are assessed more rigorously at the time of loan origination or when taking enforcement action and may fluctuate, as in the case of floating charges, according to the level of assets held by the customer. Whilst collateral is reviewed on a regular basis in accordance with business unit credit policy, this varies according to the type of lending and collateral involved. It is therefore not practicable to estimate and aggregate current fair values of collateral for non-mortgage lending.

RENEGOTIATED LOANS AND ADVANCES

Loans and advances that were renegotiated during the year and that would otherwise have been past due or impaired at 31 December 2009 totalled £3,919 million (31 December 2008: £144 million).

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

54 FINANCIAL RISK MANAGEMENT continued

FORBEARANCE

Forbearance or repayment arrangements allow a mortgage customer to repay a monthly amount which is lower than their contractual monthly payment for a short period. This period is usually for no more than 12 months and is negotiated with the customer by the mortgage collectors. During the period of forbearance, there is no clearing down of arrears such that unless the customer is paying more than their contractual minimum payment, arrears balances will remain. When customers come to the end of their arrangement period they will continue to be managed as a mainstream collections case and if unable to recover then will move toward possession.

Customers can have their arrears balance recapitalised once they have demonstrated they can pay the original contractual minimum payment, but are unable to clear their arrears. This is usually demonstrated by the customer making six consecutive contractual monthly payments. Customers are not however able to recapitalise more than twice in a five year period. Recapitalised mortgages will return to the non-impaired book and will be managed in accordance with the recapitalised terms of the mortgage.

REPOSSESSED COLLATERAL

	2009 £m	2008 £m

Residential property	1,353	221
Other	701	26

	2,054	247

In respect of retail portfolios, the Group does not take physical possession of properties or other assets held as collateral and uses external agents to realise the value as soon as practicable, generally at auction, to settle indebtedness. Any surplus funds are returned to the borrower or are otherwise dealt with in accordance with appropriate insolvency regulations. In certain circumstances the Group takes physical possession of assets held as collateral against wholesale lending. In such cases, the assets are carried on the Group’s balance sheet and are classified according to the Group’s accounting policies.

LOAN-TO-VALUE RATIO OF MORTGAGE LENDING

	2009 £m	2008 £m

Analysis by loan-to-value ratio of the Group’s residential mortgage lending which is neither past due nor impaired:
Less than 70 per cent	142,614	55,040
70 per cent to 80 per cent	54,079	15,812
80 per cent to 90 per cent	52,238	15,954
Greater than 90 per cent	98,361	23,342

	347,292	110,148

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

54 FINANCIAL RISK MANAGEMENT continued

Debt securities, treasury and other bills – analysis by credit rating:

					Rated BB
	AAA	AA	A	BBB	or lower	Not rated	Total
	£m	£m	£m	£m	£m	£m	£m

As at 31 December 2009
Debt securities held at fair value through profit or loss
Trading assets:
Government securities	2,100	806	—	—	—	30	2,936
Other public sector securities	—	—	6	—	—	—	6
Bank and building society certificates of deposit	—	1,037	997	—	—	—	2,034
Other asset-backed securities	331	379	181	—	—	—	891
Corporate and other debt securities	1,025	312	1,328	348	72	12	3,097

Total held as trading assets	3,456	2,534	2,512	348	72	42	8,964

Other assets held at fair value through profit or loss:
Government securities	16,025	581	337	26	—	56	17,025
Other public sector securities	675	16	—	—	—	9	700
Asset-backed securities:
Mortgage-backed securities	316	134	45	24	—	1	520
Other asset-backed securities	403	325	654	333	265	19	1,999
	719	459	699	357	265	20	2,519
Corporate and other debt securities	4,070	1,359	4,540	3,407	1,062	3,133	17,571

Total other assets held at fair value through profit or loss	21,489	2,415	5,576	3,790	1,327	3,218	37,815

Total held at fair value through profit or loss	24,945	4,949	8,088	4,138	1,399	3,260	46,779

Available-for-sale financial assets
Debt securities:
Government securities	8,222	263	35	—	—	149	8,669
Other public sector securities	—	—	—	—	—	31	31
Bank and building society certificates of deposit	22	499	452	22	19	—	1,014
Asset-backed securities:
Mortgage-backed securities	3,820	555	215	156	35	—	4,781
Other asset-backed securities	6,080	731	448	179	186	16	7,640
	9,900	1,286	663	335	221	16	12,421
Corporate and other debt securities	2,002	7,342	8,802	1,350	228	180	19,904

Total debt securities	20,146	9,390	9,952	1,707	468	376	42,039
Treasury bills and other bills	269	2,263	—	—	—	—	2,532

Total held as available-for-sale assets	20,415	11,653	9,952	1,707	468	376	44,571

Debt securities classified as loans and receivables
Asset-backed securities:
Mortgage-backed securities	9,183	2,470	805	682	182	—	13,322
Other asset-backed securities	11,824	2,465	1,449	277	965	157	17,137
	21,007	4,935	2,254	959	1,147	157	30,459
Corporate and other debt securities	—	439	823	69	306	986	2,623

Total debt securities classified as loans and receivables	21,007	5,374	3,077	1,028	1,453	1,143	33,082

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

54 FINANCIAL RISK MANAGEMENT continued

Debt securities, treasury and other bills – analysis by credit rating:

					Rated BB
	AAA	AA	A	BBB	or lower	Not rated	Total
	£m	£m	£m	£m	£m	£m	£m

As at 31 December 2008
Debt securities held at fair value through profit or loss
Trading assets:
Government securities	38	—	—	—	—	—	38
Corporate and other debt securities	76	187	38	68	87	80	536

Total held as trading assets	114	187	38	68	87	80	574

Other assets held at fair value through profit or loss:
Government securities	7,025	45	138	1	—	117	7,326
Other public sector securities	—	—	—	—	—	18	18
Bank and building society certificates of deposit	96	337	—	—	—	—	433
Asset-backed securities:
Mortgage-backed securities	207	108	23	16	—	15	369
Other asset-backed securities	206	362	391	277	105	1	1,342
	413	470	414	293	105	16	1,711
Corporate and other debt securities	3,194	864	2,911	2,142	599	1,410	11,120

Total other assets held at fair value through profit or loss	10,728	1,716	3,463	2,436	704	1,561	20,608

Total held at fair value through profit or loss	10,842	1,903	3,501	2,504	791	1,641	21,182

Available-for-sale financial assets
Debt securities:
Government securities	851	—	1	—	—	16	868
Other public sector securities	—	—	—	—	—	12	12
Bank and building society certificates of deposit	—	9,418	166	—	18	—	9,602
Asset-backed securities:
Mortgage-backed securities	5,523	59	59	18	41	—	5,700
Other asset-backed securities	7,412	235	134	73	184	54	8,092
	12,935	294	193	91	225	54	13,792
Corporate and other debt securities	168	1,257	192	—	—	566	2,183

Total debt securities	13,954	10,969	552	91	243	648	26,457
Treasury bills and other bills	26,858	2,351	—	—	—	—	29,209

Total held as available-for-sale assets	40,812	13,320	552	91	243	648	55,666

Debt securities classified as loans and receivables
Asset-backed securities:
Mortgage-backed securities	431	6	—	31	10	—	478
Other asset-backed securities	73	72	162	53	10	170	540
	504	78	162	84	20	170	1,018
Corporate and other debt securities	18	1,204	1,663	114	—	532	3,531

Total debt securities classified as loans and receivables	522	1,282	1,825	198	20	702	4,549

There are no material amounts for debt securities, treasury and other bills which are past due but not impaired.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

54 FINANCIAL RISK MANAGEMENT continued

CREDIT MARKET EXPOSURES

The Group’s credit market exposures primarily relate to asset-backed securities exposures held in the Wholesale division. These exposures are classified as loans and receivables (note 23), available-for-sale (note 25) and trading and other financial assets at fair value through profit or loss (note 17) depending on the nature of the investment.

	Loans and receivables £m	Available-for-sale £m	Trading and other financial assets at fair value through profit or loss £m	Net exposure as at 31 December 2009 £m	Net exposure as at 31 December 2008 £m

Asset-backed securities
Mortgage-backed securities:
US residential mortgage-backed securities	4,826	—	—	4,826	488
Non-US residential mortgage-backed securities	6,078	3,577	—	9,655	4,585
Commercial mortgage-backed securities	2,561	1,176	—	3,737	1,328

	13,465	4,753	—	18,218	6,401
Collateralised debt obligations:
Corporate	86	—	—	86	—
Commercial real estate	509	—	—	509	—
Other	151	45	—	196	189
Collateralised loan obligation	4,006	1,739	—	5,745	2,319

	4,752	1,784	—	6,536	2,508
Personal sector:
Auto loans	1,006	724	—	1,730	796
Credit cards	2,938	782	—	3,720	1,126
Personal loans	769	230	—	999	39

	4,713	1,736	—	6,449	1,961
Federal family education loan programme student loans	5,938	3,306	—	9,244	2,951
Other asset-backed securities	400	783	—	1,183	1,050

Total uncovered asset-backed securities	29,268	12,362	—	41,630	14,871
Negative basis[1]	—	59	1,174	1,233	584

Total Wholesale asset-backed securities	29,268	12,421	1,174	42,863	15,455

Direct	19,386	7,039	1,174	27,599	8,728
Conduits (note 22)	9,882	5,382	—	15,264	6,727

Total Wholesale asset-backed securities	29,268	12,421	1,174	42,863	15,455
Other asset-backed securities	1,191	—	2,236	3,427	1,066

Total asset-backed securities	30,459	12,421	3,410	46,290	16,521

[1]	Negative basis means bonds held with separate matching credit default swap protection.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

54 FINANCIAL RISK MANAGEMENT continued

The table below sets out the Wholesale division’s net exposure to US RMBS by vintage.

	Pre-2005 £m	2005 £m	2006 £m	2007 £m	Net exposure as at 31 December 2009 £m	Net exposure as at 31 December 2008 £m

Asset class
Prime	274	282	196	107	859	—
Alt-A	125	806	1,525	1,511	3,967	488
Sub-prime	—	—	—	—	—	—

	399	1,088	1,721	1,618	4,826	488

EXPOSURES TO MONOLINES

During the year all exposure to sub-investment grade monolines on CDS contracts was written down to zero, leaving limited exposure to monoline insurers as set out below.

	Credit default swaps		Wrapped loans and receivables		Wrapped bonds

	Notional £m	Exposure[1] £m	Notional £m	Exposure[2] £m	Notional £m	Exposure[3] £m

Investment grade	1,030	75	401	260	156	101
Sub-investment grade	—	—	—	—	234	8

	1,030	75	401	260	390	109

[1]	The exposure to monolines arising from credit default swaps is calculated as the mark-to-market of the CDS protection purchased from the monoline after credit valuation adjustments.

[2]	The exposure to monolines on wrapped loans and receivables and bonds is the internal assessment of amounts that will be recovered from the monoline guarantor on interest and principal shortfalls.

[3]	In addition, the Group has £2,703 million of monoline wrapped bonds and £791 million of monoline liquidity commitments on which the Group currently places no reliance on the guarantor.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

54 FINANCIAL RISK MANAGEMENT continued

CREDIT RATINGS

An analysis of external credit ratings as at 31 December 2009 of the Wholesale division’s asset-backed securities portfolio by asset class is provided below. These ratings are based on the lowest of Moody’s, Standard & Poor’s and Fitch.

	Net							Below
	Exposure	AAA	AA	A	BBB	BB	B	B
	£m	£m	£m	£m	£m	£m	£m	£m

Asset class
Mortgage-backed securities
US residential mortgage-backed securities:
Prime	859	435	245	42	16	22	31	68
Alt-A	3,967	2,819	729	286	102	27	2	2
Sub-prime	—	—	—	—	—	—	—	—

	4,826	3,254	974	328	118	49	33	70
Non-US residential mortgage-backed securities	9,655	8,742	862	48	3	—	—	—
Commercial mortgage-backed securities	3,737	1,067	1,325	476	755	58	—	56

	18,218	13,063	3,161	852	876	107	33	126

Collateralised debt obligations
Corporate	86	24	45	6	—	11	—	—
Commercial real estate	509	99	158	159	33	45	15	—
Other	196	—	130	—	—	—	10	56

	791	123	333	165	33	56	25	56
Collateralised loan obligation	5,745	2,200	2,206	963	111	239	18	8

	6,536	2,323	2,539	1,128	144	295	43	64
Personal sector
Auto loans	1,730	1,430	24	74	10	192	—	—
Credit Cards	3,720	3,606	114	—	—	—	—	—
Personal loans	999	789	56	154	—	—	—	—

	6,449	5,825	194	228	10	192	—	—
Federal family education loan programme
Student loans	9,244	9,152	92	—	—	—	—	—
Other asset-backed securities	1,183	297	1	492	246	131	16	—
Negative basis[1]
Monolines	970	376	379	215	—	—	—	—
Banks	263	50	9	—	—	—	—	204

	1,233	426	388	215	—	—	—	204

Total as at 31 December 2009	42,863	31,086	6,375	2,915	1,276	725	92	394

Total as at 31 December 2008	15,455	13,518	436	131	260	—	—	1,110

[1]	The external credit rating is based on the bond ignoring the benefit of the CDS.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

54 FINANCIAL RISK MANAGEMENT continued

(4) LIQUIDITY RISK

The table below analyses assets and liabilities of the Group into relevant maturity groupings based on the remaining contractual period at the balance sheet date; balances with no fixed maturity are included in the over 5 years category.

MATURITIES OF ASSETS AND LIABILITIES

	Up to	1-3	3-12	1-5	Over 5
	1 month	months	months	years	years	Total
	£m	£m	£m	£m	£m	£m

As at 31 December 2009
Assets
Trading and other financial assets at fair value through profit or loss	22,912	6,047	10,517	9,666	100,869	150,011
Derivative financial instruments	15,222	1,245	3,756	15,611	14,094	49,928
Loans and advances to banks	24,641	2,783	4,759	1,880	1,298	35,361
Loans and advances to customers	84,441	12,623	30,296	126,355	373,254	626,969
Debt securities held as loans and receivables	92	143	557	4,149	27,711	32,652
Available-for-sale financial assets	1,205	3,134	3,172	19,885	19,206	46,602
Other assets	44,816	448	587	385	39,496	85,732

	193,329	26,423	53,644	177,931	575,928	1,027,255

Liabilities
Deposits from banks	45,877	15,522	16,612	1,106	3,335	82,452
Customer deposits	326,931	26,637	18,234	30,627	4,312	406,741
Derivative financial instruments, trading and other liabilities at fair value through profit or loss	26,494	4,655	9,330	17,827	10,450	68,756
Debt securities in issue	37,981	36,321	33,475	75,912	49,813	233,502
Liabilities arising from insurance and investment contracts	57,797	1,480	2,975	12,151	49,206	123,609
Other liabilities	3,674	502	1,372	4,056	23,757	33,361
Subordinated liabilities	55	280	754	8,568	25,070	34,727

	498,809	85,397	82,752	150,247	165,943	983,148

As at 31 December 2008
Assets
Trading and other financial assets at fair value through profit or loss	196	216	606	3,059	40,987	45,064
Derivative financial instruments	7,366	1,956	3,362	7,570	8,630	28,884
Loans and advances to banks	23,585	4,712	7,002	5,354	105	40,758
Loans and advances to customers	39,854	7,254	15,430	56,331	123,866	242,735
Available-for-sale financial assets	31,204	6,800	2,076	8,843	6,784	55,707
Other assets	9,647	590	22	249	12,377	22,885

	111,852	21,528	28,498	81,406	192,749	436,033

Liabilities
Deposits from banks	49,579	13,580	1,399	1,956	—	66,514
Customer deposits	152,065	8,449	7,925	2,054	445	170,938
Derivative financial instruments, trading and other liabilities at fair value through profit or loss	6,725	1,977	3,204	11,871	9,869	33,646
Debt securities in issue	24,236	26,718	8,636	12,783	3,337	75,710
Liabilities arising from insurance and investment contracts	382	983	2,695	8,117	36,128	48,305
Other liabilities	5,701	404	552	186	7,122	13,965
Subordinated liabilities	16	—	97	2,809	14,334	17,256

	238,704	52,111	24,508	39,776	71,235	426,334

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

54 FINANCIAL RISK MANAGEMENT continued

The above tables are provided on a contractual basis. The Group’s assets and liabilities may be repaid or otherwise mature earlier or later than implied by their contractual terms and readers are, therefore, advised to use caution when using data to evaluate the Group’s liquidity position.

The table below analyses financial instrument liabilities of the Group, excluding those arising from insurance and participating investment contracts, on an undiscounted future cash flow basis according to contractual maturity, into relevant maturity groupings based on the remaining period at the balance sheet date; balances with no fixed maturity are included in the over 5 years category.

	Up to 1 month £m	1-3 months £m	3-12 months £m	1-5 years £m	Over 5 years £m	Total £m

As at 31 December 2009
Deposits from banks	46,260	15,250	19,232	1,229	892	82,863
Customer deposits	305,782	37,691	32,848	28,229	4,020	408,570
Trading and other financial liabilities at fair value through profit or loss	14,592	3,668	6,116	3,224	1,275	28,875
Debt securities in issue	40,505	38,431	34,909	117,856	25,863	257,564
Liabilities arising from non-participating investment contracts	46,040	4	58	185	186	46,473
Subordinated liabilities	75	1,004	1,745	15,702	35,737	54,263

Total non-derivative financial liabilities	453,254	96,048	94,908	166,425	67,973	878,608

Derivative financial liabilities:
Gross settled derivatives – outflows	10,707	4,844	8,309	35,793	38,505	98,158
Gross settled derivatives – inflows	(6,547)	(4,501)	(8,165)	(35,306)	(36,311)	(90,830)
Gross settled derivatives – net flows	4,160	343	144	487	2,194	7,328
Net settled derivatives liabilities	15,107	2,180	9,395	8,721	1,777	37,180

Total derivative financial liabilities	19,267	2,523	9,539	9,208	3,971	44,508

As at 31 December 2008
Deposits from banks	49,620	13,617	1,480	1,986	5	66,708
Customer deposits	151,164	8,258	9,675	2,303	697	172,097
Trading and other financial liabilities at fair value through profit or loss	29,479	1,077	5,295	7,203	3,818	46,872
Debt securities in issue	24,381	26,944	9,192	13,643	3,489	77,649
Liabilities arising from non-participating investment contracts	14,243	—	—	—	—	14,243
Subordinated liabilities	34	130	563	5,382	20,516	26,625

Total non-derivative financial liabilities	268,921	50,026	26,205	30,517	28,525	404,194

Derivative financial liabilities:
Gross settled derivatives – outflows	5,210	284	4,602	990	1,154	12,240
Gross settled derivatives – inflows	(3,136)	(33)	(3,248)	—	—	(6,417)
Gross settled derivatives – net flows	2,074	251	1,354	990	1,154	5,823
Net settled derivative liabilities	1,824	640	415	350	970	4,199

Total derivative financial liabilities	3,898	891	1,769	1,340	2,124	10,022

Cash flows for undated subordinated liabilities whose terms give the Group the option to redeem at a future date are included within the table on the basis that the Group will exercise its option to redeem.

The principal amount for undated subordinated liabilities with no redemption option is included within the over five years column; interest of approximately £555 million (2008: £412 million) per annum which is payable in respect of those instruments for as long as they remain in issue is not included beyond five years.

Further information on the Group’s liquidity exposures is provided on pages 83 to 86 of the Group’s 2009 Annual Report on Form 20-F filed on 13 May 2010.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

54 FINANCIAL RISK MANAGEMENT continued

Liabilities arising from insurance and participating investment contracts are analysed on a behavioural basis, as permitted by IFRS 4, as follows:

	Up to 1 month £m	1-3 months £m	3-12 months £m	1-5 years £m	Over 5 years £m	Total £m
As at 31 December 2009	6,263	2,303	4,796	17,890	44,927	76,179
As at 31 December 2008	340	927	2,626	7,030	22,869	33,792

The following tables set out the amounts and residual maturities of Lloyds Banking Group’s off balance sheet contingent liabilities and commitments.

	Within 1 year £m	1-3 years £m	3-5 years £m	Over 5 years £m	Total £m
31 December 2009
Acceptances	59	—	—	—	59
Other contingent liabilities	2,670	1,356	1,144	879	6,049
Total contingent liabilities	2,729	1,356	1,144	879	6,108
Lending commitments	82,997	20,497	18,040	6,003	127,537
Other commitments	921	105	14	6	1,046
Total commitments	83,918	20,602	18,054	6,009	128,583
Total contingents and commitments	86,647	21,958	19,198	6,888	134,691

	Within 1 year £m	1-3 years £m	3-5 years £m	Over 5 years £m	Total £m
31 December 2008
Acceptances	49	—	—	—	49
Other contingent liabilities	1,722	1,525	402	1,071	4,720
Total contingent liabilities	1,771	1,525	402	1,071	4,769
Lending commitments	54,155	15,029	8,014	3,625	80,823
Other commitments	572	181	80	99	932
Total commitments	54,727	15,210	8,094	3,724	81,755
Total contingents and commitments	56,498	16,735	8,496	4,795	86,524

55 CONSOLIDATED CASH FLOW STATEMENT

(A) CHANGE IN OPERATING ASSETS

	2009 £m	2008 £m	2007 £m
Change in loans and receivables	50,935	(33,717)	(12,123)
Change in derivative financial instruments, trading and other financial assets at fair value through profit or loss	12,063	(8,990)	(4,348)
Change in other operating assets	(1,056)	(318)	(511)
Change in operating assets	61,942	(43,025)	(16,982)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

55 CONSOLIDATED CASH FLOW STATEMENT continued

(B) CHANGE IN OPERATING LIABILITIES

	2009 £m	2008 £m	2007 £m
Change in deposits from banks	(71,267)	25,279	2,136
Change in customer deposits	11,474	13,088	17,172
Change in debt securities in issue	(26,578)	22,401	(2,450)
Change in derivative financial instruments, trading and other liabilities at fair value through profit or loss	(27,037)	22,565	3,840
Change in investment contract liabilities	5,415	(3,061)	(58)
Change in other operating liabilities	2,066	661	901
Change in operating liabilities	(105,927)	80,933	21,541

(C) NON-CASH AND OTHER ITEMS

	2009 £m	2008 £m [1]	2007 £m [1]
Depreciation and amortisation	2,560	686	630
Revaluation of investment properties	214	1,058	321
Allowance for loan losses	16,028	2,876	1,721
Write-off of allowance for loan losses	(4,090)	(1,498)	(1,405)
Impairment of available-for-sale financial assets	602	130	70
Impairment of goodwill	240	100	—
Change in insurance contract liabilities	5,986	(4,555)	853
Other provision movements	95	7	(52)
Net charge in respect of defined benefit schemes	529	164	175
Contributions to defined benefit schemes	(1,867)	(547)	(452)
Gain on acquisition	(11,173)	—	—
Other non-cash items	(2,806)	(3,324)	871
Total non-cash items	6,318	(4,903)	2,732
Interest expense on subordinated liabilities	2,550	896	741
Profit on disposal of businesses	—	—	(657)
Other	39	(10)	(31)
Total other items	2,589	886	53
Non-cash and other items	8,907	(4,017)	2,785

[1] Restated for IFRS 2 (Revised).

(D) ANALYSIS OF CASH AND CASH EQUIVALENTS AS SHOWN IN THE BALANCE SHEET

	2009 £m	2008 £m	2007 £m
Cash and balances with central banks	38,994	5,008	4,330
Less: mandatory reserve deposits[2]	(728)	(545)	(338)
	38,266	4,463	3,992
Loans and advances to banks	35,361	40,758	34,845
Less: amounts with a maturity of three months or more	(7,937)	(12,461)	(6,946)
	27,424	28,297	27,899
Total cash and cash equivalents	65,690	32,760	31,891

[2]	Mandatory reserve deposits are held with local central banks in accordance with statutory requirements; these deposits are not available to finance the Group’s day-to-day operations.

Included within cash and cash equivalents at 31 December 2009 is £13,323 million (2008: £8,255 million; 2007: £7,426 million) held within the Group’s life funds, which is not immediately available for use in the business.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

55 CONSOLIDATED CASH FLOW STATEMENT continued

(E) ANALYSIS OF CHANGES IN FINANCING DURING THE YEAR

	2009 £m	2008 £m	2007 £m
Share capital (including share premium account and merger reserve):
At 1 January	3,952	3,073	3,038
Issued on acquisition of HBOS	7,651	—	—
Transfer to capital redemption reserve	(26)	—	—
Cash proceeds from issue of share capital:
Private placement	—	760	—
Placing and open offer	4,430	—	—
Placing and compensatory open offer	3,905	—	—
Rights issue	13,112	—	—
Other	41	119	35
	21,488	879	35
At 31 December	33,065	3,952	3,073

	2009 £m	2008 £m	2007 £m
Minority interests:
At 1 January	306	284	352
Exchange and other adjustments	(19)	28	(1)
Adjustment on acquisition of HBOS	5,567	—	—
Repayment of capital to minority shareholders and extinguishment of minority interests	(5,035)	(3)	(80)
Minority share of profit after tax	126	26	32
Dividends paid to minority shareholders	(116)	(29)	(19)
At 31 December	829	306	284

	2009 £m	2008 £m	2007 £m
Subordinated liabilities:
At 1 January	17,256	11,958	12,072
Exchange and other adjustments	133	2,658	186
Adjustment on acquisition of HBOS	20,048	—	—
Issue of subordinated liabilities	4,187	3,021	—
Repayments of subordinated liabilities	(6,897)	(381)	(300)
At 31 December	34,727	17,256	11,958

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

55 CONSOLIDATED CASH FLOW STATEMENT continued

(F) ACQUISITION OF GROUP UNDERTAKINGS AND BUSINESSES

	2009 £m	2008 £m	2007 £m

Net assets acquired:
Cash and balances at central banks	2,123	—	—
Derivatives, trading and other financial assets at fair value through profit or loss	137,889	—	—
Loans and receivables:
Loans and advances to customers	436,839	—	—
Loans and advances to banks	15,794	—	—
Debt securities	38,408	—	—
	491,041	—	—
Available-for-sale financial assets	27,151	—	—
Investment properties	3,002	—	—
Value of in-force business	3,713	—	—
Intangible assets	4,754	—	—
Tangible fixed assets	5,707	—	—
Other assets	11,398	—	—
Deposits from banks	(87,840)	—	—
Customer deposits	(224,694)	—	—
Derivatives, trading and other financial liabilities at fair value through profit or loss	(62,158)	—	—
Debt securities in issue	(185,319)	—	—
Insurance liabilities	(36,687)	—	—
Liabilities arising from non-participating investment contracts	(28,181)	—	—
Other liabilities	(17,316)	—	—
Retirement benefit obligations	(358)	—	—
Subordinated liabilities	(20,048)	—	—
Preference shares	(3,917)	—	—
Minority interests	(1,300)	—	—
	18,960	—	—
Satisfied by:
Issue of shares	(7,651)	—	—
Gain on acquisition	(11,173)	—	—
Cash and cash equivalents acquired, net of acquisition costs	16,341	—	—
	(2,483)	—	—
Net cash inflow arising from acquisition of HBOS	16,477	—	—
Acquisition of and additional investment in joint ventures	(215)	—	—
Net cash inflow arising from acquisitions in the year	16,262	—	—
Payments to former members of Scottish Widows Fund and Life Assurance Society acquired during 2000	(35)	(19)	(8)
Net cash inflow (outflow)	16,227	(19)	(8)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

55 CONSOLIDATED CASH FLOW STATEMENT continued

(G) DISPOSAL AND CLOSURE OF GROUP UNDERTAKINGS AND BUSINESSES

	2009 £m	2008 £m	2007 £m

Cash and balances at central banks	—	—	37
Trading and other financial assets at fair value through profit or loss	—	—	10,999
Loans and advances to banks	—	—	1,150
Value of in-force business	—	—	412
Intangible assets	170	—	—
Liabilities arising from insurance contracts and participating investment contracts	—	—	(4,349)
Liabilities arising from non-participating investment contracts	—	—	(7,283)
Unallocated surplus within insurance businesses	—	—	(15)
Other net assets and liabilities	241	—	(95)

	411	—	856
Profit on sale of businesses	—	—	657
Cash and cash equivalents disposed of	—	—	(37)

Net cash inflow from disposals	411	—	1,476

56 FUTURE ACCOUNTING DEVELOPMENTS

The following pronouncements will be relevant to the Group but were not effective at 31 December 2009 and have not been applied in preparing these financial statements. The full impact of these accounting changes is being assessed by the Group. With the exception of IFRS 9 Financial Instruments: Classification and Measurement, the initial view is that none of these pronouncements are expected to cause any material adjustments to reported numbers in the financial statements.

IFRS 9 is the initial stage of a project to replace IAS 39 Financial Instruments: Recognition and Measurement and will fundamentally change the way in which the Group accounts for financial instruments. Future stages are expected to result in amendments to IFRS 9 to deal with classification and measurement of financial liabilities, amortised cost and impairment and hedge accounting. Until all stages of the replacement project are complete, it is not possible to determine the overall impact on the financial statements from the replacement of IAS 39.

Pronouncement	Nature of change	IASB effective date

IFRS 3 Business Combinations

The revised standard continues to apply the acquisition method to business combinations, however all payments to purchase a business are to be recorded at fair value at the acquisition date, some contingent payments are subsequently remeasured at fair value through income, goodwill may be calculated based on the parent’s share of net assets or it may include goodwill related to the minority interest, and all transaction costs are expensed.

Annual periods beginning on or after 1 July 2009.

IAS 27 Consolidated and Separate Financial Statements

Requires the effects of all transactions with non-controlling interests to be recorded in equity if there is no change in control; any remaining interest in an investee is re-measured to fair value in determining the gain or loss recognised in profit or loss where control over the investee is lost.

Annual periods beginning on or after 1 July 2009.

IFRIC 17 Distributions of Non-cash Assets to Owners	Provides accounting guidance for non-reciprocal distributions of non-cash assets to owners (and those in which owners may elect to receive a cash alternative).	Annual periods beginning on or after 1 July 2009.

Amendment to IAS 39 Financial Instruments: Recognition and Measurement – ‘Eligible Hedged Items’	Clarifies how the principles underlying hedge accounting should be applied in particular situations.	Annual periods beginning on or after 1 July 2009.

Improvements to IFRSs	Sets out minor amendments to IFRS standards as part of annual improvements process.	Dealt with on a standard by standard basis but not earlier than annual periods beginning on or after 1 January 2010.

Amendments to IFRS 2 Share-based Payment – ‘Group Cash-settled Share-based Payment Transactions’ [1]

Clarifies that an entity that receives goods or services in a share-based payment arrangement must account for those goods or services no matter which entity in the group settles the transaction, whether or not settled in shares or cash.

Annual periods beginning on or after 1 January 2010.

Amendment to IAS 32 Financial Instruments: Presentation – ‘Classification of Rights Issues’	Requires rights issues denominated in a currency other than the functional currency of the issuer to be classified as equity regardless of the currency in which the exercise price is denominated.	Annual periods beginning on or after 1 February 2010.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

56 FUTURE ACCOUNTING DEVELOPMENTS continued

Pronouncement	Nature of change	IASB effective date

IFRIC 19 Extinguishing Financial Liabilities with Equity Instruments

Clarifies that when an entity renegotiates the terms of its debt with the result that the liability is extinguished by the debtor issuing its own equity instruments to the creditor, a gain or loss is recognised in profit or loss representing the difference between the carrying value of the financial liability and the fair value of the equity instruments issued; the fair value of the financial liability is used to measure the gain or loss where the fair value of the equity instruments cannot be reliably measured.

Annual periods beginning on or after 1 July 2010.

IAS 24 Related Party Disclosures	Simplifies the definition of a related party and provides a partial exemption from the disclosure requirements for government related entities	Annual periods beginning on or after 1 January 2011.

Amendment to IFRIC 14 Prepayments of a Minimum Funding Requirement

Applies when an entity is subject to minimum funding requirements and makes an early payment of contributions to cover those requirements and permits such an entity to treat the benefit of such an early payment as an asset.

Annual periods beginning on or after 1 January 2011.

IFRS 9 Financial Instruments: Classification and Measurement

Replaces those parts of IAS 39 Financial Instruments: Recognition and Measurement relating to the classification and measurement of financial assets. Requires financial assets to be classified into two measurement categories, fair value and amortised cost, on the basis of the objectives of the entity’s business model for managing its financial assets and the contractual cash flow characteristics of the instrument. The available-for-sale financial asset and held-to-maturity categories in existing IAS 39 will be eliminated.

Annual periods beginning on or after 1 January 2013.

57 POST BALANCE SHEET EVENTS

As part of the Group’s recapitalisation and exit from the GAPS the Group announced on 27 November 2009 that an aggregate amount of £1,484 million would be issued in the form of new ordinary shares of Lloyds Banking Group in exchange for certain existing preference shares, and preferred securities. The conversion price was determined as the five day weighted average price for the five trading days ending on 11 February 2010.

On 18 February 2010, the exchange completed and 3,141 million ordinary shares in Lloyds Banking Group plc were issued as consideration for the redemption of preference shares and preferred securities. In accordance with the Group’s accounting policy in respect of debt for equity exchanges, a gain of £85 million was recognised on this exchange transaction.

On 4 August 2010, the Group completed the sale of a portfolio of private equity investments in its Bank of Scotland Integrated Finance business to a new joint venture. Lloyds Banking Group has retained an interest in the private equity investments through a holding of approximately 30 per cent in the joint venture vehicle. The sale valued the portfolio at a small premium to its book value and is not expected to materially affect the Group’s 2010 results.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

58 PARENT COMPANY DISCLOSURES

A COMPANY INCOME STATEMENT

	2009 £m	2008[1] £m	2007[1] £m

Net interest expense	(367)	(85)	(46)
Other income	599	2,386	1,957

Total income	232	2,301	1,911
Operating expenses	(50)	(79)	(42)

Profit on ordinary activities before tax	182	2,222	1,869
Taxation charge	121	(13)	(15)

Profit for the year	303	2,209	1,854

[1]	Restated for IFRS 2 (Revised)

B COMPANY BALANCE SHEET

	2009 £m	2008 £ million

Assets
Non-current assets:
Investment in subsidiaries	32,584	5,589
Loans to subsidiaries	7,466	3,009
Deferred tax assets	3	—

	40,053	8,598
Current assets:

Derivative financial instruments	2,260	1,297
Other assets	304	205
Amounts due from subsidiaries	1,446	216
Cash and cash equivalents	2,837	1,201
Current tax recoverable	72	—

	6,919	2,919

Total assets	46,972	11,517

Equity and liabilities
Capital and reserves:
Share capital	10,472	1,513
Share premium account	14,472	2,096
Merger reserve	7,778	—
Capital redemption reserve	26	—
Retained profits	2,547	2,147

Total equity	35,295	5,756

Non-current liabilities:
Subordinated liabilities	4,205	2,875
Current liabilities:

Debt securities in issue	326	2,644
Current tax liabilities	—	116
Other liabilities	7,146	126

	7,472	2,886

Total liabilities	11,677	5,761

Total equity and liabilities	46,972	11,517

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

58 PARENT COMPANY DISCLOSURES continued

C COMPANY STATEMENT OF CHANGES IN EQUITY

	Share capital and premium £ million	Merger reserve £ million	Capital redemption reserve £ million	Retained[1] profits £ million	Total £ million

Balance at 1 January 2007	2,695	—	—	2,026	4,721
Total comprehensive income[2]	—	—	—	1,854	1,854
Dividends	—	—	—	(1,957)	(1,957)
Purchase/sale of treasury shares	—	—	—	(19)	(19)
Employee share option schemes:
Value of employee services	—	—	—	31	31
Proceeds from shares issued	35	—	—	—	35

Balance at 31 December 2007	2,730	—	—	1,935	4,665
Total comprehensive income[2]	—	—	—	2,209	2,209
Dividends	—	—	—	(2,042)	(2,042)
Purchase/sale of treasury shares	—	—	—	(14)	(14)
Shares issued via private placement	760	—	—	—	760
Employee share option schemes:
Value of employee services	—	—	—	59	59
Proceeds from shares issued	119	—	—	—	119

Balance at 31 December 2008	3,609	—	—	2,147	5,756
Total comprehensive income[2]	—	—	—	303	303
Issue of ordinary shares:
Placing and open offer	649	3,781	—	—	4,430
Issued on acquisition of HBOS	1,944	5,707		—	7,651
Placing and compensatory open offer	3,905	—	—	—	3,905
Rights issue	13,112	—	—	—	13,112
Issued to Lloyds TSB Foundations	41	—	—	—	41
Transfer to merger reserve	(1,000)	1,000	—	—	—
Redemption of preference shares	2,684	(2,710)	26	—	—
Purchase/sale of treasury shares	—	—	—	23	23
Employee share option schemes:
Value of employee services	—	—	—	74	74

Balance at 31 December 2009	24,944	7,778	26	2,547	35,295

[1]	Restated for IFRS 2 (Revised)

[2]	Total comprehensive income comprises only the profit for the year.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

58 PARENT COMPANY DISCLOSURES continued

D COMPANY CASH FLOW STATEMENT

	2009 £ million	2008[1] £ million	2007[1] £ million

Profit before tax	182	2,222	1,869
Dividend income	(354)	(2,294)	(1,957)
Fair value and exchange adjustments	(428)	(68)	10
Change in other assets	(1,277)	(166)	103
Change in other liabilities and other items	7,020	89	(127)
Tax (paid) received	(70)	77	(32)

Net cash provided by (used in) operating activities	5,073	(140)	(134)

Cash flows from investing activities
Costs incurred in respect of the acquisition of HBOS plc	(138)	—	—
Additional capital injection into HBOS plc	(8,500)	—	—
Additional capital injection into Lloyds TSB Bank plc	(5,600)	—	—
Amounts advanced to subsidiaries	(7,593)	—	(1,111)
Redemption of loans to subsidiaries	1,552	—	—

Net cash used in investing activities	(20,279)	—	(1,111)

Cash flows from financing activities
Dividends received from subsidiaries	354	2,294	1,957
Dividends paid to equity shareholders	—	(2,042)	(1,957)
Proceeds from issue of debt securities	—	1,896	1,770
Repayment of debt securities in issue	(2,045)	(1,744)	—
Proceeds from issue of subordinated liabilities	1,000	—	—
Proceeds from issue of ordinary shares	21,533	879	35
Repayment of subordinated liabilities	(4,000)	—	—
Repayment of amounts due to subsidiaries	—	—	(1,715)

Net cash provided by financing activities	16,842	1,283	90

Change in cash and cash equivalents	1,636	1,143	(1,155)
Cash and cash equivalents at beginning of year	1,201	58	1,213

Cash and cash equivalents at end of year	2,837	1,201	58

[1]	Restated for IFRS 2 (Revised)

E INTERESTS IN SUBSIDIARIES

The principal subsidiaries, all of which have prepared accounts to 31 December and whose results are included in the consolidated accounts of Lloyds Banking Group plc, are:

	Country of registration/ Incorporation	Percentage of equity share capital and voting rights held	Nature of business

Lloyds TSB Bank plc	England	100%	Banking and financial services
Scottish Widows plc	Scotland	100%†	Life assurance
HBOS plc	Scotland	100%	Holding Company
Bank of Scotland plc	Scotland	100%†	Banking and financial services
HBOS Insurance & Investment Group Limited	England	100%†	Investment holding
St. Andrew’s Insurance plc	England	100%†	General insurance
Clerical Medical Investment Group Limited	England	100%†	Life assurance
Clerical Medical Managed Funds Limited	England	100%†	Life assurance

†	Indirect interest.

The principal area of operation for each of the above subsidiaries is the United Kingdom.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

59 CONDENSED CONSOLIDATING FINANCIAL INFORMATION

Lloyds TSB Bank plc (‘LTSB Bank’) is a wholly owned subsidiary of Lloyds Banking Group plc (the ‘Company’) and intends to offer and sell certain securities in the US from time to time following the filing of a registration statement on Form F-3 with the SEC. This will be accompanied by a full and unconditional guarantee by the Company.

LTSB Bank intends to utilise an exception provided in Rule 3-10 of Regulation S-X, which allows it to not file its financial statements with the SEC. In accordance with the requirements to qualify for the exception, presented below is condensed consolidating financial information for:

–	The Company on a stand-alone basis as guarantor;

–	LTSB Bank on a stand-alone basis as issuer;

–	Non-guarantor subsidiaries of the Company and LTSB Bank on a combined basis (‘Subsidiaries’);

–	Consolidation adjustments; and

–	Lloyds Banking Group’s consolidated amounts (the ‘Group’).

Under IAS 27, the Company and LTSB Bank account for investments in their subsidiary undertakings at cost less impairment. Rule 3-10 of Regulation S-X requires a company to account for its investments in subsidiary undertakings using the equity method, which would increase/ (decrease) the results of the Company and LTSB Bank in the information below by £2,524 million and £(888) million, respectively, for the year ended 31 December 2009; £(1,437) million and £1,236 million for the year ended 31 December 2008; and £1,434 million and £585 million for the year ended 31 December 2007. The net assets of the Company and LTSB Bank in the information below would also be increased by £7,983 million and £2,597 million, respectively, at 31 December 2009; £3,637 million and £2,053 million at 31 December 2008; and £7,476 million and £3,025 million at 31 December 2007.

INCOME STATEMENTS

For the year ended 31 December 2009	Company £m	LTSB Bank £m	Subsidiaries £m	Consolidation adjustments £m	Group £m

Net interest income	(367)	4,102	6,502	(1,211)	9,026
Other income	599	6,903	34,478	(5,709)	36,271

Total income	232	11,005	40,980	(6,920)	45,297
Insurance claims	—	—	(22,300)	281	(22,019)

Total income, net of insurance claims	232	11,005	18,680	(6,639)	23,278
Operating expenses	(50)	(10,882)	(8,686)	3,634	(15,984)

Trading surplus	182	123	9,994	(3,005)	7,294
Impairment	—	(3,693)	(20,407)	7,427	(16,673)
Share of results of joint ventures and associates	—	—	(722)	(30)	(752)
Profit on sale of businesses	—	—	(93)	93	—
Gain on acquisition	—	—	—	11,173	11,173

Profit (loss) before tax	182	(3,570)	(11,228)	15,658	1,042
Taxation	121	1,661	2,107	(1,978)	1,911

Profit (loss) for the year	303	(1,909)	(9,121)	13,680	2,953

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

59 CONDENSED CONSOLIDATING FINANCIAL INFORMATION continued

For the year ended 31 December 2008	Company £m	LTSB Bank £m	Subsidiaries £m	Consolidation adjustments £m	Group £m

Net interest income	(85)	5,404	2,471	(72)	7,718
Other income	2,386	844	(1,795)	(2,144)	(709)

Total income	2,301	6,248	676	(2,216)	7,009
Insurance claims	—	—	2,859	—	2,859

Total income, net of insurance claims	2,301	6,248	3,535	(2,216)	9,868
Operating expenses	(79)	(4,453)	(2,102)	534	(6,100)

Trading surplus	2,222	1,795	1,433	(1,682)	3,768
Impairment	—	(2,652)	(380)	20	(3,012)
Share of results of joint ventures and associates	—	—	4	—	4

Profit (loss) before tax	2,222	(857)	1,057	(1,662)	760
Taxation	(13)	439	(386)	(2)	38

Profit (loss) for the year	2,209	(418)	671	(1,664)	798

For the year ended 31 December 2007	Company £m	LTSB Bank £m	Subsidiaries £m	Consolidation adjustments £m	Group £m

Net interest income	(46)	3,689	2,463	(7)	6,099
Other income	1,957	4,706	9,785	(4,329)	12,119

Total income	1,911	8,395	12,248	(4,336)	18,218
Insurance claims	—	—	(7,522)	—	(7,522)

Total income, net of insurance claims	1,911	8,395	4,726	(4,336)	10,696
Operating expenses	(42)	(4,066)	(1,967)	507	(5,568)

Trading surplus	1,869	4,329	2,759	(3,829)	5,128
Impairment	—	(1,480)	(316)	—	(1,796)
Share of results of joint ventures and associates	—	—	10	—	10
Profit on sale of businesses	—	407	618	(368)	657

Profit (loss) before tax	1,869	3,256	3,071	(4,197)	3,999
Taxation	(15)	(457)	(238)	31	(679)

Profit (loss) for the year	1,854	2,799	2,833	(4,166)	3,320

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

59 CONDENSED CONSOLIDATING FINANCIAL INFORMATION continued

BALANCE SHEETS

At 31 December 2009	Company £m	LTSB Bank £m	Subsidiaries £m	Consolidation adjustments £m	Group £m

Assets
Cash and balances at central banks	—	35,964	3,030	—	38,994
Items in course of collection from banks	—	1,004	575	—	1,579
Trading and other financial assets at fair value through profit or loss	—	2,633	148,179	(801)	150,011
Derivative financial instruments	2,260	17,937	32,494	(2,763)	49,928
Loans and receivables:
Loans and advances to banks	2,837	176,556	134,415	(278,447)	35,361
Loans and advances to customers	6,078	253,111	493,646	(125,866)	626,969
Debt securities	—	2,830	38,102	(8,280)	32,652
Available-for-sale financial assets	2,834	13,514	58,524	(28,270)	46,602
Investment properties	—	—	4,757	—	4,757
Investments in joint ventures and associates	—	61	388	30	479
Goodwill	—	—	2,866	(850)	2,016
Value of in–force business	—	—	5,389	1,296	6,685
Other intangible assets	—	111	193	3,783	4,087
Tangible fixed assets	—	1,374	7,819	31	9,224
Current tax recoverable	72	886	—	(278)	680
Deferred tax assets	3	2,672	4,218	(1,887)	5,006
Investment in subsidiary undertakings	32,584	15,960	—	(48,544)	—
Other assets	304	816	12,149	(1,044)	12,225

Total assets	46,972	525,429	946,744	(491,890)	1,027,255

Equity and liabilities
Liabilities
Deposits from banks	—	160,428	197,799	(275,775)	82,452
Customer deposits	6,999	201,053	318,825	(120,136)	406,741
Items in course of transmission to banks	—	492	545	—	1,037
Trading and other financial liabilities at fair value through profit or loss	—	6,362	24,354	(2,445)	28,271
Derivative financial instruments	—	16,829	26,495	(2,839)	40,485
Notes in circulation	—	—	981	—	981
Debt securities in issue	326	109,870	154,019	(30,713)	233,502
Liabilities arising from insurance contracts and participating investment contracts	—	—	76,194	(15)	76,179
Liabilities arising from non-participating investment contracts	—	—	46,348	—	46,348
Unallocated surplus within insurance businesses	—	—	1,082	—	1,082
Other liabilities	147	3,437	27,276	(1,540)	29,320
Retirement benefit obligations	—	131	835	(186)	780
Current tax liabilities	—	15	314	(278)	51
Deferred tax liabilities	—	—	209	—	209
Other provisions	—	533	450	—	983
Subordinated liabilities	4,205	15,456	26,685	(11,619)	34,727

Total liabilities	11,677	514,606	902,411	(445,546)	983,148

Equity
Shareholders’ equity	35,295	10,823	42,769	(45,609)	43,278
Minority interests	—	—	1,564	(735)	829

Total equity	35,295	10,823	44,333	(46,344)	44,107

Total equity and liabilities	46,972	525,429	946,744	(491,890)	1,027,255

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

59 CONDENSED CONSOLIDATING FINANCIAL INFORMATION continued

At 31 December 2008	Company £m	LTSB Bank £m	Subsidiaries £m	Consolidation adjustments £m	Group £m

Assets
Cash and balances at central banks	—	4,890	118	—	5,008
Items in course of collection from banks	—	909	37	—	946
Trading and other financial assets at fair value through profit or loss	—	3,679	41,436	(51)	45,064
Derivative financial instruments	1,297	26,704	3,350	(2,467)	28,884
Loans and receivables:
Loans and advances to banks	1,201	36,968	27,228	(26,664)	38,733
Loans and advances to customers	3,225	249,363	73,311	(85,555)	240,344
Debt securities	—	3,863	553	—	4,416
Available-for-sale financial assets	—	58,444	41,002	(43,739)	55,707
Investment properties	—	—	2,631	—	2,631
Investments in joint ventures and associates	—	61	(6)	—	55
Goodwill	—	—	2,256	—	2,256
Value of in-force business	—	—	1,893	—	1,893
Other intangible assets	—	100	97	—	197
Tangible fixed assets	—	1,333	1,598	34	2,965
Current tax recoverable	—	702	—	(402)	300
Deferred tax assets	—	1,161	—	(328)	833
Investment in subsidiary undertakings	5,589	15,992	—	(21,581)	—
Other assets	205	2,492	4,270	(1,166)	5,801

Total assets	11,517	406,661	199,774	(181,919)	436,033

Equity and liabilities
Liabilities
Deposits from banks	—	80,529	11,446	(25,461)	66,514
Customer deposits	—	184,041	70,617	(83,720)	170,938
Items in course of transmission to banks	—	467	41	—	508
Trading and other financial liabilities at fair value through profit or loss	—	6,754	—	—	6,754
Derivative financial instruments	—	29,730	943	(3,781)	26,892
Debt securities in issue	2,644	74,559	41,536	(43,029)	75,710
Liabilities arising from insurance contracts and participating investment contracts	—	—	33,826	(34)	33,792
Liabilities arising from non-participating investment contracts	—	—	14,243	—	14,243
Unallocated surplus within insurance businesses	—	—	270	—	270
Other liabilities	126	4,955	7,398	(1,023)	11,456
Retirement benefit obligations	—	1,354	445	(28)	1,771
Current tax liabilities	116	—	265	(381)	—
Deferred tax liabilities	—	—	537	(537)	—
Other provisions	—	206	24	—	230
Subordinated liabilities	2,875	16,853	1,305	(3,777)	17,256

Total liabilities	5,761	399,448	182,896	(161,771)	426,334

Equity
Shareholders’ equity	5,756	7,213	16,572	(20,148)	9,393
Minority interests	—	—	306	—	306

Total equity	5,756	7,213	16,878	(20,148)	9,699

Total equity and liabilities	11,517	406,661	199,774	(181,919)	436,033

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

59 CONDENSED CONSOLIDATING FINANCIAL INFORMATION continued

At 31 December 2007	Company £m	LTSB Bank £m	Subsidiaries £m	Consolidation adjustments £m	Group £m

Assets
Cash and balances at central banks	—	4,211	119	—	4,330
Items in course of collection from banks	—	1,196	46	—	1,242
Trading and other financial assets at fair value through profit or loss	—	9,184	48,912	(185)	57,911
Derivative financial instruments	169	8,624	973	(1,107)	8,659
Loans and receivables:
Loans and advances to banks	—	28,447	22,988	(16,590)	34,845
Loans and advances to customers	2,970	212,738	65,207	(71,101)	209,814
Available-for-sale financial assets	—	4,260	16,518	(582)	20,196
Investment properties	—	—	3,722	—	3,722
Investments in joint ventures and associates	—	59	—	—	59
Goodwill	—	—	2,358	—	2,358
Value of in-force business	—	—	2,218	—	2,218
Other intangible assets	—	53	96	—	149
Tangible fixed assets	—	1,235	1,571	33	2,839
Current tax recoverable	—	93	—	(93)	—
Deferred tax assets	2	619	—	(621)	—
Investment in subsidiary undertakings	5,589	16,137	—	(21,726)	—
Other assets	165	2,104	3,699	(964)	5,004

Total assets	8,895	288,960	168,427	(112,936)	353,346

Equity and liabilities
Liabilities
Deposits from banks	—	48,940	6,743	(16,592)	39,091
Customer deposits	—	163,245	61,460	(68,150)	156,555
Items in course of transmission to banks	—	613	55	—	668
Trading and other financial liabilities at fair value through profit or loss	—	3,206	—	—	3,206
Derivative financial instruments	29	8,365	295	(1,107)	7,582
Debt securities in issue	1,744	36,647	13,181	—	51,572
Liabilities arising from insurance contracts and participating investment contracts	—	—	38,192	(129)	38,063
Liabilities arising from non-participating investment contracts	—	—	18,197	—	18,197
Unallocated surplus within insurance businesses	—	—	554	—	554
Other liabilities	84	4,123	6,418	(935)	9,690
Retirement benefit obligations	—	1,623	521	—	2,144
Current tax liabilities	28	—	500	(44)	484
Deferred tax liabilities	—	—	1,625	(677)	948
Other provisions	—	165	44	—	209
Subordinated liabilities	2,345	11,903	1,117	(3,407)	11,958

Total liabilities	4,230	278,830	148,902	(91,041)	340,921

Equity
Shareholders’ equity	4,665	10,130	19,241	(21,895)	12,141
Minority interests	—	—	284	—	284

Total equity	4,665	10,130	19,525	(21,895)	12,425

Total equity and liabilities	8,895	288,960	168,427	(112,936)	353,346

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

59 CONDENSED CONSOLIDATING FINANCIAL INFORMATION continued

CASH FLOW STATEMENTS

For the year ended 31 December 2009	Company £m	LTSB Bank £m	Subsidiaries £m	Consolidation adjustments £m	Group £m

Net cash provided by operating activities	5,073	(11,253)	(19,543)	(8,012)	(33,735)

Cash flows from investing activities
Costs incurred in respect of the acquisition of HBOS plc	(138)	—	—	138	—
Additional capital injection into HBOS plc	(8,500)	—	—	8,500	—
Additional capital injection into Lloyds TSB Bank plc	(5,600)	—	—	5,600	—
Amounts advanced to subsidiaries	(7,593)	—	—	7,593	—
Redemption of loans to subsidiaries	1,552	—	—	(1,552)	—
Purchase of available-for-sale financial assets	—	(420,748)	(35,068)	—	(455,816)
Proceeds from sale and maturity of available-for-sale financial
assets	—	446,249	44,312	—	490,561
Purchase of fixed assets	—	(435)	(2,254)	—	(2,689)
Proceeds from sale of fixed assets	—	19	2,110	—	2,129
Additional capital injections to subsidiaries	—	(1)	—	1	—
Acquisition of businesses, net of cash acquired	—	—	16,365	(138)	16,227
Disposal of businesses, net of cash disposed	—	33	411	(33)	411

Net cash flows from investing activites	(20,279)	25,117	25,876	20,109	50,823

Cash flows from financing activities
Dividends received from subsidiaries	354	—	—	(354)	—
Dividends paid to minority interests	—	—	(116)	—	(116)
Repayment of debt securities in issue	(2,045)			2,045	—
Interest paid on subordinated liabilities	—	(939)	(1,683)	—	(2,622)
Proceeds from issue of subordinated liabilities	1,000	3,187	2,490	(2,490)	4,187
Proceeds from issue of ordinary shares	21,533	5,600	8,500	(14,100)	21,533
Repayment of subordinated liabilities	(4,000)	(1,842)	(2,221)	1,166	(6,897)
Repayment of capital to minority shareholders	—	—	(33)	—	(33)

Net cash used in financing activities	16,842	6,006	6,937	(13,733)	16,052

Effects of exchange rate changes on cash and cash equivalents	—	(87)	(123)	—	(210)

Change in cash and cash equivalents	1,636	19,783	13,147	(1,636)	32,930
Cash and cash equivalents at beginning of year	1,201	22,424	10,336	(1,201)	32,760

Cash and cash equivalents at end of year	2,837	42,207	23,483	(2,837)	65,690

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the year ended 31 December 2008	Company £m	LTSB Bank £m	Subsidiaries £m	Consolidation adjustments £m	Group £m

Net cash provided by operating activities	(140)	51,092	2,455	(19,566)	33,841

Cash flows from investing activities
Purchase of available-for-sale financial assets	—	(153,091)	(10,164)	18,575	(144,680)
Proceeds from sale and maturity of available-for-sale financial
assets	—	99,811	10,659	—	110,470
Purchase of fixed assets	—	(610)	(826)	—	(1,436)
Proceeds from sale of fixed assets	—	30	549	—	579
Additional capital injections to subsidiaries	—	(50)	—	50	—
Capital repayments by subsidiaries	—	805	—	(805)	—
Acquisition of businesses, net of cash acquired	—	(817)	(19)	817	(19)
Disposal of businesses, net of cash disposed	—	187	—	(187)	—

Net cash flows from investing activites	—	(53,735)	199	18,450	(35,086)

Cash flows from financing activities
Dividends received from subsidiaries	2,294	—	—	(2,294)	—
Dividends paid to equity shareholders	(2,042)	(2,294)	—	2,294	(2,042)
Dividends paid to minority interests	—	—	(29)	—	(29)
Proceeds from issue of debt securities	1,896	—	—	(1,896)	—
Repayment of debt securities in issue	(1,744)	—	—	1,744	—
Interest paid on subordinated liabilities	—	(745)	(26)	—	(771)
Proceeds from issue of subordinated liabilities	—	3,021	—	—	3,021
Proceeds from issue of ordinary shares via private placement	760	—	—	—	760
Proceeds from issue of other ordinary shares	119	—	867	(867)	119
Repayment of capital to parent	—	—	(992)	992	—
Repayment of subordinated liabilities	—	(381)	—	—	(381)
Repayment of capital to minority shareholders	—	—	(3)	—	(3)

Net cash used in financing activities	1,283	(399)	(183)	(27)	674

Effects of exchange rate changes on cash and cash equivalents	—	1,439	1	—	1,440

Change in cash and cash equivalents	1,143	(1,603)	2,472	(1,143)	869
Cash and cash equivalents at beginning of year	58	24,027	7,864	(58)	31,891

Cash and cash equivalents at end of year	1,201	22,424	10,336	(1,201)	32,760

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the year ended 31 December 2007	Company £m	LTSB Bank £m	Subsidiaries £m	Consolidation adjustments £m	Group £m

Net cash provided by operating activities	(134)	9,635	(214)	1,197	10,484

Cash flows from investing activities
Purchase of available-for-sale financial assets	—	(8,197)	(13,470)	—	(21,667)
Proceeds from sale and maturity of available-for-sale financial
assets	—	8,022	11,446	—	19,468
Purchase of fixed assets	—	(300)	(1,034)	—	(1,334)
Proceeds from sale of fixed assets	—	44	938	—	982
Additional capital injections to subsidiaries	—	(313)	—	313	—
Capital repayments by subsidiaries	—	977	—	(977)	—
Acquisition of businesses, net of cash acquired	—	(18)	(8)	18	(8)
Disposal of businesses, net of cash disposed	—	518	976	(18)	1,476
Capital lending to subsidiaries	(1,111)	—	—	1,111	—

Net cash flows from investing activites	(1,111)	733	(1,152)	447	(1,083)

Cash flows from financing activities
Dividends received from subsidiaries	1,957	—	—	(1,957)	—
Dividends paid to equity shareholders	(1,957)	(1,957)	(977)	2,934	(1,957)
Dividends paid to minority interests	—	—	(19)	—	(19)
Proceeds from issue of debt securities	1,770	—	—	(1,770)	—
Interest paid on subordinated liabilities	—	(695)	(14)	—	(709)
Proceeds from issue of subordinated liabilities	—	1,098	—	(1,098)	—
Proceeds from issue of ordinary shares	35	—	313	(313)	35
Repayment of subordinated liabilities	—	(300)	—	—	(300)
Repayment of amounts due to subsidiaries	(1,715)	—	—	1,715	—
Repayment of capital to minority shareholders	—	—	(80)	—	(80)

Net cash used in financing activities	90	(1,854)	(777)	(489)	(3,030)

Effects of exchange rate changes on cash and cash equivalents	—	78	4	—	82

Change in cash and cash equivalents	(1,155)	8,592	(2,139)	1,155	6,453
Cash and cash equivalents at beginning of year	1,213	15,435	10,003	(1,213)	25,438

Cash and cash equivalents at end of year	58	24,027	7,864	(58)	31,891